PART II – PRELIMINARY OFFERING CIRCULAR DATED NOVEMBER 24, 2025

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

OFFERING CIRCULAR

1206 Laskin Road Suite 201-o
Virginia Beach, Virginia 23451
(757) 821-2121
www.GOTV.com

FullPAC, Inc.

Up to 10,000,000 Shares of Common Stock

Placement Agent Warrants to Purchase Up to 350,000 Shares of Common Stock

Up to 350,000 Shares of Common Stock Underlying the Placement Agent Warrants

By this offering circular (the “Offering Circular”), FullPAC, Inc., a Nevada corporation, is offering on a “best-efforts” basis a maximum of 10,000,000 shares of its common stock (the “Offered Shares”), at a fixed price of $5.00 per share, pursuant to Tier 2 of Regulation A of the United States Securities and Exchange Commission (the “SEC”). The minimum purchase requirement for investors in this offering is $1,000.00, or 200 Offered Shares. For a description of the securities being offered hereby, please see the section entitled “Securities Being Offered” beginning on page 74.

This offering is being conducted on a “best-efforts” basis, which means that there is no minimum number of Offered Shares that must be sold by us for this offering to close; thus, we may receive no or minimal proceeds from this offering. All proceeds received from this offering will be placed in an escrow account held by Wilmington Trust, National Association, as escrow agent (the “Wilmington Trust Escrow Account”). We intend to complete one or more closings on a rolling basis. Upon each closing, the gross proceeds from accepted subscriptions will be released from escrow at the mutual written discretion of us and the Placement Agent (as defined herein), at which point such proceeds will become immediately available to us and may be used as they are released. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investments. Please see the “Risk Factors” section, beginning on page 8, for a discussion of the risks associated with a purchase of the Offered Shares.

We estimate that this offering will commence within two days of SEC qualification; this offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) one year from the date of SEC qualification, or (c) the date on which this offering is earlier terminated by us, in our sole discretion. We intend to complete one or more closings on a rolling basis. Until we complete a closing, all proceeds from this offering will be kept in the Wilmington Trust Escrow Account. At each closing, the proceeds will be distributed to us and the associated Offered Shares will be issued to the investors. If there are no closings or if funds remain in the Wilmington Trust Escrow Account upon termination of this offering without any corresponding closing, the funds so deposited for this offering will be promptly returned to investors without deduction and without interest. See “Plan of Distribution”.

	Price to Public	Commissions(1)	Proceeds to Company(2)
Per Share	$5.00	$0.35	$4.65
Total Maximum	$50,000,000	$3,500,000	$46,500,000

(1)	We have engaged Dawson James Securities, Inc., member FINRA/SIPC (the “Placement Agent”) to act as an exclusive broker-dealer on a best efforts basis for this offering. We have agreed to pay the Placement Agent a fee equal to 7.0% of the gross proceeds received in this offering, subject to certain exceptions. We have also agreed to issue to Placement Agent or its designees warrants to purchase shares of common stock equal to 3.5% of the aggregate number of Offered Shares sold in this offering at an exercise price equal to 125% of the price per Offered Share sold in this offering (the “Placement Agent Warrants”). See “Plan of Distribution” for more details.
(2)	Does not reflect payment of expenses associated with this offering, which are estimated not to exceed $4,979,500. This amount represents the proceeds to the Company, which will be used as set forth in “Use of Proceeds”.

Investing in the Offered Shares is speculative and involves substantial risks. You should purchase Offered Shares only if you can afford a complete loss of your investment. See “Risk Factors”, beginning on page 8, for a discussion of certain risks that you should consider before purchasing any of the Offered Shares.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF, OR GIVE ITS APPROVAL TO, ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The use of projections or forecasts in this offering is prohibited. No person is permitted to make any oral or written predictions about the benefits you will receive from an investment in the Offered Shares.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. No sale may be made to you in this offering, if you do not satisfy the investor suitability standards described in this Offering Circular under “Plan of Distribution—State Law Exemption and Offerings to “Qualified Purchasers” on page 44. Before making any representation that you satisfy the established investor suitability standards, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

We are following the “Offering Circular” format of disclosure under Regulation A and relying upon “Tier 2” of Regulation A+, which allows us to offer up to $75 million in a 12-month period.

In accordance with the requirements of Tier 2 of Regulation A+, we will be required to publicly file annual, semi-annual, and current event reports with the SEC after the qualification of the offering statement of which this Offering Circular is a part.

The date of this Offering Circular is _______________, 2025.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this Offering Circular includes some statements that are not historical and that are considered forward-looking statements. Such forward-looking statements include, but are not limited to, statements regarding our development plans for our business; our strategies and business outlook; anticipated development of our company; and various other matters. These forward-looking statements express our expectations, hopes, beliefs and intentions regarding the future. In addition, without limiting the foregoing, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Offering Circular are based on current expectations and beliefs concerning future developments that are difficult to predict. We cannot guarantee future performance, or that future developments affecting our company will be as currently anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

All forward-looking statements attributable to us are expressly qualified in their entirety by these risks and uncertainties. These risks and uncertainties, along with others, are also described below in the section entitled “Risk Factors”. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. You should not place undue reliance on any forward-looking statements and should not make an investment decision based solely on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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ABOUT THIS OFFERING CIRCULAR

You should rely only on the information contained in this Offering Circular that we may authorize for use in connection with this offering. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different, additional or inconsistent information, you should not rely on it. We are not making an offer to sell or soliciting an offer to buy the Offered Shares in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this Offering Circular in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this Offering Circular in its entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this Offering Circular entitled “Where You Can Find More Information.”

In making an investment decision, investors must rely on their own examination of the Company and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

We are offering to sell, and seeking offers to buy, the Offered Shares only in jurisdictions where offers and sales are permitted. The distribution of this Offering Circular and the offering of the Offered Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this Offering Circular must inform themselves about, and observe any restrictions relating to, the offering of the Offered Shares and the distribution of this Offering Circular outside the United States. This Offering Circular does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by Offering Circular by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

We have not, and the Placement Agent has not, authorized anyone to provide any information or to make any representations other than those contained in this Offering Circular or in any free writing offering circulars prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information contained in this Offering Circular or in any applicable free writing offering circular is current only as of its date, regardless of its time of delivery or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

Notice to Foreign Investors: We have not, and the Placement Agent has not, done anything that would permit this offering or possession or distribution of this Offering Circular in any jurisdiction where action for that purpose is required, other than in the United States. If the investor lives outside the United States, it is the purchaser’s responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase of the securities, including obtaining required governmental or other consents or observing any other required legal or other formalities. The Company reserves the right to deny the purchase of the securities by any foreign investor. This Offering Circular is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. We are not, and the Placement Agent is not, making an offer to sell these securities in any state or jurisdiction where the offer or sale is not permitted.

Unless the context indicates otherwise, as used in this prospectus supplement, references to “we,” “us,” “our,” “the Company” and “FullPAC” refer to FullPAC, Inc. and its consolidated subsidiaries.

We obtained the industry and market data in this Offering Circular from our own research as well as from industry and general publications, surveys and studies conducted by third parties. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” and elsewhere in this Offering Circular. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us. References in this Offering Circular to any publications, reports, surveys or articles prepared by third parties should not be construed as depicting the complete findings of the entire publication, report, survey or article. The information in any such publication, report, survey or article is not incorporated by reference in this Offering Circular.

All trademarks, trade names and service marks appearing in this Offering Circular are the property of their respective owners. Solely for convenience, the trademarks and trade names in this Offering Circular are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Effective June 26, 2025, we conducted a forward stock split such that 25,000 shares of common stock became 15,000,000 shares of common stock. The forward stock split has been retroactively adjusted throughout this Offering Circular and the financial statements and notes thereto.

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OFFERING CIRCULAR SUMMARY

The following summary highlights material information contained in this Offering Circular. This summary does not contain all of the information you should consider before purchasing our common stock. Before making an investment decision, you should read this Offering Circular carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the notes thereto included elsewhere in this Offering Circular.

Overview

FullPAC is a campaign services company that operates the RoboCent technology platform (“RoboCent”), which provides political communication tools with a core focus on peer-to-peer messaging solutions. We offer campaign outreach tools for political candidates, advocacy organizations, and nonprofit clients seeking to deliver timely, targeted outreach at scale. As of the date of this Offering Circular, over 5,000 campaigns have utilized RoboCent for compliant voter contact, fundraising, and persuasion. RoboCent’s clients are able to send targeted messages typically within two hours. We are a Gold Member of the American Association of Political Consultants.

Spending on elections in the United States has increased significantly. According to data from OpenSecrets, the average winner of a federal legislative election in 1990 spent $407,556 on their campaign for the House and $3,870,621 on their campaign for the Senate. By 2010, the average spend had roughly tripled, with House winners spending an average of $1,439,997 and Senate winners spending an average of $9,782,702 on their campaigns. The numbers increased seven-fold by 2022, when the average House winner spent $2,789,859 and the average Senate winner spent $26,525,065 on their campaigns. According to OpenSecrets, on an inflation-adjusted basis, total expenditures on presidential and congressional elections increased from $5.6 billion in 2000 to $18.3 billion in 2020.

The foregoing figures represent only federal political spending in the U.S. and exclude spending by campaigns for public offices at the state, county, city, or district level. Besides races for office, political organizations have increased their spending to influence public opinion. According to OpenSecrets, in 2022, more than $1 billion was spent to support or oppose state-level ballot measures placed directly before voters, with 27 different ballot measures generating at least $5 million each in spending. Additionally, outside spending in connection with races for office has increased with the proliferation of super PACs and other issue-oriented organizations. Any organization that wants to connect with voters where such communication relates to an election or political issue represents a potential client for our services.

The ultimate purpose of this unparalleled level of political expenditure is to execute the singular function of a political campaign: to persuade and mobilize citizens to vote. This recurring effort to “get out the vote” is the essential machinery that drives the democratic process, turning billions of dollars in spending from a disparate set of donors into the exercise of one of America’s most fundamental rights. The objective and high-stakes nature of an election, with a clear winner and no consolation for the loser, creates a powerful incentive for campaigns and advocacy organizations to deploy all available resources to connect with every potential supporter. This willingness to spend whatever is necessary to secure a vote, particularly in the days leading up to an election, is a primary driver of the market for our services.

Further, we benefit from the increasing hyper-politicization of American politics and deepening political divide. We believe there is a shrinking pool of voters that can be persuaded by either of the two main political parties. While RoboCent is regularly utilized in contacting such undecided voters, it is not what generates the majority of our revenue. In recent years, leading candidates within both of the main political parties in the United States have increasingly adopted base politics, which often involves sending sensationalized communications to supporters and members of their own political party to elicit emotional reactions. We believe that this strategy is highly effective at driving voter turnout, generating donations, raising awareness, and shaping the narrative of key events amongst a candidate’s supporters, and that we are positioned to significantly benefit from a trend that regularly involves messaging outreach campaigns to a significant portion of the electorate.

We believe we are positioned to benefit from continued intensity in the political environment irrespective of overall partisan trends. Many campaign service providers are region-centric and specialize in working with ideologically-aligned groups or candidates, limiting their potential market for clients and increasing the risk that a shift in the political climate will lead to widespread turnover in their client base. In contrast, we have a history of working with candidates on organizations on any side of the political aisle, from throughout the United States, and are well-positioned to tailor our offerings in response to macro political trends. Unlike a campaign service provider whose alignment or offerings would limit them to working with a particular party or in a particular region of the country, we are able to offer services to any and all of the groups involved in a nationwide debate.

Principal Products and Services

FullPAC’s core offerings include:

●	Peer-to-Peer (“P2P”) Messaging – An industry-leading, Telephone Consumer Protection Act (“TCPA”), Federal Communications Commission (“FCC”), and 10-Digit Long Code (“10DLC”)-compliant SMS/MMS messaging solution enabling real-time text outreach with customized voter engagement.
●	RoboCalls – A voice broadcasting platform allowing campaigns to send pre-recorded messages to the landline phones of a curated list of voters or constituents.

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●	Voter Data – Landline, mobile, and email contact information for registered voters allowing clients to engage in data-driven campaigning.
●	Public Opinion Polling – Survey software designed to collect and analyze actionable feedback from voter segments.
●	Microtargeting Hub– Clients can use the RoboCent self-service interface to manage lists, message delivery, and reporting, or delegate management tasks to members of the FullPAC team.

All services are designed to be compliant with relevant federal and state communications laws and allow for easy integration with voter databases and third-party customer relationship management systems (“CRMs”).

Our products are generally distributed through a cloud-based software-as-a-service (SaaS) model. Clients can access RoboCent’s tools directly through our web-based dashboard or utilize the FullPAC service offerings for turnkey campaign management services.

We believe that we are positioned to capitalize on changes in political campaign spending in upcoming election cycles. Historically, spending on political campaigns has been directed towards legacy technologies, such as direct mail or television advertising. Campaign services have been provided by individual contractors or small firms, often with ties to a particular region and partisan affiliation. In contrast, we have built a digital-first and viewpoint-neutral platform that we believe will better position us to compete for an increasing share of the growing market for campaign services As more campaigns become increasingly professionalized operations with significant budgets, we believe our offerings and technology platform will appeal to data-driven clients seeking more attention and feedback assessment than other forms of voter outreach.

Politics is unique in that winning an election is singular and objective – well-financed campaigns will pay a premium to work with the most competent and experienced specialists in each aspect of politicking. A meritocracy exists in politics to a far greater extent than other industries. At the same time, once part of a winning politician’s team, vendors are often retained for incumbent’s reelection campaigns.

Currently, we are building a premier campaign distribution channel, starting with political texts, which we plan to expand with other high-margin services. We are actively exploring AI-generated political ads, micro-targeted voter polling, fintech products for campaigns, and other highly-scalable technology services.

We are currently planning to roll up leading, specialized service providers focused on certain campaign functions and may use the proceeds from this offering to fund such acquisitions. We believe that consolidating talent will not only increase the likelihood of our existing campaigns expanding their relationship with FullPAC, but will also increase our ability to attract well-financed campaigns seeking to engage top talent.

Further, we expect consolidating campaign talent will be highly attractive to super PACs and other organizations with the explicit purpose of outspending the competing campaign in an effort to win a particular election. Often, these organizations are willing to pay a premium to engage top talent and deploy significant resources implementing their recommended strategy and tactics. Due to its effectiveness and scale, RoboCent has been engaged by numerous super PACs over the past decade in highly competitive U.S. Senate, gubernatorial, and Congressional races.

Recent Developments

Acquisition of Advocacy Lab

On September 29, 2025, and effective as of October 1, 2025, we entered into an Agreement and Plan of Merger with Advocacy Lab LLC, a limited liability company organized under the laws of the state of Michigan (“Advocacy Lab”) pursuant to which we agreed to acquire Advocacy Lab for aggregate gross cash consideration of $45,000, payable at the closing of the transaction (the “Advocacy Lab Acquisition”). In connection with the Advocacy Lab Acquisition, we have entered into employment agreements with each of Kevin Rose and Karl Brycz (each an “AL Founder” and together, the “AL Founders”), effective as of October 1, 2025 (collectively, the “AL Employment Agreements”). Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall receive a signing bonus of $75,000 and a base salary of $110,000 per annum, payable in cash, as well as customary benefits, including participation in the Company’s healthcare and retirement plans. Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall earn a percentage of all revenues generated by Advocacy Lab based on the following tiers, with a cap on such Earn Out Payments (as defined below) of $5.35 million in the aggregate: (i) for $0 to $1 million in revenue, 50% to the AL Founders, (ii) for $1 million to $2.5 million in revenue, 40% to the AL Founders, (iii) for $2.5 million to $5 million in revenue, 30% to the AL Founders, (iv) for $5 million to $10 million in revenue, 20% to the AL Founders, (v) for $5 million to $10 million in revenue, 10% to the AL Founders, and (vi) for $20 million to $50 million in revenue, 5% to the AL Founders (collectively, the “Earn Out Payments”). No further Earn Out Payments shall be owed upon the earlier of (i) October 1, 2035, (ii) the achievement of $50 million in revenue generated by Advocacy Lab, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Additionally, for any current existing users of Advocacy Lab that become customers of RoboCent, the AL Founders shall receive a commission of equal to 25% of the revenue generated from such customer accounts. For any future RoboCent customers sourced through Advocacy Lab, Advocacy Lab shall be entitled to receive a 2% commission, with such commission to continue until the earlier of (i) October 1, 2035, (ii) the receipt of $2.5 million by the AL Founders in aggregate commission, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Our Bitcoin Accumulation Strategy

In September 2025, we adopted a bitcoin accumulation strategy, allowing us to acquire and hold up to the lower of (i) $10 million and (ii) 50% of our liquid assets in bitcoin, and made bitcoin one of our primary treasury reserve assets on an ongoing basis, subject to market conditions and our anticipated cash needs. Our strategy includes long-term acquisition and holding of bitcoin, subject to market conditions, using one or a combination of cash flows from our business operations, issuing equity or debt securities, and/or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin. Notwithstanding the foregoing, we do not currently intend to use the proceeds from this offering to purchase bitcoin. We expect to view our bitcoin as long-term holdings, but we may periodically sell or otherwise dispose of bitcoin for corporate purposes, tax strategies, or other applicable financing transactions. We may also use our bitcoin as collateral for financing or to generate income. We have no specific accumulation target and will monitor market conditions in determining whether to engage in additional bitcoin purchases.

Stripe Capital Loan

On October 7, 2025, our wholly-owned subsidiary RoboCent, Inc. entered into a Loan Agreement with Stripe Servicing, Inc. and Celtic Bank pursuant to the Stripe Capital Program with a loan amount of $123,400 and a fixed fee of $12,957, for a total repayment amount of $136,357 (the “Stripe Capital Loan”). The Stripe Capital Loan is secured by substantially all of the assets of the Company. The Stripe Capital Loan is repaid by withholding 25% of client payments to us that are processed through the Stripe payment processing platform, subject to minimum payments of $15,150.78 every 60 days. We may repay the outstanding balance of the Stripe Capital Loan in full or in part at any time without penalty. As of November 20, 2025, we have repaid $92,050 of the balance of the Stripe Capital Loan and have an additional $44,307 balance outstanding.

OnDeck Term Loan

On October 17, 2025, our wholly-owned subsidiary RoboCent, Inc. entered into a Term Loan Agreement with ODK Capital, LLC with a principal amount of $200,000 and an interest expense of $63,799.90 (the “OnDeck Term Loan”). The OnDeck Term Loan has an 18 month term and is scheduled to be repaid in 78 weekly payments of $3,382.05. The OnDeck Term Loan is secured by a blanket lien on substantially all of the assets of the Company and is guaranteed by Travis Trawick, our Chief Executive Officer. If we repay the OnDeck Term Loan in whole prior to its maturity, the remaining interest expense shall be reduced by 25%. As of November 20, 2025, we have repaid $16,910 of the balance of the OnDeck Term Loan and have an additional $246,890 balance outstanding.

Amended and Restated Employment Agreement with Daniel Flowers

Effective September 1, 2025, we entered into an employment agreement with Daniel Flowers (the “Flowers Employment Agreement”) pursuant to which Mr. Flowers serves as our Chief Technology Officer. On November 20, 2025, we entered into an amended and restated employment agreement with Mr. Flowers (the “Amended and Restated Flowers Employment Agreement”), which amends and restates in its entirety the Flowers Employment Agreement. Pursuant to the Amended and Restated Flowers Employment Agreement, Mr. Flowers will continue to serve as our Chief Technology Officer and will also serve as our Chief Operations Officer. Mr. Flowers is entitled to a base salary of $200,000, which will increase to $290,000 upon the listing of the Company’s common stock on a national securities exchange.

Our Corporate Information

We are a Nevada corporation that was incorporated in June 2025. Our wholly owned subsidiary, RoboCent, Inc., was incorporated in the State of Delaware in 2013 and reincorporated in the Commonwealth of Virginia in August 2016. In June 2025, the sole shareholder of RoboCent, Inc. approved an Agreement and Plan of Merger with FullPAC, Inc. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent, Inc. received the same class and number of shares of stock in FullPAC, Inc. as he previously held in RoboCent, Inc., FullPAC, Inc. became the sole shareholder of RoboCent, Inc., and RoboCent, Inc. became a wholly owned subsidiary of FullPAC, Inc.

Our principal executive and administrative offices are located at 1206 Laskin Road Suite 201-O, Virginia Beach, Virginia, 23451, and our telephone number is (757) 821-2121. Our website address is www.gotv.com. The SEC maintains a website that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov. Information on or accessed through our website or the SEC’s website is not incorporated into this Offering Circular.

Corporate Governance

Effective upon the listing of our common stock on a national securities exchange (a “Public Listing”), we will have a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee to oversee critical aspects of our business and financial reporting. The membership of these committees will consist entirely of independent directors. The Board has also prospectively adopted a Code of Business Conduct and Ethics, an Insider Trading Policy, a Whistleblower Policy, and other corporate policies, each of which will become effective upon a Public Listing, is designed to comply with applicable laws and regulations, including Nasdaq listing rules, and aligns with best practices for public companies.

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SUMMARY OF RISK FACTORS

Our business is subject to numerous risks, as more fully described below in this “Risk Factors” section. The following is a summary of the most significant risks and uncertainties that we believe could adversely affect our business, financial condition, and results of operations. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may adversely affect our business, financial condition, and/or operating results. In addition to the following summary, you should read the other information set forth below in this “Risk Factors” section before you invest in our securities. In particular, our risks include, but are not limited to, the following:

Risks Related to Our Common Stock and this Offering

•	Our common stock will not be listed on any national securities exchange (“NSE”) or other trading market, and we cannot be certain that a liquid trading market for our common stock will develop.
•	Our plan to list our common stock on Nasdaq may never be realized or may progress slower than we expect, resulting in a significant delay between your investment and the creation of a liquid trading market or the inability to sell or dispose of our common stock.
•	This is a “best efforts” offering; no minimum amount of shares of common stock is required to be sold, and we may not raise the amount of capital we believe is required for our business.
•	Using a credit card to purchase the Offered Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.
•	Our management will have broad discretion over the use of the net proceeds from this offering.
●	The voting power of our stock is concentrated with our officers and directors, which will limit an investor’s ability to influence the outcome of important transactions, including a change of control.

Risks Related to our Business and Financial Condition

•	Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.
•	The market for programmatic buying for political advertising campaigns is dynamic and evolving. If this market develops more slowly or differently than expected, our business, operating results and financial condition may be adversely affected.
•	We have historically relied on a limited number of clients for a substantial portion of our revenue, and the loss of these clients could harm our business.
•	Our success and revenue growth is dependent on our marketing efforts, ability to maintain our brand, adding new clients, and increasing usage of our platform and services by our customers.
•	Our business depends, in part, on the success of our strategic relationships to attract potential clients for our services, and our ability to grow our business depends on our ability to continue these relationships.
•	We may be unsuccessful in launching or marketing new products or services, or we may be unable to successfully integrate new offerings into our existing platform, which would result in significant expense and may not achieve desired results.
•	Our business is heavily tied to the United States electoral calendar. Political campaign spending tends to increase near certain milestone dates, which we expect to create fluctuations in our operating results on a quarter-to-quarter and year-to-year basis.
•	We expect to experience a high rate of client and subscriber churn.
•	Changes in campaign finance laws or patterns of political spending could adversely affect our business.
•	Our association with clients who become involved in public scandals or controversies could damage our reputation and brand, regardless of our non-partisan stance.
•	We identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

Risks Related to Intellectual Property and Information Technology

•	Our failure to adequately protect our intellectual property rights could diminish the value of our products, weaken our competitive position and reduce our revenue, and infringement claims asserted against us or by us, could have a material adverse effect.
•	A disruption to our information technology systems could adversely affect our business and reputation.
•	Cyberattacks, cyber fraud, and unauthorized data access could harm us or our clients and result in liability, and could adversely affect our business and results of operations.
•	We are dependent on the continued availability of third-party hosting and transmission services. Operational issues with, or changes to the costs of, our third-party data center providers could harm our business, reputation or results of operations.

Risks Related to Government Regulations

•	Changes in legislative, judicial, regulatory, or cultural environments relating to information collection, use and processing may limit our ability to collect, use and process data. Such developments could cause revenue to decline, increase the cost of data, reduce the availability of data and adversely affect the demand for our products and services.
•	We are subject to regulation with respect to political campaign activities, which lacks clarity and uniformity.
•	Our business is dependent on text messaging and voice communication channels, and our access to these channels could be limited by regulatory or industry actions, including from mobile network operators or designers of mobile operating systems.
•	Individuals may claim our calling or text messaging services are subject to, and are not compliant with, the Telephone Consumer Protection Act or similar state laws.
•	Artificial intelligence (“AI”) presents risks and challenges that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data.

Risks Related to our Bitcoin Strategy and Holdings

•	Our bitcoin strategy will expose us to various risks associated with bitcoin including, but not limited to, due to the fact that bitcoin is a highly volatile asset, it does not pay interest or dividends, has not been tested over an extended period of time or under different market conditions and is subject to counterparty risks such as risks relating to custodians.
•	Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.
•	Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.
•	Our bitcoin strategy subjects us to enhanced regulatory oversight.
•	Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.
•	The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our business.
•	Our bitcoin strategy exposes us to risk of non-performance by counterparties.

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Offering Summary

Securities Offered	10,000,000 shares of common stock, are being offered by the Company in a “best-efforts” offering.

Offering Price Per Share	A price of $5.00 per Offered Share.

Shares Outstanding Before This Offering	20,245,000 shares of common stock issued and outstanding as of November 20, 2025.

Shares Outstanding After This Offering	30,245,000 shares of common stock issued and outstanding, assuming all of the Offered Shares are sold hereunder. Excludes up to 350,000 shares underlying the Placement Agent Warrants and 755,000 shares reserved for issuance under our Founders Share Plan.

Minimum Number of Shares to Be Sold in This Offering	There can be no guarantee that any of the Offered Shares will be sold and there is no minimum number that must be sold as a condition for us to complete the offering.

Investor Suitability Standards	The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act of 1933, as amended (the “Securities Act”)). “Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act.

Termination of this Offering	This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC and (c) the date on which this offering is earlier terminated by us, in our sole discretion. See “Plan of Distribution”.

Use of Proceeds	We will use the proceeds of this offering to redeem the Senior Secured Notes issued from June through September 2025 and for general corporate purposes, including working capital. We are currently planning to roll up leading, specialized service providers focused on certain campaign functions and may use the proceeds from this offering to fund such acquisitions. See “Use of Proceeds”.

Lock-Up / Leak-Out Agreements	All of our directors, officers, certain personnel of the Company (with respect to shares of common stock received pursuant to equity incentive plans of the Company only) and certain holders of the outstanding shares our of common stock as of the qualification date of this Offering Circular have entered into “lock-up/leak-out” agreements pursuant to which, subject to certain exceptions, they have agreed with the Placement Agent not to offer, sell, or otherwise transfer or dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or hereafter acquired by them or with respect to which they have or hereafter acquire the power of disposition (the “Lock-Up Shares”) during the period commencing on the qualification date of this Offering Circular and ending 180 days following the initial closing date of this offering. Notwithstanding the foregoing, until the 2026 midterm elections taking place on November 3, 2026, the holders of Lock-Up Shares may only offer, sell, contract to sell, hypothecate, pledge, dividend, distribute or otherwise dispose of, directly or indirectly the Lock-Up Shares subject to the restrictions set forth in the “Plan of Distribution” beginning on page 43 of this Offering Circular.

Placement Agent Warrants

Upon each closing of this offering, we have agreed to issue the Placement Agent Warrants to the Placement Agent or its designees to purchase up to 3.5% of the aggregate number of Offered Shares sold. The Placement Agent Warrants will be exercisable at an assumed per share exercise price equal $6.25, which is equal to 125% of the assumed per share price of $5.00. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing 180 days from the commencement of sales of the Offered Shares in this offering. See “Plan of Distribution” beginning on page 43 of this Offering Circular.

Market for the Offered Shares

There is currently no public trading market for our common stock, and the Offered Shares will not be listed on any exchange upon the closing of this offering. Our long-term strategy includes a plan to list our common stock on The Nasdaq Capital Market (“The Nasdaq Capital Market” or “Nasdaq”). To satisfy the initial listing requirements of The Nasdaq Capital Market, we must, among other requirements, have a minimum of $15,000,000 in market value of unrestricted securities. We intend to satisfy this requirement through the gross proceeds from this offering. Our common stock will not be eligible for listing on The Nasdaq Capital Market until we satisfy Nasdaq’s initial listing requirements. We have reserved the ticker symbol “GOTV” with Nasdaq and have submitted an application for listing on The Nasdaq Capital Market. However, this offering is not contingent upon the approval of such a listing, and we can provide no assurance that our common stock will ever be listed on a national securities exchange.

Risk Factors	An investment in the Offered Shares involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investments. You should carefully consider the information included in the Risk Factors section of this Offering Circular, as well as the other information contained in this Offering Circular, prior to making an investment decision regarding the Offered Shares.

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RISK FACTORS

An investment in the Offered Shares involves substantial risks. You should carefully consider the following risk factors, in addition to the other information contained in this Offering Circular, before purchasing any of the Offered Shares. The risks and uncertainties discussed below are not the only ones we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may adversely affect our business, financial condition, and/or operating results. If any of the following risks actually occur, our business, reputation, financial condition, results of operations, revenue and future prospects could be materially adversely affected. In such case, the value of our securities could decline, and you may lose all or part of your investment. Some statements in this Offering Circular, including statements in the following risk factors, constitute forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements”.

RISKS RELATED TO OUR COMMON STOCK AND THIS OFFERING

Our common stock will not be listed on any NSE or other trading market, and we cannot be certain that a liquid trading market for our common stock will develop.

Our common stock will not be listed on any NSE, interdealer quotation system or other trading market. There is no trading market for our common stock and there can be no assurance that any such trading market will develop in the future. You do not have any rights of redemption or repurchase rights with respect to our common stock. While we have applied to list our shares on The Nasdaq Capital Market, this offering is not contingent on such a listing. Therefore, any investment in our common stock will be highly illiquid, and investors may not be able to sell or otherwise dispose of our common stock for a significant period of time, if at all.

Our plan to list our common stock on Nasdaq may never be realized or may progress slower than we expect, resulting in a significant delay between your investment and the creation of a liquid trading market or the inability to sell or dispose of our common stock.

We have applied to list our common stock on The Nasdaq Capital Market and reserved the ticker symbol “GOTV”. However, our ability to qualify for a Nasdaq listing is subject to numerous factors, including having a minimum of $15,000,000 in market value of unrestricted securities, our ability to raise sufficient capital in this offering, attracting a sufficient number of stockholders to meet exchange requirements, and satisfying Nasdaq’s other quantitative and qualitative listing standards. We intend to satisfy the minimum market value of unrestricted securities requirement through the gross proceeds from this offering. However, there are no assurances that we will raise such minimum amount in market value of unrestricted securities. We may not be successful in meeting Nasdaq’s initial listing requirements and will not be eligible for Nasdaq listing until we satisfy such initial listing requirements. Even if we do meet the requirements, Nasdaq may reject our application for any reason, and we will be required to maintain compliance with Nasdaq’s listing requirements in order to avoid being delisted. You should not invest in this offering with the expectation that a Nasdaq listing will occur. The process of receiving approval for listing can be lengthy and expensive, and we may never receive approval to list our common stock on The Nasdaq Capital Market. There could be a significant delay between the closing of this offering and the eventual commencement of trading of our common stock on Nasdaq. During this period, your investment will remain illiquid.

A limited public trading market may cause volatility in the price of our common stock.

While we have applied for the listing of our common stock on The Nasdaq Capital Market, there can be no assurance that our common stock will ever be listed on Nasdaq or that a meaningful, consistent, and liquid trading market will develop. As a result, our stockholders may not be able to sell or liquidate their holdings in a timely manner, at the then-prevailing trading price of our common stock or at all. In addition, sales of substantial amounts of our stock, or the perception that such sales might occur, could adversely affect the price of our common stock, our stock price may decline substantially and our stockholders could suffer losses or be unable to liquidate their holdings.

Purchasers in the offering will suffer immediate dilution.

If you purchase our shares or common stock in this offering, the value of your shares based on our pro forma net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At an assumed public offering price of $5.00 per share, purchasers of common stock in this offering will experience immediate dilution of approximately $(3.52) per share, representing the difference between the assumed public offering price per share in this offering and our pro forma as adjusted net tangible book value per share as of June 30, 2025, after giving effect to the Pro Forma Adjustments (as defined herein), this offering, and after deducting estimated offering expenses payable by us. See “Dilution.”

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This is a “best efforts” offering; no minimum amount of shares of common stock is required to be sold, and we may not raise the amount of capital we believe is required for our business.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the Offered Shares being offered hereby, however, the Placement Agent has no obligation to buy any of the Offered Shares from us or to arrange for the purchase or sale of any specific number or dollar amount of the Offered Shares. Furthermore, there is no minimum offering amount required as a condition to the closing of this offering. As such, the actual offering amount and net proceeds to us after deducting Placement Agent fees and offering expenses payable by us are not presently determinable and may be substantially less than the maximum amounts set forth in this Offering Circular. We may sell fewer than all of the Offered Shares, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Offered Shares sufficient to pursue the business goals outlined in this Offering Circular, including the redemption of the approximately $1.25 million of Senior Secured Notes issued from June through September 2025 (each, a “Seed Note” and collectively, the “Seed Notes”). If we do not raise the amount of capital we believe is required for our business, we may need to raise additional funds, which may not be available or available on terms acceptable to us. Because there is no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Using a credit card to purchase the Offered Shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the Offered Shares you buy. The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The SEC’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018, entitled “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

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Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of the Offered Shares under this offering to redeem the Seed Notes and for general corporate purposes, including working capital. In addition, we may use the proceeds from this offering to roll up leading, specialized service providers focused on certain campaign functions. We have not reserved or allocated specific amounts for any of the foregoing purposes, other than the mandatory redemption of the Seed Notes, and we cannot specify with certainty how we will use the net proceeds. See “Use of Proceeds”. Accordingly, our management will have broad discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

Furthermore, the net proceeds from this offering may not be sufficient to redeem the Seed Notes in full. The Seed Notes are secured by a first-priority lien on all assets of the Company. The Seed Notes mature pursuant to their terms on December 31, 2026, if not subject to an earlier mandatory redemption, and accrue interest at an annual rate of 15%, compounded daily. If we are unable to redeem the Seed Notes in full with the net proceeds from this offering, this may have an impact on our financial condition. In addition, if we are unable to redeem the Seed Notes prior to maturity or repay the Seed Notes in full upon maturity, we may be required to sell all or a significant portion of our assets constituting collateral securing the obligations under the Seed Notes to satisfy such obligations which may have a material adverse effect on our business and operations.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

Since our reorganization in June of 2025, we have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates, which may not occur.

Our issuance of shares of preferred stock could adversely affect the market value of our common stock, dilute the voting power of common stockholders and delay or prevent a change of control.

Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series.

The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the price for our common stock by making an investment in the common stock less attractive. For example, investors in our common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price, causing economic dilution to the holders of common stock.

Further, the issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock, either by diluting the voting power of our other classes of voting stock if they vote together as a single class or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock. The issuance of shares of preferred stock may also have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our corporate governance measures, which will be effective upon a Public Listing, may not take effect if a Public Listing is not achieved, and the concentration of our voting stock will limit your ability to influence corporate matters.

The Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley”), as well as rule changes proposed and enacted by the SEC and NSEs as a result of Sarbanes-Oxley, require the implementation of various measures relating to corporate governance. These measures are designed to enhance the integrity of corporate management and the securities markets and apply to securities that are listed on those exchanges, including the Nasdaq Stock Market. Because we are not presently required to comply with many of the corporate governance requirements and because we chose to avoid incurring the substantial additional costs associated with such compliance sooner than legally required, we have not yet adopted certain of these measures.

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We have adopted charters for our Audit, Compensation, and Nominating and Corporate Governance committees, as well as a Code of Business Conduct and other corporate policies designed to align with the corporate governance standards of a Nasdaq-listed company. However, such charters and policies will be effective only upon the listing of our common stock on an NSE. To satisfy the initial listing requirements of The Nasdaq Capital Market, we must, among other requirements, have a minimum of $15,000,000 in market value of unrestricted securities. We intend to satisfy this requirement through the gross proceeds from this offering. Our common stock will not be eligible for Nasdaq listing until it satisfies its initial listing requirements. This offering is not contingent on such a listing, and there is no guarantee that we will be able to meet Nasdaq’s listing requirements or that our application will be approved. If a listing does not occur, these enhanced governance structures, including the requirement that our key board committees be composed of independent directors, will not be implemented.

Although we have appointed independent directors to serve on our board of directors effective upon a Public Listing, we do not currently have independent audit or compensation committees. As a result, our Chief Executive Officer and our other officers have the ability, among other things, to determine their own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters, and investors may be reluctant to provide us with funds necessary to expand our operations.

The voting power of our stock is concentrated with our officers and directors, which will limit an investor’s ability to influence the outcome of important transactions, including a change of control.

Immediately prior to this offering, our officers and directors owned 91.58% of our outstanding and issued shares of common stock, and our Founder, Chief Executive Officer, and Chairman, Travis Trawick, owned 75% of our outstanding and issued shares of common stock. Assuming that all of the Offered Shares are sold in this offering, we expect that our officers and directors will own approximately 61.05% of our outstanding and issued shares of common stock, and approximately 50% of our outstanding and issued shares of common stock will be owned by Mr. Trawick. Accordingly, our officers and directors will be able to exercise control over all matters requiring our stockholders’ approval, including the election of our directors, amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Our officers and directors may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control could have the effect of delaying, preventing or deterring a change in control of the Company, could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of the Company, and could ultimately affect the price of our securities.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could harm our results of operations and financial condition.

Members of our management team have interests in or are employed by other business ventures that may divert their attention from our business and may from time to time be the subject of negative media coverage or public actions that could have a material adverse effect on the reputation of our management team or business.

Members of our management team have interests in or are employed by other business ventures. These outside responsibilities could divert their attention from our day-to-day operations and strategic management, and may from time to time result in negative media coverage, litigation, or adverse public actions. Any of the foregoing could have a material adverse effect on the reputation of our management team and, by extension, the Company, even if unrelated to our business.

Members of our management team presently have, and other members of our management team may in the future have additional, ownership interests in, employment by, and fiduciary or contractual obligations to other entities with which they are affiliated with whom we may or may not have a relationship. Such other ventures and entities could divert the attention of our management from our business or create conflicts of interest or the perception thereof. Such other entities and business ventures are, from time to time, subject to litigation or investigations that could materially and adversely affect the reputation and perception among our clients or potential team members, which could in turn materially and adversely affect our business, financial condition and results of operations.

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The elimination of monetary liability against our directors, officers, and employees under Nevada law and the existence of indemnification rights for our obligations to our directors, officers, and employees may result in substantial expenditures by us and may discourage lawsuits against our directors, officers, and employees.

Our Articles of Incorporation and Bylaws contain provisions permitting us to eliminate the personal liability of our directors and officers to us and our stockholders for damages for the breach of a fiduciary duty as a director or officer to the extent provided by Nevada law. We may also have contractual indemnification obligations under any future employment agreements with our officers. The foregoing indemnification obligations could result in us incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and the resulting costs may also discourage us from bringing a lawsuit against directors and officers for breaches of their fiduciary duties and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit us and our stockholders.

Upon a Public Listing, although we expect to maintain directors’ and officers’ liability insurance, such insurance may not be adequate to cover all liabilities that we may incur. Liabilities in excess of our insurance coverage may reduce our available funds to satisfy third-party claims and may adversely impact our cash position and financial condition.

Anti-takeover effects of certain provisions of Nevada state law could hinder a potential takeover of us.

Nevada has a business combination law that prohibits certain business combinations between Nevada corporations and “interested stockholders” for three years after an “interested stockholder” first becomes an “interested stockholder,” unless the corporation’s board of directors approves the combination in advance. For purposes of Nevada law, an “interested stockholder” is any person who is (i) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation and at any time within the three previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding shares of the corporation. The definition of the term “business combination” is sufficiently broad to cover virtually any kind of transaction that would allow a potential acquirer to use the corporation’s assets to finance the acquisition or otherwise to benefit its own interests rather than the interests of the corporation and its other stockholders.

The potential effect of Nevada’s business combination law is to discourage parties interested in taking control of us from doing so if these parties cannot obtain the approval of our board of directors. This could limit the price investors would be willing to pay in the future for shares of our common stock.

Our bylaws contain an exclusive forum provision, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the state and federal courts in the State of Nevada shall be the exclusive forum for any litigation relating to our internal affairs, including, without limitation: (a) any derivative action brought on behalf of us, (b) any action asserting a claim for breach of fiduciary duty to us or our stockholders by any current or former officer, director, employee, or agent of us, or (c) any action against us or any current or former officer, director, employee, or agent of us arising pursuant to any provision of the Nevada Revised Statutes, the Articles of Incorporation, or the Bylaws.

For the avoidance of doubt, the exclusive forum provision described above does not apply to any claims arising under the Securities Act or Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The choice of forum provision in our bylaws may limit our stockholders’ ability to bring a claim in a judicial forum that they find favorable for disputes with us or our directors, officers, employees or agents, which may discourage such lawsuits against us and our directors, officers, employees and agents even though an action, if successful, might benefit our stockholders. The applicable courts may also reach different judgments or results than would other courts, including courts where a stockholder considering an action may be located or would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our stockholders. With respect to the provision making the state and federal courts in the State of Nevada the sole and exclusive forum for certain types of actions, stockholders who do bring a claim in the state and federal courts in the State of Nevada could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Nevada. Finally, if a court were to find this provision of our bylaws inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could have a material adverse effect on us.

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RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

Certain of our indebtedness is secured by substantially all of our assets and any event of default could limit our operational flexibility and otherwise adversely affect our financial condition.

The Seed Notes and each of the Stripe Capital Loan and the OnDeck Term Loan (each as defined herein) is secured by substantially all of our assets. Our failure to comply with the covenants or payment requirements, or other events specified in these loan agreements, could result in an event of default and our lenders may, among other actions, accelerate our obligations under these loan agreements, demand immediate repayment of the outstanding balances, increase the repayment rate and foreclose upon the collateral secured by such loans, or we may be forced to sell assets, restructure our indebtedness, or seek additional equity capital, which would dilute our stockholders’ interests.  If our loans are accelerated by the lenders, we might not be able to repay our debt or borrow sufficient funds to refinance them. New financing may not be available on terms that are acceptable to us, or at all. Any of the foregoing could adversely affect our business, financial condition, and/or results of operations. As of November 20, 2025, we have repaid (i) $92,050 of the balance of the Stripe Capital Loan and have an additional $44,307 balance outstanding and (ii) $16,910 of the balance of the OnDeck Term Loan and have an additional $246,890 balance outstanding.

Additionally, we currently intend to redeem the Seed Notes in full with the proceeds from this offering, including Seed Notes held by certain of our executive officers (or their immediate family members). The Seed Notes are secured by a first-priority lien on all assets of the Company. The Seed Notes mature pursuant to their terms on December 31, 2026, if not subject to an earlier mandatory redemption, and accrue interest at an annual rate of 15%, compounded daily. If we are unable to redeem the Seed Notes in full with the net proceeds from this offering, this may have an impact on our financial condition. In addition, if we are unable to redeem the Seed Notes prior to maturity or repay the Seed Notes in full upon maturity, we may be required to sell all or a significant portion of our assets constituting collateral securing the obligations under the Seed Notes to satisfy such obligations which may have a material adverse effect on our business and operations. See also “Risk Factors - Our management will have broad discretion over the use of the net proceeds from this offering” as related to the Seed Notes.

Our ability to grow and compete in the future will be adversely affected if adequate capital is not available to us or not available on terms favorable to us.

We have limited capital resources. Our ability to continue our normal and planned operations, to grow our business, and to compete in our industry will depend on the availability of adequate capital. We cannot assure you that we will be able to obtain additional funding from those or other sources when or in the amounts needed, on acceptable terms, or at all. If we raise capital through the sale of equity, or securities convertible into equity, it would result in dilution to our then-existing stockholders, which could be significant depending on the price at which we may be able to sell our securities. If we raise additional capital through the incurrence of additional indebtedness, we would likely become subject to further covenants restricting our business activities, and holders of debt instruments may have rights and privileges senior to those of our then-existing stockholders. In addition, servicing the interest and principal repayment obligations under debt facilities could divert funds that would otherwise be available to support development of new programs and marketing to current and potential new clients. If we are unable to raise capital when needed or on attractive terms, we could be forced to delay, reduce, or eliminate development of new programs or future marketing efforts, or reduce or discontinue our operations. Any of these events could significantly harm our business, financial condition, and prospects.

The market for programmatic buying for political advertising campaigns is dynamic and evolving. If this market develops more slowly or differently than expected, our business, operating results and financial condition may be adversely affected.

We primarily derive revenue from the distribution of political text and voice messages through our platform. We expect that such distribution of communications will continue to be our primary source of revenue for the foreseeable future, and that our revenue growth will largely depend on increasing clients’ usage of our platform and services. If the market for campaign spending deteriorates or develops more slowly than we expect, it could reduce demand for our platform and services, and our business, growth prospects and financial condition would be adversely affected.

In particular, the market for programmatic buying for political campaigns across multiple outreach channels is an emerging market. Our ability to provide capabilities across multiple communication channels may be constrained if we are not able to maintain or grow our service offerings, and some of our offerings may not gain market acceptance. We may not be able to accurately predict changes in overall industry demand for the channels in which we operate and cannot make assurances that our investment in channel development will correspond to any such changes. For example, we cannot predict whether the growth in demand for P2P text messaging will continue. Furthermore, if our channel mix changes due to a shift in customer demand, such as customers shifting their usage more quickly or more extensively than expected to channels in which we have relatively less functionality, features, or capabilities, then demand for our platform and service offerings could decrease, and our business, financial condition, and results of operations could be adversely affected.

We have historically relied on a limited number of clients for a substantial portion of our revenue, and the loss of these clients could harm our business.

Historically, a significant portion of our revenue in any given quarter and fiscal year has been generated by a small number of large clients. In the year ended December 31, 2024, we derived 44.01% of our revenue from three clients and for the six months ended June 30, 2025, we derived 25.07% of our revenue from two clients.

Our relationships with these clients are often tied to specific election cycles, and there is no assurance that we will be able to maintain these relationships or that our major clients will continue to use our services at historical levels, or at all.

The loss of one or more of our key clients or a significant reduction in their spending on our services could have a material adverse effect on our business, financial condition, and results of operations. We may not be able to attract new clients to replace the revenue generated by our larger clients in a timely manner, which would make it difficult to support our operational expenses and achieve our growth objectives.

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As our costs increase, we may not be able to generate sufficient revenue to sustain our past profitability.

We are currently experiencing and anticipate continued future growth that could require substantial financial and other resources to, among other things:

●	develop our platform, including by investing in our engineering team;
●	create, acquire or license new products or features, and improve the functionality, availability and security of our platform;
●	improve our technology infrastructure, including investing in internal technology development and acquiring outside technologies;
●	develop internal controls over financial reporting, including by hiring necessary accounting and information technology personnel to establish sufficient internal controls;
●	cover general and administrative expenses, including legal, accounting and other expenses necessary to support a significantly larger organization;
●	cover sales and marketing expenses, including a significant expansion of our direct sales organization;
●	cover expenses relating to data collection and consumer privacy compliance, including additional infrastructure, automation and personnel;
●	cover costs associated with inflationary pressures across our suppliers and the rising costs of labor; and
●	explore strategic acquisitions.

Investing in the foregoing, however, may not yield anticipated returns. Consequently, as our costs increase, we may not be able to generate sufficient revenue to sustain profitability.

Our success and revenue growth is dependent on our marketing efforts, ability to maintain our brand, adding new clients, and increasing usage of our platform and services by our customers.

Our success is dependent on regularly adding new clients and increasing our clients’ usage of our platform and services. Our clients typically have relationships with numerous providers and can use both our platform and services and those of our competitors. Candidates may also choose to decrease or halt their overall campaign spend for any reason, whether due to limited access to funds or due to withdrawal from a race. Accordingly, we must continually work to win new clients and retain existing clients, increase their usage of our platform and services and capture a larger share of their campaign spending. If these efforts are unsuccessful or clients decide not to continue to maintain or increase their usage of our platform and services for any other reason, or if we fail to attract new clients, our revenue could fail to grow or decline, which would materially and adversely harm our business, operating results and financial condition. We cannot assure you that our clients will continue to use and increase their spend on our platform and service offerings or that we will be able to attract a sufficient number of new clients to continue to grow our business and revenue. If clients representing a significant portion of our business decide to materially reduce their use of our platform or service offerings or cease using them altogether, our revenue could be significantly reduced, which could have a material adverse effect on our business, operating results and financial condition. We may not be able to replace customers who decrease or cease their usage of our platform or service offerings with new customers that will use them to the same extent.

Our business depends, in part, on the success of our strategic relationships to attract potential clients for our services, and our ability to grow our business depends on our ability to continue these relationships.

There are a limited number of skilled campaign professionals in the United States. Our ability to attract and retain clients, in part, depends on relationships that our employees and management team have built within the campaign industry in our period of operation. The loss of these key relationships, or even a deterioration in our standing within this professional community, could significantly impede our ability to generate new business, as many of our clients are referred to us by trusted political consultants and campaign managers. Furthermore, our competitors also seek to cultivate relationships within this limited talent pool, and if these professionals choose to recommend a competitor’s services over our own, our client acquisition efforts would be substantially less effective, leading to a material adverse effect on our revenue and growth prospects.

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We may be unsuccessful in launching or marketing new products or services, or we may be unable to successfully integrate new offerings into our existing platform, which would result in significant expense and may not achieve desired results.

We regularly evaluate expanding our products or launching new service offerings and plan to expand significantly. Any expansion or new offering requires significant expenses and the time of our key personnel, particularly at the outset of the process, and such new service offerings or expansion of our platform may not result in the customer conversion or profitability that we expect. Our plans to expand and deepen our market share are subject to a variety of risks and challenges. We cannot assure you that we will be able to increase revenue and create business model efficiencies in the manner that we expect.

New product or service offerings may also subject us to new regulatory environments, which could increase our costs as we evaluate compliance with any new regulatory regime. Notwithstanding the expenses and time devoted to expanding an existing product or service offering or launching a new product offering, we may fail to achieve the financial and market share goals associated with the expansion. If we cannot manage our expansion efforts efficiently, our market share gains could take longer than planned and our related costs could exceed expectations. In addition, we could incur significant costs to seek to expand our market share, and still not succeed in attracting sufficient customers to offset such costs.

Our business is heavily tied to the United States electoral calendar. Political campaign spending tends to increase near certain milestone dates, which we expect to create fluctuations in our operating results on a quarter-to-quarter and year-to-year basis.

Our revenue is highly concentrated and dependent on the election cycle, with a significant portion of our business activity occurring in the months leading up to primary and general elections. Political campaign spending is generally greater in even-numbered years and especially presidential election years, which has the potential to create fluctuations in our operating results on a year-to-year basis. For example, for the fiscal year ended December 31, 2024, our revenue was $881,051, as compared to revenue of $460,224 in the fiscal year ended December 31, 2023. In addition, political campaign spending is dependent on the level of political ad spending and competitiveness of local, state and national elections within each local market. This cyclicality makes it difficult to predict financial performance and manage resources and may make it difficult for investors to evaluate trends in our business. Period- to-period comparisons of our historical operating results should not be relied upon as an indication of our future performance. Based on these fluctuations, we have a limited ability to forecast our future revenue, costs and expenses, and, as a result, our operating results may, from time to time, fall below our estimates or the expectations of securities analysts and investors. Any event that suppresses political campaign activity or spending, such as campaign finance reform, a shift in campaign strategies away from direct voter contact, or a less contentious election cycle than anticipated, could have a material adverse effect on our revenue and profitability.

We expect to experience a high rate of client and subscriber churn.

Our business model is substantially dependent on clients engaged in political campaigns, whom we attempt to engage with our services on a subscription basis. Campaigns for elected office are, by definition, temporary. At the end of an election cycle, a client’s need for our services or their subscription thereto may end regardless of the electoral outcome, whether as a result of campaign committee dissolution following a loss or transitioning away from a campaign focus following a victory. Either outcome may significantly reduce or eliminate a client’s need for our services for a period of time. Due to the inherently cyclical nature of this industry, we expect to experience a high rate of client and subscriber churn.

In addition, we expect that client churn will be exacerbated by the high turnover among political campaign staff. The individuals who make the decision to subscribe to and use our platform often work for a campaign for a single cycle before moving to a new role. This frequent staff turnover can lead to a loss of institutional knowledge regarding our platform and its advantages, which may affect our ability to retain subscribers or clients across electoral cycles. If we are unable to acquire new clients and subscribers at a rate that exceeds this churn, our revenue will decline, and our business, financial condition, and results of operations will be adversely affected.

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Changes in campaign finance laws or patterns of political spending could adversely affect our business.

Our business, financial condition, and results of operations are substantially dependent on the ability and willingness of political campaigns, political action committees (including super PACs), and other issue-advocacy organizations to raise and spend significant funds on voter outreach and engagement. The existence of a large and growing market for our services is a direct result of the current legal and regulatory framework governing campaign finance in the United States.

The legal landscape for political spending is subject to change. Future legislative or regulatory actions at the federal, state, or local levels could significantly alter the environment in which our clients operate. Such changes could include, but are not limited to:

●	the passage of new campaign finance reform laws that further restrict contributions to candidates or committees;
●	the implementation of new limitations on expenditures by campaigns or independent groups;
●	new regulations issued by the Federal Election Commission or equivalent state agencies; or
●	future judicial or Supreme Court decisions that modify or overturn existing precedents related to political spending.

Any such changes that limit the amount of money in the political system or restrict how that money can be spent could reduce the overall demand for our services, thereby shrinking our addressable market. We cannot predict the likelihood, timing, or scope of any potential changes to these laws and regulations. However, the adoption of a more restrictive legal framework for political spending could have a material adverse effect on our business, revenue, and ability to operate.

Our business model is dependent on the regularity and public acceptance of elections throughout the United States.

Our business model is fundamentally dependent on the consistent and predictable occurrence of elections at the federal, state, and local levels throughout the United States. The entirety of our revenue is derived from products and services sold to clients whose activities are centered around influencing outcomes within these legally mandated electoral cycles. Any significant disruption or degradation of the American system of electoral democracy could materially and adversely affect our business.

Such disruptions could stem from various sources, including legislative changes that alter the frequency or nature of elections, or a broad decline in public confidence and participation in the electoral process. A reduction in the number of regularly scheduled elections or a significant consolidation of election cycles would directly reduce the number of campaigns that require our services, thereby shrinking our total addressable market. Similarly, an erosion of public trust in the validity of electoral outcomes could lead to decreased political engagement and fundraising, which would likely result in lower overall spending on the types of voter outreach services we provide.

Because our business relies on this established democratic framework, any events that threaten the stability, predictability, or public acceptance of elections could materially diminish our clients’ need for our services, which would have a direct adverse effect on our revenue and future prospects.

Our non-partisan business model may be difficult to maintain and could adversely affect client relationships and growth.

We have committed to operating as a non-partisan organization, a principle that has been a core part of our identity throughout our corporate history. Our goal is to provide services to clients and organizations across the political spectrum.

However, the market for political consulting and outreach is highly partisan. Many campaigns and organizations prefer to exclusively engage vendors who are publicly aligned with their political party or ideology, and campaign contributions from certain partisan organizations may require that campaigns utilize the services of our competitors. Accordingly, our non-partisan stance may represent a disadvantage when seeking to attract clients who prioritize political affiliation in their vendor relationships.

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Furthermore, our reputation for non-partisanship could be diminished if our workforce, management team, board of directors, shareholder base, or client portfolio becomes, or is perceived as becoming, significantly weighted toward one political party or ideological viewpoint. Even if our services are provided neutrally, a material imbalance in partisan affiliation among any group of key stakeholders could create the perception that we favor one side of the political spectrum. Such a perception could alienate prospective clients and damage our reputation with existing ones, thereby reducing our total addressable market, and could result in increased turnover among our workforce.

A failure to successfully establish and maintain our non-partisan identity could limit our ability to attract new business and retain members of our workforce, either of which could have a material adverse effect on our revenue, financial condition, and future prospects.

Our association with clients who become involved in public scandals or controversies could damage our reputation and brand, regardless of our non-partisan stance.

The nature of political campaigning is inherently contentious and increasingly divisive. Our clients may be involved in or become the subject of public controversies, ethical questions, or legal scandals. Although we operate as a non-partisan service provider, our association with any client involved in a significant controversy could lead to negative publicity and harm to our own reputation. Because a political campaign using our services is required to disclose this information to the Federal Election Commission (“FEC”), any association we had with such a client would be a matter of public record. This reputational damage could manifest even if we are not directly involved in the underlying controversial conduct. A damaged reputation could, in turn, impair our ability to attract and retain clients and employees, which would adversely affect our business and results of operations.

We could be subject to legal and regulatory liability if clients misuse our platform.

We distribute communications that are created and directed by our clients. While our terms of service prohibit the use of our platform for illegal purposes and place the responsibility for message content on our clients, we may not be able to prevent all instances of misuse. Clients may use our services to send messages that are deceptive, defamatory, designed to suppress voting, or otherwise violate federal or state laws, despite our efforts to prevent such misuse.

Regulators have previously sought to hold communications platform providers liable for the unlawful election communications of their clients. For example, a series of robocalls made by the organization Project 1599 that included false claims about mail-in ballots ahead of the 2020 general election resulted in civil and legal liability for the organization’s members, including criminal charges in multiple states and a $5,134,500 fine from the FCC. The platform that the organization used to disseminate these communications was sued by the New York Attorney General, resulting in a settlement that required the platform to enter into a consent decree, offer 200,000 complementary minutes of robocalls to a non-partisan voter protection organization, and pay $50,000 in restitution. If one of our clients uses our platform for illegal activities, we could be subject to investigations, litigation, and significant financial or operational penalties, even if we were not aware of or contractually responsible for the unlawful content of the message.

Defending against any such action would be costly and time-consuming, and an adverse ruling could have a material impact on our business. Furthermore, regardless of the legal outcome, any public association with a client’s illegal or unethical activities could cause significant reputational harm, impairing our ability to attract and retain business and adversely affecting our financial condition.

The market in which we participate is intensely competitive and fragmented, and we may not be able to compete successfully with our current or future competitors.

We operate in a highly competitive, fragmented, and rapidly changing industry that is subject to changing technology and that includes many companies providing competing solutions. With the introduction of new technologies and the influx of new entrants into the market, we expect competition to persist and intensify in the future, which could harm our ability to increase revenue and maintain profitability. New technologies and methods of contacting voters present a dynamic competitive challenge, as market participants offer multiple new products and services aimed at capturing voter attention.

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The political campaign services industry is highly competitive and fragmented, with a broad range of vendors offering tools and technologies to candidates, political committees, issue advocacy groups, and public affairs firms. We compete directly with a range of campaign service providers, including other peer-to-peer texting vendors, providers of automated voice and SMS messaging, digital ad networks, and consulting firms that bundle communications with other services. Many of our current and potential competitors have significantly more financial resources, brand recognition, and longer-standing client relationships than we have. As a result, these competitors may be better able to respond quickly to new technologies, develop more resilient client relationships, or offer services at lower prices in certain circumstances. Furthermore, many competitors are explicitly aligned with a political party, which may give them a competitive advantage with campaigns or organizations that exclusively utilize politically-aligned vendors. Increased competition may result in reduced pricing for our platform and services, increased sales and marketing expenses, longer sales cycles or a decrease in our market share, any of which could negatively affect our revenue and future operating results and our ability to grow our business.

The emergence of event-based prediction markets related to election outcomes could alter campaign strategies or spending on elections in unpredictable ways, which may affect demand for our services.

In recent years, there has been significant growth in online platforms that allow users to trade contracts based on the outcome of future events, including U.S. political elections. These prediction markets generate real-time, financially-backed odds on electoral outcomes, which could become a significant data source for political campaigns, donors, and media organizations. The availability of this data could supplement, compete with, or reduce the reliance on traditional public opinion polling and data analytics, which may adversely affect our ability to sell services contingent on such models.

As a result, campaigns may alter their strategies for resource allocation, voter outreach, and fundraising in unpredictable ways based on the odds presented in these markets. For example, a campaign might decrease its spending on voter contact services in a race where the market implies a high probability of victory or defeat, or change its messaging strategy to directly address market-driven narratives. Because the demand for our messaging and data services is directly tied to the strategic spending decisions of our clients, any significant shift in how campaigns allocate their budgets could materially affect our business. A greater reliance on prediction market data could lead to more volatile demand for our services, making it difficult for us to forecast revenue and manage our operations.

The growth of prediction markets may also affect the total market for campaign services in ways that we cannot predict. For instance, according to media reports including Newsweek, individual traders with substantial investments in event contracts related to the 2024 presidential election reportedly commissioned proprietary opinion polls to inform their financial position. Similar actions by financially motivated investors in prediction markets may shift the nature of the campaign services market or the regulation of voter outreach in ways that we are unable to anticipate. We are not able to predict how similarly-situated stakeholders may affect the market for campaign spending in future election cycles, nor can we be certain that we will be able to effectively adapt our business to any such changes.

The continued growth and influence of these markets represent a new and evolving factor in the political landscape, and we cannot predict the ultimate impact they may have on the overall demand or pattern of demand for our services, which could have a material adverse effect on our business, financial condition, and results of operations.

Our future success depends on the continuing efforts of our key employees and our ability to attract, hire, retain and motivate highly skilled employees with experience in political campaigning and technology in the future.

Our future success depends on the continuing efforts of our executive officers and other key employees. We rely on the leadership, knowledge and experience in the political campaign industry that our executive officers provide. They foster our corporate culture, which we expect will be instrumental in our ability to attract and retain new talent, whether through hiring for new positions or through acquiring firms with skilled personnel that offer complementary services.

The market for talent in our key areas of operations is intensely competitive, which could increase our costs to attract and retain talented employees. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them.

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Employee turnover, including changes in our management team, could disrupt our business. Our key employees, other than our executive officers, do not have employment agreements for specific terms, and any of these employees may terminate their employment with us at any time. The loss of one or more of our key employees or our inability to attract and retain highly skilled employees could have an adverse effect on our business, operating results and financial condition.

Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our business, operating results and financial condition.

We have significantly expanded and are expecting to continue expanding our business. To manage our growth effectively, we must continually evaluate and evolve our organization. We must also manage our employees, operations, finances, technology and development and capital investments efficiently. Our efficiency, productivity and the quality of our platform, service offerings and customer service may be adversely impacted if we do not train our new personnel, particularly our sales and support personnel, quickly and effectively, or if we fail to appropriately coordinate across our organization. Additionally, our rapid growth may place a strain on our resources, infrastructure and ability to maintain and improve the quality of our platform and services. You should not consider our expenses, revenue growth, and levels of profitability in recent periods as indicative of future performance. In future periods, our revenue or profitability could decline or grow more slowly than we expect. Failure to manage our growth effectively could cause our business to suffer and have an adverse effect on our operating results and financial condition.

We identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal control, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations.

We identified material weaknesses in our internal control over financial reporting as of December 31, 2024. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses related to entity-level controls, transaction-level controls, and information technology controls. With respect to entity-level controls, we determined that (i) we do not have an independent audit committee or a director designated as a financial expert to oversee the financial reporting function and (ii) our risk assessment procedures are not sufficiently documented. With respect to transaction-level controls, we determined that we did not have (i) sufficient number of staff in the financial reporting function, (ii) adequate number of staff to permit segregation of duties, and (iii) sufficient written procedures over financial reporting. With respect to information technology controls, we determined that we did not have staff with the competency and resources to implement adequate information technology controls.

We plan to remediate these material weaknesses by hiring employees to build and support our accounting, financial reporting, and information technology functions, recruiting independent directors with financial expertise to join our board, and developing document procedures for financial reporting and risk assessment. We have engaged a part-time financial controller to assist in building these procedures and expect to hire a full-time controller upon a Public Listing. We cannot assure you that the measures that we have taken, and that we expect will be taken, to remediate these material weaknesses will, in fact, remedy such material weaknesses or will be sufficient to prevent future material weaknesses from occurring. We also cannot assure you that we have identified all of our existing material weaknesses.

As a private company, we were subject to more limited requirements with respect to the documentation, testing, and certification of our internal controls over financial reporting. As a public company, we will be required to disclose any material weaknesses identified by management in our internal control over financial reporting. Our independent registered public accounting firm may issue a report that is adverse. To comply with the requirements of being a public company, we expect to undertake various actions, such as implementing new internal controls and procedures and hiring accounting and internal audit staff.

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If not remediated, these material weaknesses could result in material misstatements to our annual or interim financial statements that might not be prevented or detected on a timely basis, or in delayed filing of required periodic reports. If we are unable to assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the price of our common stock could be adversely affected and we could become subject to litigation or investigations by the SEC, or other regulatory authorities, which could require additional financial and management resources.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports and, together with adequate disclosure controls and procedures, is designed to prevent fraud. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations. In addition to the material weaknesses in internal control over financial reporting identified in connection with the preparation of our financial statements to be filed with the SEC, any testing by us conducted in connection with other applicable requirements, or any subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses or that may require prospective or retroactive changes to our financial statements or identify other areas for further attention or improvement. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could materially and adversely affect our business and the trading price of our common stock. Failure to accurately report our financial performance on a timely basis could also jeopardize our plans to list our common stock on an exchange, which may reduce the price of and increase the volatility of the price for our common stock.

Future acquisitions, strategic investments or alliances could disrupt our business and harm our business, operating results and financial condition.

To the extent we find suitable and attractive acquisition candidates and business opportunities in the future, we may acquire other complementary businesses, products and technologies and enter into joint ventures or similar strategic relationships. We have no present commitments or agreements to enter into any such acquisitions or make any such investments. However, if we identify an appropriate acquisition candidate, we may not be successful in negotiating the terms or financing of the acquisition, and our due diligence may fail to identify all of the problems, liabilities or other shortcomings or challenges of an acquired business, product or technology, including issues related to intellectual property, product quality or architecture, regulatory compliance practices, revenue recognition or other accounting practices, tax liabilities, privacy or cybersecurity issues or employee or customer issues. There is no certainty that we will be able to successfully integrate the services, products and personnel of any acquired business into our operations. In addition, any future acquisitions, joint ventures or similar relationships may cause a disruption in our ongoing business and distract our management. Further, we may be unable to realize the revenue improvements, cost savings and other intended benefits of any such transaction. Acquisitions involve numerous other risks, any of which could harm our business, including:

●	regulatory hurdles;
●	failure of anticipated benefits to materialize;
●	diversion of management time and focus from operating our business to addressing acquisition integration challenges;
●	retention of employees from the acquired company;
●	corporate cultural challenges associated with integrating employees from the acquired company into our organization;
●	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
●	the need to implement or improve controls, procedures and policies at a business that prior to the acquisition may have lacked effective controls, procedures and policies;
●	coordination of product development and sales and marketing functions;
●	liability for activities of the acquired company before the acquisition, including known and unknown liabilities; and
●	litigation or other claims in connection with the acquired company, including claims from terminated employees, users, former stockholders or other third parties.

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Failure to appropriately mitigate these risks or other issues related to such strategic investments and acquisitions could result in reducing or completely eliminating any anticipated benefits of such transactions, and could harm our business generally. Future acquisitions could also result in dilutive issuances of our equity securities, the incurrence of debt, contingent liabilities, amortization expenses, or the impairment of goodwill, any of which could harm our business, operating results, and financial condition.

Unfavorable publicity and negative public perception about our industry, as well as perceived failure to comply with laws and industry self-regulation, could adversely affect our business and operating results.

Recent years have seen increasing awareness and concern among the general public, privacy advocates, mainstream media, governmental bodies and others regarding spam or scam communications, including robocalls and text messages. The FCC has cited unwanted calls as its top consumer complaint and enforcement priority in public communications, and spam text messages have proliferated to the extent that, according to research from RoboKiller, nearly 20 billion are sent in the United States each month. Because we utilize peer-to-peer messaging and do not permit messages to be sent using an autodialer on our platform, messages sent on our platform do not constitute spam. However, consumer concerns about the receipt of unwanted text messages, whether or not valid as applied to messages sent using our platform and whether driven by applicable laws and regulations, industry standards, or the broader public, may harm our reputation, result in loss of goodwill, and inhibit use of our platform and services by current and future customers. Any unfavorable publicity or negative public perception about us, our industry, including our competitors, or even illegal providers of scam robotexts can affect our business and results of operations, and may lead to additional regulatory scrutiny or lawmaking that affects us or our industry. Additional public scrutiny may lead to general distrust of our industry, voter reluctance to interact with campaigns or issue organizations via their cell phone, increased consumer opt-out rates or legal or regulatory action, any of which could negatively influence, change or reduce our current and prospective clients’ demand for our products and services, subject us to liability, and adversely affect our business and operating results.

If our access to third-party service providers is diminished, the effectiveness of our platform and services will decrease, which could harm our operating results and financial condition.

A portion of the services that we provide are made available through integrations with, or the user of, third-party service providers. We are dependent upon our ability to obtain necessary licenses on commercially reasonable terms. We could suffer material adverse consequences if we were unable to offer services for a period of time due to lack of support from a third-party service provider. Our operation of our platform and ability to meet client needs could be negatively impacted if third parties cease entering into integration agreements with us.

Additionally, we may be required to terminate relationships with our third-party service providers if they fail to adhere to our quality and service standards. If we were to lose access to significant amounts of the technology that enables our framework, our ability to provide products and services to clients could be materially and adversely impacted, which could be materially adverse to our business, operating results and financial condition.

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Our failure to meet content standards and provide services that our clients trust could harm our brand and reputation and negatively impact our business, operating results and financial condition.

We do not provide the content of the messages we send. We prohibit the misuse of our platform by our customers and provide a human review of any messaging script. Despite such efforts, our clients may use our platform to send messages that other clients or their constituents consider inappropriate, inconsistent with their values, or illegal, in which case we may not be able to provide continued service from both clients. We may disseminate messages that are objectionable to certain of our clients or their constituents, which could harm our brand and reputation, cause clients to decrease or terminate their relationship with us or otherwise negatively impact our business, operating results and financial condition.

We face potential liability and harm to our business based on the human factor of inputting information into our platform.

We or our clients set up campaigns on our platform using a number of available variables. While our platform includes several checks and balances and no messages are sent without human review of the script, it is possible for human error to result in errors in message transmission. For example, a message script that inadvertently uses a keyword filtered by mobile network operators may result in throttling or low delivery rates, or a particular message script may be sent to an inappropriate target list. Our potential liability for such errors may be higher when they occur in situations in which we are sending messages on behalf of a client.

Our market growth expectations may prove to be inaccurate and, even if the market in which we compete continues to grow, we cannot assure you that our business will grow at similar rates, if at all.

Our expectations for the growth of the market for voter outreach services are subject to significant uncertainty and are based on assumptions and estimates which may not prove to be accurate. Our expectations relating to expected growth in spending on political campaigns and issue advocacy may prove to be inaccurate. Even if these markets experience the forecasted growth, we may not grow our business at similar rates, or at all. Our growth is subject to many factors including our success in implementing our business strategy, which is subject to many risks and uncertainties, and past growth in the market for political campaign services should not be seen as representative of expectations for the future growth of our business.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce and the global economy, and thus could have a strong negative effect on us. Our business operations may be subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our clients and could decrease demand for our services.

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RISKS RELATED TO INTELLECTUAL PROPERTY AND INFORMATION TECHNOLOGY

Our failure to adequately protect our intellectual property rights could diminish the value of our products, weaken our competitive position and reduce our revenue, and infringement claims asserted against us or by us, could have a material adverse effect.

We regard the protection of our intellectual property, which includes trade secrets, copyrights, trademarks and domain names, as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality agreements with our employees, contractors, and parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We have registered domain names and trademarks in the United States. Effective trade secret, copyright, trademark, and domain name protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights, and we may not be successful in defending our rights in all scenarios.

Monitoring unauthorized use of our intellectual property is difficult and costly. Our efforts to protect our proprietary rights may not be adequate to prevent misappropriation of our intellectual property. Further, we may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. In addition, our competitors may independently develop similar technology. The laws in the United States and elsewhere change rapidly, and any future changes could adversely affect us and our intellectual property. Our failure to meaningfully protect our intellectual property could result in competitors offering services that incorporate our most technologically advanced features, which could seriously reduce demand for our products. In addition, we may in the future need to initiate infringement claims or litigation. Litigation, whether we are a plaintiff or a defendant, can be expensive, time-consuming and may divert the efforts of our technical staff and managerial personnel, which could harm our business, whether or not such litigation results in a determination that is unfavorable to us. In addition, litigation is inherently uncertain, and thus we may not be able to stop its competitors from infringing upon our intellectual property rights.

A disruption to our information technology systems could adversely affect our business and reputation

Our business relies extensively on cloud technology platforms to serve our clients and to conduct our business. These information technology systems are complex and may, from time to time, get damaged or be subject to performance interruptions from power outages, telecommunications failures, cybersecurity failures and malicious attacks, or other catastrophic events. They may also have design defects, configuration or coding errors, and other vulnerabilities that may be difficult to detect or correct, and which may be outside of our control. If our information technology systems fail to function properly, we could incur substantial repair, recovery or replacement costs and experience data loss and significant liability for disruption of clients’ operations, all or any of which could result in material impediments to our ability to conduct business and would damage the market’s perception of the reliability and stability of our service offerings.

In addition, an information system disruption could result in us failing to meet our contractual performance standards and obligations, which could subject us to liability, penalties, and contract termination. It also may impact our ability to timely report our results of operations, impairing our ability to meet our financial disclosure obligations as a public company. Any of these events or a combination of several may adversely affect our reputation and financial results.

Cyberattacks, cyber fraud, and unauthorized data access could harm us or our clients and result in liability, and could adversely affect our business and results of operations.

Our business involves the use, storage, and transmission of large volumes of voter data, which may include names, addresses, phone numbers, and inferred political affiliations, among other personal data. Any future unauthorized access or disclosure of voter data could subject us to significant liability under relevant laws or our contracts, and could harm our reputation, resulting in material impacts to our results of operations, loss of future revenue and business opportunities.

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In recent years, there have been an increasing number of high-profile security breaches at companies and government agencies, when hackers, cyber criminals and state actors launch a broad range of ransomware, data exfiltration, and other cyberattacks targeting information technology systems. Information security breaches, computer viruses, service interruption, loss of business data, DDoS (distributed denial of service) attacks, ransomware and other cyberattacks on any of our systems or on our clients’ systems, through our channels, have and in the future could disrupt our normal operations, our service offerings, or our corporate functions, impeding our ability to provide critical services to our clients and financial reporting of our results of operations. Techniques used by cyber criminals to obtain unauthorized access, disable or degrade services, or sabotage systems evolve frequently and may not immediately be detected, and we may be unable to implement adequate preventative measures.

Cybersecurity events may have cascading effects that unfold over time and result in additional costs, including costs associated with investigations, government enforcement actions, regulatory inquiries, fines and penalties, contractual claims, litigation, financial judgement or settlements in excess of insurance, disputes with insurance carriers concerning coverage and the availability of cyber insurance in the future, loss of clients’ trust, future business cancelations and other losses. Any client perception that our systems or the information system environments that we support for our clients are not sufficiently secure could result in a material loss of business and revenue and could damage our reputation and competitiveness.

We are dependent on the continued availability of third-party hosting and transmission services. Operational issues with, or changes to the costs of, our third-party data center providers could harm our business, reputation or results of operations.

We currently serve the majority of our platform functions from third-party data center hosting facilities, and we primarily use shared servers in such facilities. We are dependent on these third parties to provide continuous power, cooling, Internet connectivity and physical and technological security for our servers, and our operations depend, in part, on their ability to protect these facilities against any damage or interruption from natural disasters, such as earthquakes and hurricanes, power or telecommunication failures, criminal acts, and similar events. In the event that any of our third-party facilities arrangements are terminated, or if there is a lapse of service or damage to a facility, we could experience interruptions in our platform as well as delays and additional expenses in arranging new facilities and services.

Any damage to, or failure of, the systems of our third-party providers could result in interruptions to our platform. Despite precautions taken at our data centers, the occurrence of spikes in usage volume, a natural disaster, such as an earthquake or hurricane, an act of terrorism, vandalism or sabotage, a decision to close a facility without adequate notice, or other unanticipated problems at a facility could result in lengthy interruptions in the availability of our platform. Even with current and planned disaster recovery arrangements, our business could be harmed. Also, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. These factors in turn could further reduce our revenue, subject us to liability and cause us to issue credits or cause customers to stop using our platform, any of which could materially and adversely affect our business.

We incur significant costs with our third-party data hosting services. If the costs for such services increase due to vendor consolidation, regulations, contract renegotiation, or otherwise, we may not be able to increase the fees for our products and services to cover the changes. As a result, our operating results may be significantly worse than forecasted.

If the non-proprietary technology, software, products and services that we use are unavailable, have future contractual terms we cannot agree to, or do not perform as we expect, our business, operating results and financial condition could be harmed.

We depend on various technology, software, products and services from third parties or available as open source, including for critical features and functionality of our platform and tools, payment processing, payroll and other professional services. Identifying, negotiating, complying with, and integrating with third-party terms and technology are complex, costly and time-consuming matters. Failure by third-party providers to maintain, support or secure their technology either generally or for our accounts specifically, or downtime, errors or defects in their products or services, could materially and adversely impact our platform, our administrative obligations or other areas of our business. Having to replace any third-party providers or their technology, products or services could result in outages or difficulties in our ability to provide our services.

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We may not be able to find suitable software developers at an acceptable cost or at all.

We currently rely on certain key developers in the coding and maintenance of our software. We will continue to require such expertise in the future. Due to the current demand for skilled software developers, we run the risk of not being able to find or retain suitable and qualified personnel at an acceptable price, or at all. Without these developers, we may not be able to further develop and maintain our software, which may materially affect our service offerings and in our business operations.

RISKS RELATED TO GOVERNMENT REGULATIONS

Changes in legislative, judicial, regulatory, or cultural environments relating to information collection, use and processing may limit our ability to collect, use and process data. Such developments could cause revenue to decline, increase the cost of data, reduce the availability of data and adversely affect the demand for our products and services.

We receive, store and process certain personal information about voters and other data from and about our clients, employees, and service providers. Our handling of this data is subject to a wide variety of federal, state, and foreign laws and regulations and is subject to regulations by various government authorities and consumer actions. Our data handling is also subject to contractual obligations and may be deemed to be subject to industry standards.

The U.S. federal and various state and foreign governments have adopted or proposed laws relating to the collection, disclosure, processing, use, storage and security of data relating to individuals and households, including the use of contact information and other data for marketing, advertising and other communications with individuals and businesses. In the U.S., various laws and regulations apply to the collection, disclosure, processing, use, storage and security of certain types of data. Additionally, the FTC, many state attorneys general, and many courts are interpreting federal and state consumer protection laws as imposing standards for the collection, disclosure, process, use, storage and security of data. The regulatory framework for data privacy issues worldwide is complex, continually evolving and often conflicting, and is likely to remain uncertain for the foreseeable future. The occurrence of unanticipated events often rapidly drives the adoption of legislation or regulation affecting the use, collection or other processing of data and the manner in which we conduct our business. As a result, further restrictions could be placed upon the collection, disclosure, processing, use, storage and security of information, which could result in a material increase in the cost of obtaining certain kinds of data and could limit the ways in which we may collect, disclose, process, use, store or secure information.

U.S. federal and state legislatures, along with federal regulatory authorities, have recently increased their focus on matters concerning the collection and use of consumer data, including relating to interest- based advertising, or the use of data to draw inferences about a user’s interests and deliver relevant advertising to that user, and similar or related practices, such as cross-device data collection and aggregation, and steps taken to de-identify personal data and to use and distribute the resulting data, including for purposes of personalization and the targeting of advertisements. In the U.S., non-sensitive consumer data generally may be used under current rules and regulations, subject to certain restrictions, including relating to transparency and affirmative “opt-out” rights of the collection or use of such data in certain instances. To the extent additional opt-out rights are made available in the U.S., additional regulations are imposed, or if an “opt-in” model were to be adopted, less data would be available, the cost of data and compliance would be higher, or we could be required to modify our data processing practices and policies. For example, California recently enacted legislation, the California Consumer Privacy Act (“CCPA”), that became operative on January 1, 2020, and came under California Attorney General (“AG”) enforcement on July 1, 2020. The CCPA requires covered companies to, among other things, provide new disclosures to California consumers and grant such consumers a new right to opt-out of “sales” of personal information, a concept that is defined broadly. The CCPA is also subject to regulations issued by the California AG, which were finalized and became effective in August 2020. The California Privacy Rights and Enforcement Act (“CPRA”), which was passed as a ballot initiative in November 2020 and came into effect on January 1, 2023, expanded upon the CCPA and, among other things, created new categories of personal information with additional protections, created new data subject rights such as a right of correction, created a new state rulemaking and enforcement agency for the CPRA, and expands potential liability for violations. The CPRA also gives California consumers a new right to opt-out of “sharing” consumer data, which is defined to include any data transfer for the purpose of cross-context behavioral advertising. Other states—Colorado, Connecticut, Iowa, Oregon, Montana, Utah, Virginia, and Texas —have passed similar comprehensive privacy laws containing similar opt-out rights, which are either already in effect or will take effect this year. It remains unclear how aspects of the CCPA (as amended by the CPRA), its implementing regulations, or the current and pending laws in other states will be interpreted. We cannot yet fully predict the impact of these laws on our business or operations, but it or future federal or state laws or regulations (particularly any regulations using an “opt-in” model or imposing “universal” or automated opt-out rights) could require us or our clients to modify data processing practices and policies and to incur substantial costs and expenses in an effort to comply. Decreased availability and increased costs of information and costs of compliance could adversely affect our ability to meet our clients’ expectations and requirements and could result in decreased revenue. In addition, we may be required to comply with various other state privacy laws as they are written and enacted, if and when applicable.

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We are also bound by other contractual obligations related to data privacy and security, and our efforts to comply with such obligations may not be successful. We publish privacy policies, marketing materials, and other statements concerning data privacy and security. Regulators in the United States are increasingly scrutinizing these statements, and if these are found to be deficient, lacking in transparency, deceptive, unfair, misleading, or misrepresentative of our practices, we may be subject to investigation, enforcement actions by regulators, or other adverse consequences.

Because the interpretation and application of privacy and data protection laws, regulations and standards are uncertain, it is possible that these laws, regulations and standards may be interpreted and applied in manners that are, or are asserted to be, inconsistent with our data management practices or the technological features of our products and services. If so, in addition to the possibility of fines, investigations, lawsuits and other claims and proceedings, it may be necessary or desirable for us to fundamentally change our business activities and practices or modify our products and services, which could have an adverse effect on our business. We may be unable to make such changes or modifications in a commercially reasonable manner or at all. Any inability to adequately address privacy concerns, even if unfounded, or any actual or perceived failure to comply with applicable privacy or data protection laws, regulations, standards or policies, could result in additional cost and liability to us, damage our reputation, inhibit sales and harm our business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, standards and policies that are applicable to the businesses of our customers may limit the use and adoption of, and reduce the overall demand for, our platform. Privacy concerns, whether valid or not valid, may inhibit market adoption of our platform particularly in certain industries and foreign countries.

Adapting our business to and complying with the CCPA and other U.S. state privacy laws and could continue to involve substantial expense and may cause us to divert resources from other aspects of our operations, all of which may adversely affect our business. We cannot control or predict the pace or effectiveness of such adaptation, and we cannot currently predict the impact such changes may have on our business. Any upcoming and evolving laws and regulations around data privacy could result in increased operating expenses or increase our exposure to the risk of litigation or regulatory inquiries or proceedings.

We are subject to regulation with respect to political campaign activities, which lacks clarity and uniformity.

We are subject to regulation with respect to political campaign activities, which are governed by various federal laws enforced by the Federal Election Commission (“FEC”) as well as state and local laws. These regulations govern matters ranging from advertisement disclaimers to financial reporting requirements, and their application to modern digital communications can be unclear. In some jurisdictions, we may determine not to facilitate voter contact due to uncertainty around applicable regulation and potential burdens of compliance, and we may be forced to suspend operations in response to new or evolving regulations. The lack of uniformity across jurisdictions and increasing compliance requirements around political campaigning and advertising may increase our operating and compliance costs and subject us to potential liability from regulatory agencies.

Our business is dependent on text messaging and voice communication channels, and our access to these channels could be limited by regulatory or industry actions, including from mobile network operators or designers of mobile operating systems.

Our business is dependent on our ability to send high volumes of political communications, primarily through text messages and voice broadcasts, to voters on behalf of our clients. Mobile network operators and intermediary service providers can, and often do, implement network-level measures that may block, delay, or otherwise restrict the delivery of these communications. Future actions by these third parties to block our messages, impose additional fees, or otherwise limit our access to their networks could harm our business and ability to effectively serve our clients.

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Communications that we distribute on our platform are subject to regulations from the U.S. Federal Communications Commission (“FCC”) and the Telephone Consumer Protection Act (“TCPA”). While our peer-to-peer (P2P) text messaging platform is designed to be compliant with current FCC regulations, it is not aligned with certain best practices established by the Cellular Communications Industry Association (“CTIA”), a wireless industry trade association. Because mobile carriers often adopt CTIA guidelines as the basis for their network filtering policies, there is a risk that messages sent via our P2P platform could be subject to increased filtering or blocking, which would reduce deliverability, as well as resulting in increased per-message cost, including the potential imposition of penalty fees. If carriers further align their network policies with CTIA guidelines or preferences, we may be required to transition our clients to different messaging solutions that could be more costly and less effective, which would adversely affect our business. Additionally, changes to mobile operating systems that affect how text messages are received and displayed on user’s devices may decrease the visibility of messages sent using our platform, which would adversely affect demand for our services.

We utilize third-party service providers for the delivery of text messages and voice broadcasts. If we were unable to use any one of our current service providers, alternate providers are available; however, we believe our revenue could be impacted for some period as we transition to a new provider, and the new provider may be unable to provide equivalent or satisfactory services. Any disruption or restriction on the distribution of our communications, termination or disruption of our relationships with our third-party service providers or any increase in the associated costs, may be beyond our control and would adversely affect our business.

Individuals may claim our calling or text messaging services are subject to, and are not compliant with, the Telephone Consumer Protection Act or similar state laws.

Our clients may use our platform to place various SMS/MMS messages and calls to potential voters. There are a number of federal and state statutes and regulations that govern certain of these telecommunications, including the TCPA, the Telemarketing Sales Rule (“TSR”), and various state laws similar in scope to the TCPA and TSR. The FCC and the FTC have responsibility for regulating various aspects of some of the TCPA, TSR and other federal laws. For calls and texts for telemarketing purposes, the TCPA requires callers to obtain prior express written consent from the call recipient and to adhere to “do-not-call” registry requirements which, in part, mandate that callers maintain and regularly update lists of consumers who have chosen not to be called and restrict calls to consumers who are on the national do-not-call list. Florida, Oklahoma and other states also have mini-TCPA and other similar consumer protection laws regulating calls and texts directed to their residents. As currently construed, the TCPA does not distinguish between voice and data, and, as such, text and SMS/MMS messages are also “calls” for the purpose of TCPA (and, in some cases, state mini-TCPA) obligations and restrictions.

For violations of the TCPA, the law provides for a private right of action under which a plaintiff may recover monetary damages of $500 for each call or text made in violation of the prohibitions on certain calls made using an artificial or pre-recorded voice or an automatic telephone dialing systems and certain calls made to numbers properly registered on the federal “do-not-call” list. A court may treble the $500 amount upon a finding of a willful or knowing violation. There is no statutory cap on maximum aggregate exposure (although some courts have applied in TCPA class actions constitutional limits on excessive penalties). An action may be brought by the FCC, a state attorney general, an individual, or a class of individuals. As with the TCPA, Florida’s mini-TCPA, for example, restricts certain calls and calls and texts made using an automated system to Florida residents without prior consent, allows a plaintiff to obtain $500 for each call or text made in violation of its prohibitions, and permits a court to treble the $500 amount for willful or knowing violations of the statute.

The TCPA, TSR, mini-TCPA laws and other similar state laws are subject to interpretations that may change. We regularly evaluate how they may apply to our business and operate a P2P messaging system that we believe fully complies with the FCC’s interpretation of the TCPA. The FCC, FTC, a state attorney general or other regulator, or a court, however, may disagree with our interpretation of these laws and conclude that we are not in compliance and impose damages, civil penalties and other consequences upon us as a result. Determination by a court or regulatory agency that our services did not comply may also invalidate all or portions of some of our client contracts, could require us to change or terminate some portions of our business, could require us to refund portions of our services fees, and could have an adverse effect on our business. Further, we could be subject to putative class action lawsuits alleging violations of the TCPA, state mini-TCPA laws and other similar state laws. Our call and SMS/MMS messaging services are potential sources of risk for class action lawsuits and liability for us. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct call and SMS/MMS messaging programs, with many resulting in multi-million- dollar settlements to the plaintiffs. Even an unsuccessful challenge by consumers or regulatory authorities of our activities could result in adverse publicity and could require a costly response from us.

If in the future we are found to have violated such laws in a class action, the amount of damages and potential liability could be extensive and adversely impact our business. Accordingly, were such a class certified or if we are unable to successfully defend such a suit, then the damages could have a material adverse effect on our results of operations and financial condition.

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Artificial intelligence (“AI”) presents risks and challenges that can impact our business, including by posing security risks to our confidential information, proprietary information and personal data.

Issues in the development and use of artificial intelligence, combined with an uncertain regulatory environment, may result in reputational harm, liability or other adverse consequences to our business operations. As with many technological innovations, AI presents risks and challenges that could impact our business. We or our clients currently incorporate a limited number of AI technologies into certain of our products, and we may continue to adopt and integrate AI, including generative AI, into our products in the future for specific use cases. If we, our vendors, or our third-party partners experience an actual or perceived data breach or cybersecurity incident because of the use of generative AI, we may lose valuable intellectual property, personal data and/or confidential information, and our reputation and the public perception of the effectiveness of our security measures could be harmed. Further, bad actors around the world use increasingly sophisticated methods, including the use of AI, to engage in illegal activities involving the theft and misuse of personal information, confidential information, and intellectual property. Any of these outcomes could damage our reputation, subject us to legal liability, result in the loss of valuable property and information, and adversely impact our business.

The rapid evolution of artificial intelligence will require the application of significant resources to design, develop, test and maintain such systems to help ensure that artificial intelligence is implemented in accordance with applicable law and regulation and in a socially responsible manner and to minimize any real or perceived unintended harmful impacts. The use of certain artificial intelligence technologies can also give rise to intellectual property risks, including by disclosing or otherwise compromising our confidential or proprietary intellectual property, or by undermining our ability to assert or defend ownership rights in intellectual property created with the assistance of artificial intelligence tools. Our vendors may in turn incorporate artificial intelligence tools into their offerings, and the providers of these artificial intelligence tools may not meet existing or rapidly evolving regulatory or industry standards, including with respect to privacy and data security.

A growing number of legislators and regulators are adopting laws and regulations and have focused enforcement efforts on the adoption of artificial intelligence and the use of such technologies in compliance with ethical standards and societal expectations. These developments may increase our compliance burden and costs in connection with the use of artificial intelligence and lead to legal liability if we fail to meet evolving legal standards or if use of such technologies results in harms or other causes of action we did not predict. For example, several states, including Colorado and California, passed laws that will take effect in 2026 to regulate various uses of artificial intelligence, including to make consequential decisions. In addition, various federal regulators have issued guidance and focused enforcement efforts on the use of AI in regulated sectors. If we develop or use AI systems governed by these laws or regulations, we will need to meet higher standards of data quality, transparency, monitoring and human oversight, and we would need to adhere to specific and potentially burdensome and costly ethical, accountability, and administrative requirements, with the potential for significant enforcement or litigation in the event of any perceived non-compliance. Any of these effects could damage our reputation, result in the loss of valuable property and information, cause us to breach applicable laws and regulations, and adversely impact our business.

In addition, our competitive position could be harmed if we fail to adopt and integrate AI effectively into our operations and product offerings. Misjudging the convergence of AI with our business needs may lead to inefficiencies or obsolescence of our services or products. Additionally, AI systems can present risks of unintended bias, errors, or regulatory compliance challenges that could affect our reputation and legal standing. For example, creating or implementing AI-enabled products may contain errors or inadequacies that are not easily detectable may result in these products not operating properly or as we expect them to. If the recommendations, analyses or other content incorporated into or produced by such products are (or are perceived to be) deficient, biased or inaccurate, we could be subject to competitive harm, potential legal liability and brand or reputational harm. Our future success will depend, in part, on our ability to leverage AI responsibly and effectively.

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RISKS RELATED TO OUR BITCOIN STRATEGY AND HOLDINGS

Our bitcoin strategy will expose us to various risks associated with bitcoin.

Our bitcoin strategy will expose us to various risks, including the following:

Bitcoin is a highly volatile asset. Bitcoin is a highly volatile asset that has traded below $60,000 per bitcoin and above $123,000 per bitcoin on the Coinbase exchange (our principal market for bitcoin) in the 12 months preceding the date of this Offering Circular. The trading price of bitcoin significantly decreased during prior periods, and such declines may occur again in the future.

Bitcoin does not pay interest or dividends. Bitcoin does not pay interest or other returns and we will only generate cash from our bitcoin holdings if we sell our bitcoin or implement strategies to create income streams or otherwise generate cash by using our bitcoin holdings. Even if we pursue any such strategies, we may be unable to create income streams or otherwise generate cash from our bitcoin holdings, and any such strategies may subject us to additional risks.

Our bitcoin holdings may significantly impact our financial results. Our bitcoin holdings may significantly affect our financial results and with an increasing impact on our financial results. See “Risks Related to Our Bitcoin Strategy and Holdings – Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.”

Our assets could be concentrated in bitcoin. Our treasury reserve policy currently allows for a significant portion of our treasury assets to be concentrated in our bitcoin holdings. The concentration of our assets in bitcoin will limit our ability to mitigate risk that could otherwise be achieved by holding a more diversified portfolio of treasury assets.

We may purchase bitcoin using proceeds from equity and debt financings. We do not intend to purchase bitcoin using the proceeds from this offering. To the extent that we do not fund our bitcoin purchases with cash from operating activities, our ability to achieve the objectives of our bitcoin strategy may depend in significant part on our ability to obtain equity and debt financing. If we are unable to obtain equity or debt financing on favorable terms or at all, we may not be able to successfully execute our bitcoin strategy.

Our bitcoin strategy has not been tested over an extended period of time or under different market conditions. We are continually examining the risks and rewards of our strategy to acquire and hold bitcoin. This strategy has not been tested over an extended period of time or under different market conditions. For example, although we believe bitcoin, due to its limited supply, has the potential to serve as a hedge against inflation in the long term, the short-term price of bitcoin declined in certain recent periods during which the inflation rate increased. If bitcoin prices were to decrease or our bitcoin strategy otherwise proves unsuccessful, our financial condition, results of operations, and the price of our securities could be materially adversely impacted.

We are subject to counterparty risks, including in particular risks relating to our custodians. Although we have implemented various measures that are designed to mitigate our counterparty risks, including by entering into agreements to store substantially all of the bitcoin we own in custody accounts at U.S.-based, institutional-grade custodians and negotiating contractual arrangements intended to establish that our property interest in custodially-held bitcoin is not subject to claims of our custodians’ creditors, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodians’ estates in the event that any such custodians were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodians, inhibiting our ability to exercise ownership rights with respect to such bitcoin, or delaying or hindering our access to our bitcoin holdings, and this may ultimately result in the loss of the value related to some or all of such bitcoin, which could have a material adverse effect on our financial condition as well as the price of our securities.

The broader digital assets industry is subject to counterparty risks, which could adversely impact the adoption rate, price, and use of bitcoin. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry have highlighted the counterparty risks applicable to owning and transacting in digital assets. Although these bankruptcies, closures, liquidations and other events have not affected us, they have, in the short-term, likely negatively impacted the adoption rate and use of bitcoin. Additional bankruptcies, closures, liquidations, regulatory enforcement actions or other events involving participants in the digital assets industry in the future may further negatively impact the adoption rate, price, and use of bitcoin, limit the availability to us of financing collateralized by bitcoin, or create or expose additional counterparty risks.

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Changes in the accounting treatment of our bitcoin holdings could have significant accounting impacts, including increasing the volatility of our results. We have adopted ASU 2023-08 as of January 1, 2025, which requires us to measure our bitcoin holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period beginning January 1, 2025. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our bitcoin holdings. Due in particular to the volatility in the price of bitcoin, we expect the adoption of ASU 2023-08 to have a material impact on our financial results in future periods, increase the volatility of our financial results, and affect the carrying value of bitcoin on our balance sheet. These impacts could in turn have a material adverse effect on our financial results.

The broader digital assets industry, including the technology associated with digital assets, the rate of adoption and development of, and use cases for, digital assets, market perception of digital assets, and the legal, regulatory, and accounting treatment of digital assets are constantly developing and changing, and there may be additional risks in the future that are not possible to predict.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin may influence our financial results.

Bitcoin is a highly volatile asset, and fluctuations in the price of bitcoin have in the past influenced and are likely to continue to influence our financial results. Our financial results would be adversely affected, and our business and financial condition would be negatively impacted, if the price of bitcoin decreased substantially (as it has in the past), including as a result of:

●	decreased user and investor confidence in bitcoin, including due to the various factors described herein;
●	investment and trading activities, such as (i) trading activities of highly active retail and institutional users, speculators, miners and investors; (ii) actual or expected significant dispositions of bitcoin by large holders, including the expected liquidation of digital assets associated with entities that have filed for bankruptcy protection and the transfer and sale of bitcoins associated with significant hacks, seizures, or forfeitures; and (iii) actual or perceived manipulation of the spot or derivative markets for bitcoin or spot bitcoin exchange-traded products (“ETPs”);
●	negative publicity, media or social media coverage, or sentiment due to events in or relating to, or perception of, bitcoin or the broader digital assets industry;
●	changes in consumer preferences and the perceived value or prospects of bitcoin;

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●	competition from other digital assets that exhibit better speed, security, scalability, or energy efficiency, that feature other more favored characteristics, that are backed by governments, including the U.S. government, or reserves of fiat currencies, or that represent ownership or security interests in physical assets;
●	a decrease in the price of other digital assets, including stablecoins, or the crash or unavailability of stablecoins that are used as a medium of exchange for bitcoin purchase and sale transactions, to the extent the decrease in the price of such other digital assets or the unavailability of such stablecoins may cause a decrease in the price of bitcoin or adversely affect investor confidence in digital assets generally;
●	the identification of Satoshi Nakamoto, the pseudonymous person or persons who developed bitcoin, or the transfer of substantial amounts of bitcoin from bitcoin wallets attributed to Mr. Nakamoto;
●	developments relating to the Bitcoin protocol, including (i) changes to the Bitcoin protocol that impact its security, speed, scalability, usability, or value, such as changes to the cryptographic security protocol underpinning the Bitcoin blockchain, changes to the maximum number of bitcoin outstanding, changes to the mutability of transactions, changes relating to the size of blockchain blocks, and similar changes, (ii) failures to make upgrades to the Bitcoin protocol to adapt to security, technological, legal or other challenges, and (iii) changes to the Bitcoin protocol that introduce software bugs, security risks or other elements that adversely affect bitcoin;
●	disruptions, failures, unavailability, or interruptions in service of trading venues for bitcoin;
●	the filing for bankruptcy protection by, liquidation of, or market concerns about the financial viability of digital asset custodians, trading venues, lending platforms, investment funds, or other digital asset industry participants;
●	regulatory, legislative, enforcement and judicial actions that adversely affect the price, ownership, transferability, trading volumes, legality or public perception of bitcoin, or that adversely affect the operations of or otherwise prevent digital asset custodians, trading venues, lending platforms or other digital assets industry participants from operating in a manner that allows them to continue to deliver services to the digital assets industry;
●	further reductions in mining rewards of bitcoin, including due to block reward halving events, which are events that occur after a specific period of time that reduce the block reward earned by “miners” who validate bitcoin transactions, or increases in the costs associated with bitcoin mining, including increases in electricity costs and hardware and software used in mining, or new or enhanced regulation or taxation of bitcoin mining, which could further increase the costs associated with bitcoin mining, any of which may cause a decline in support for the Bitcoin network;
●	transaction congestion and fees associated with processing transactions on the Bitcoin network;
●	macroeconomic changes, such as changes in the level of interest rates and inflation, fiscal and monetary policies of governments, trade restrictions, and fiat currency devaluations;
●	developments in mathematics or technology, including in digital computing, algebraic geometry and quantum computing, that could result in the cryptography used by the Bitcoin blockchain becoming insecure or ineffective; and
●	changes in national and international economic and political conditions, including, without limitation, federal government policies, trade tariffs and trade disputes, and the adverse impacts attributable to global conflict.

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Bitcoin and other digital assets are novel assets, and are subject to significant legal, commercial, regulatory and technical uncertainty.

Bitcoin and other digital assets are relatively novel and are subject to significant uncertainty, which could adversely impact their price. The application of state and federal securities laws and other laws and regulations to digital assets is unclear in certain respects, and it is possible that regulators in the United States or foreign countries may interpret or apply existing laws and regulations in a manner that adversely affects the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin.

The U.S. federal government, states, regulatory agencies, and foreign countries may also enact new laws and regulations, or pursue regulatory, legislative, enforcement or judicial actions, that could materially impact the price of bitcoin or the ability of individuals or institutions such as us to own or transfer bitcoin.

It is not possible to predict whether, or when, new laws will be enacted that change the legal framework governing digital assets or provide additional authorities to the SEC or other regulators, or whether, or when, any other federal, state or foreign legislative bodies will take any similar actions. It is also not possible to predict the nature of any such additional laws or authorities, how additional legislation or regulatory oversight might impact the ability of digital asset markets to function, the willingness of financial and other institutions to continue to provide services to the digital assets industry, or how any new laws or regulations, or changes to existing laws or regulations, might impact the value of digital assets generally and bitcoin specifically. The consequences of any new law or regulation relating to digital assets and digital asset activities could adversely affect the market price of bitcoin, as well as our ability to hold or transact in bitcoin, and in turn adversely affect the price of our securities.

Moreover, the risks of engaging in a bitcoin strategy are relatively novel and have created, and could continue to create, complications due to the lack of experience that third parties have with companies engaging in such a strategy, such as increased costs of director and officer liability insurance or the potential inability to obtain such coverage on acceptable terms in the future.

The growth of the digital assets industry in general, and the use and acceptance of bitcoin in particular, may also impact the price of bitcoin and is subject to a high degree of uncertainty. The pace of worldwide growth in the adoption and use of bitcoin may depend, for instance, on public familiarity with digital assets, ease of buying, accessing or gaining exposure to bitcoin, institutional demand for bitcoin as an investment asset, the participation of traditional financial institutions in the digital assets industry, consumer demand for bitcoin as a store of value or means of payment, and the availability and popularity of alternatives to bitcoin. Even if growth in bitcoin adoption occurs in the near or medium-term, there is no assurance that bitcoin usage will continue to grow over the long-term.

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Because bitcoin has no physical existence beyond the record of transactions on the Bitcoin blockchain, a variety of technical factors related to the Bitcoin blockchain could also impact the price of bitcoin. For example, malicious attacks by miners, inadequate mining fees to incentivize validating of bitcoin transactions, hard “forks” of the Bitcoin blockchain into multiple blockchains, and advances in digital computing, algebraic geometry, and quantum computing could undercut the integrity of the Bitcoin blockchain and negatively affect the price of bitcoin. The liquidity of bitcoin may also be reduced and damage to the public perception of bitcoin may occur, if financial institutions were to deny or limit banking services to businesses that hold bitcoin, provide bitcoin-related services or accept bitcoin as payment, which could also decrease the price of bitcoin. Actions by U.S. banking regulators have in the past resulted in or contributed to reductions in access to banking services for bitcoin-related customers and service providers, or the willingness of traditional financial institution to participate in markets for digital assets. The liquidity of bitcoin may also be impacted to the extent that changes in applicable laws and regulatory requirements negatively impact the ability of exchanges and trading venues to provide services for bitcoin and other digital assets.

Our historical financial statements do not reflect the potential variability in earnings that we may experience in the future relating to our bitcoin holdings.

Our historical financial statements do not fully reflect the potential variability in earnings that we may experience in the future from holding or selling significant amounts of bitcoin. The price of bitcoin has historically been subject to dramatic price fluctuations and is highly volatile. In December 2023, the FASB issued ASU 2023-08, which we adopted as of January 1, 2025. ASU 2023-08 requires us to measure our bitcoin holdings at fair value in our statement of financial position, and to recognize gains and losses from changes in the fair value of our bitcoin in net income each reporting period. ASU 2023-08 also requires us to provide certain interim and annual disclosures with respect to our bitcoin holdings. We determine the fair value of our bitcoin based on quoted (unadjusted) prices on the Coinbase exchange (our principal market for bitcoin).

Because we intend to purchase bitcoin in future periods and increase our overall holdings of bitcoin, we expect that the proportion of our total assets represented by our bitcoin holdings will increase in the future. As a result, and in particular due to our adoption of ASU 2023-08, volatility in our earnings may be significantly more than what we experienced in prior periods.

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Our bitcoin strategy subjects us to enhanced regulatory oversight.

As noted above, several spot bitcoin ETPs have received approval from the SEC to list their shares on a U.S. NSE with continuous share creation and redemption at net asset value. Even though we are not, and do not function in the manner of, a spot bitcoin ETP, it is possible that we nevertheless could face regulatory scrutiny from the SEC or other federal or state agencies due to our bitcoin holdings.

In addition, there has been increasing focus on the extent to which digital assets can be used to launder the proceeds of illegal activities, fund criminal or terrorist activities, or circumvent sanctions regimes, including those sanctions imposed in response to the ongoing conflict between Russia and Ukraine. While we have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable anti-money laundering and sanctions laws and regulations and take care to only acquire our bitcoin through entities subject to anti-money laundering regulation and related compliance rules in the United States, if we are found to have purchased any of our bitcoin from bad actors that have used bitcoin to launder money or persons subject to sanctions, we may be subject to regulatory proceedings and any further transactions or dealings in bitcoin by us may be restricted or prohibited.

Although we did not have bitcoin holdings that could serve as collateral securing any of our outstanding indebtedness as of December 31, 2024, we may incur indebtedness or enter into other financial instruments in the future that may be collateralized by our bitcoin holdings. We may also consider pursuing strategies to create income streams or otherwise generate funds using our bitcoin holdings. These types of bitcoin-related transactions are the subject of enhanced regulatory oversight. These and any other bitcoin-related transactions we may enter into, beyond simply acquiring and holding bitcoin, may subject us to additional regulatory compliance requirements and scrutiny, including under federal and state money services regulations, money transmitter licensing requirements and various commodity and securities laws and regulations.

In addition, private actors that are wary of bitcoin or the regulatory concerns associated with bitcoin have in the past taken and may in the future take further actions that may have an adverse effect on our business.

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Due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, bitcoin trading venues may experience greater fraud, security failures or regulatory or operational problems than trading venues for more established asset classes, which may result in a loss of confidence in bitcoin trading venues and adversely affect the value of our bitcoin.

Bitcoin trading venues are relatively new and, in many cases, unregulated. Furthermore, there are many bitcoin trading venues which do not provide the public with significant information regarding their ownership structure, management teams, corporate practices and regulatory compliance. As a result, the marketplace may lose confidence in bitcoin trading venues, including prominent exchanges that handle a significant volume of bitcoin trading and/or are subject to regulatory oversight, in the event one or more bitcoin trading venues cease or pause for a prolonged period the trading of bitcoin or other digital assets, or experience fraud, significant volumes of withdrawal, security failures or operational problems.

In 2019 there were reports claiming that 80-95% of bitcoin trading volume on trading venues was false or non-economic in nature, with specific focus on unregulated exchanges located outside of the United States. The SEC also alleged as part of its June 5, 2023 complaint against Binance Holdings Ltd. that Binance committed strategic and targeted “wash trading” through its affiliates to artificially inflate the volume of certain digital assets traded on its exchange. The SEC has also brought recent actions against individuals and digital asset market participants alleging that such persons artificially increased trading volumes in certain digital assets through wash trades, or repeated buying and selling of the same assets in fictitious transactions to manipulate their underlying trading price. Such reports and allegations may indicate that the bitcoin market is significantly smaller than expected and that the United States makes up a significantly larger percentage of the bitcoin market than is commonly understood. Any actual or perceived wash trading in the bitcoin market, and any other fraudulent or manipulative acts and practices, could adversely affect the value of our bitcoin. Negative perception, a lack of stability in the broader bitcoin markets and the closure, temporary shutdown or operational disruption of bitcoin trading venues, lending institutions, institutional investors, institutional miners, custodians, or other major participants in the bitcoin ecosystem, due to fraud, business failure, cybersecurity events, government-mandated regulation, bankruptcy, or for any other reason, may result in a decline in confidence in bitcoin and the broader bitcoin ecosystem and greater volatility in the price of bitcoin. For example, in 2022, each of Celsius Network, Voyager Digital, Three Arrows Capital, FTX, and BlockFi filed for bankruptcy, following which the market prices of bitcoin and other digital assets significantly declined. In addition, in June 2023, the SEC announced enforcement actions against Coinbase, Inc., and Binance Holdings Ltd., two providers of large trading venues for digital assets, which similarly was followed by a decrease in the market price of bitcoin and other digital assets. These were followed in November 2023, by an SEC enforcement action against Payward Inc. and Payward Ventures Inc., together known as Kraken, another large trading venue for digital assets. As we expect the price of our securities may be affected by the value of our bitcoin holdings, the failure of a major participant in the bitcoin ecosystem could have a material adverse effect on the price of our securities.

The emergence or growth of other digital assets, including those with significant private or public sector backing, could have a negative impact on the price of bitcoin and adversely affect our business.

As a result of our bitcoin strategy, our assets may become concentrated in our bitcoin holdings. Accordingly, the emergence or growth of digital assets other than bitcoin may have a material adverse effect on our financial condition. As of December 31, 2024, bitcoin was the largest digital asset by market capitalization. However, there are numerous alternative digital assets and many entities, including consortiums and financial institutions, are researching and investing resources into private or permissioned blockchain platforms or digital assets that do not use proof-of-work mining like the Bitcoin network. For example, in late 2022, the Ethereum network transitioned to a “proof-of-stake” mechanism for validating transactions that requires significantly less computing power than proof-of-work mining. The Ethereum network has completed another major upgrade since then and may undertake additional upgrades in the future. If the mechanisms for validating transactions in Ethereum and other alternative digital assets are perceived as superior to proof-of-work mining, those digital assets could gain market share relative to bitcoin.

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Other alternative digital assets that compete with bitcoin in certain ways include “stablecoins,” which are designed to maintain a constant price because of, for instance, their issuers’ promise to hold high-quality liquid assets (such as U.S. dollar deposits and short-term U.S. treasury securities) equal to the total value of stablecoins in circulation. Stablecoins have grown rapidly as an alternative to bitcoin and other digital assets as a medium of exchange and store of value, particularly on digital asset trading platforms. As of December 31, 2024, two of the eight largest digital assets by market capitalization were U.S. dollar-pegged stablecoins.

Additionally, central banks in some countries have started to introduce digital forms of legal tender. For example, China’s CBDC project was made available to consumers in January 2022, and governments including the United States, the United Kingdom, the European Union, and Israel have been discussing the potential creation of new CBDCs. Whether or not they incorporate blockchain or similar technology, CBDCs, as legal tender in the issuing jurisdiction, could also compete with, or replace, bitcoin and other digital assets as a medium of exchange or store of value. As a result, the emergence or growth of these or other digital assets could cause the market price of bitcoin to decrease, which could have a material adverse effect on our business, prospects, financial condition, and operating results.

Our bitcoin holdings may be less liquid than our existing cash and cash equivalents and may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents.

Historically, the bitcoin market has been characterized by significant volatility in price, limited liquidity and trading volumes compared to sovereign currencies markets, relative anonymity, a developing regulatory landscape, potential susceptibility to market abuse and manipulation, compliance and internal control failures at exchanges, and various other risks inherent in its entirely electronic, virtual form and decentralized network. During times of market instability, we may not be able to sell our bitcoin at favorable prices or at all. For example, a number of bitcoin trading venues temporarily halted deposits and withdrawals in 2022, although the Coinbase exchange (our principal market for bitcoin) has, to date, not done so. As a result, our bitcoin holdings may not be able to serve as a source of liquidity for us to the same extent as cash and cash equivalents. Further, bitcoin we hold with our custodians and transact with our trade execution partners does not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation. Additionally, we may be unable to enter into term loans or other capital raising transactions collateralized by our unencumbered bitcoin or otherwise generate funds using our bitcoin holdings, including in particular during times of market instability or when the price of bitcoin has declined significantly. If we are unable to sell our bitcoin, enter into additional capital raising transactions, including capital raising transactions using bitcoin as collateral, or otherwise generate funds using our bitcoin holdings, or if we are forced to sell our bitcoin at a significant loss, in order to meet our working capital requirements, our business and financial condition could be negatively impacted.

If we or our third-party service providers experience a security breach or cyberattack and unauthorized parties obtain access to our bitcoin, or if our private keys are lost or destroyed, or other similar circumstances or events occur, we may lose some or all of our bitcoin and our financial condition and results of operations could be materially adversely affected.

Substantially all of the bitcoin we own will be held in custody accounts at institutional-grade digital asset custodians. Security breaches and cyberattacks are of particular concern with respect to our bitcoin. Bitcoin and other blockchain-based cryptocurrencies and the entities that provide services to participants in the bitcoin ecosystem have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities. For example, in October 2021 it was reported that hackers exploited a flaw in the account recovery process and stole from the accounts of at least 6,000 customers of the Coinbase exchange (our principal market for bitcoin), although the flaw was subsequently fixed and Coinbase reimbursed affected customers. Similarly, in November 2022, hackers exploited weaknesses in the security architecture of the FTX Trading digital asset exchange and reportedly stole over $400 million in digital assets from customers. A successful security breach or cyberattack could result in:

●	a partial or total loss of our bitcoin in a manner that may not be covered by insurance or the liability provisions of the custody agreements with the custodians who hold our bitcoin;
●	harm to our reputation and brand;
●	improper disclosure of data and violations of applicable data privacy and other laws; or
●	significant regulatory scrutiny, investigations, fines, penalties, and other legal, regulatory, contractual and financial exposure.

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Further, any actual or perceived data security breach or cybersecurity attack directed at other companies with digital assets or companies that operate digital asset networks, regardless of whether we are directly impacted, could lead to a general loss of confidence in the broader Bitcoin blockchain ecosystem or in the use of the Bitcoin network to conduct financial transactions, which could negatively impact us.

Attacks upon systems across a variety of industries, including industries related to bitcoin, are increasing in frequency, persistence, and sophistication, and, in many cases, are being conducted by sophisticated, well-funded and organized groups and individuals, including state actors. The techniques used to obtain unauthorized, improper or illegal access to systems and information (including personal data and digital assets), disable or degrade services, or sabotage systems are constantly evolving, may be difficult to detect quickly, and often are not recognized or detected until after they have been launched against a target. These attacks may occur on our systems or those of our third-party service providers or partners. We may experience breaches of our security measures due to human error, malfeasance, insider threats, system errors or vulnerabilities or other irregularities. In particular, unauthorized parties have attempted, and we expect that they will continue to attempt, to gain access to our systems and facilities, as well as those of our partners and third-party service providers, through various means, such as hacking, social engineering, phishing and fraud. Threats can come from a variety of sources, including criminal hackers, hacktivists, state-sponsored intrusions, industrial espionage, and insiders. In addition, certain types of attacks could harm us even if our systems are left undisturbed. For example, certain threats are designed to remain dormant or undetectable, sometimes for extended periods of time, or until launched against a target and we may not be able to implement adequate preventative measures. Any future breach of our operations or those of others in the bitcoin industry, including third-party services on which we rely, could materially and adversely affect our business.

We face risks relating to the custody of our bitcoin, including the loss or destruction of private keys required to access our bitcoin and cyberattacks or other data loss relating to our bitcoin.

We intend to exclusively hold our bitcoin with regulated custodians that have duties to safeguard our private keys. Our custodial services contracts do not restrict our ability to reallocate our bitcoin among our custodians, and our bitcoin holdings may be concentrated with a single custodian from time to time. We continually seek to engage additional custodians to achieve a greater degree of diversification in the custody of our bitcoin as the extent of potential risk of loss is dependent, in part, on the degree of diversification. If there is a decrease in the availability of digital asset custodians that we believe can safely custody our bitcoin, for example, due to regulatory developments or enforcement actions that cause custodians to discontinue or limit their services in the United States, we may need to enter into agreements that are less favorable than our current agreements or take other measures to custody our bitcoin, and our ability to seek a greater degree of diversification in the use of custodial services would be materially adversely affected.

There can be no guarantee that insurance coverage will be maintained as part of the custodial services we have or that such coverage will cover losses with respect to our bitcoin. Moreover, our use of custodians exposes us to the risk that the bitcoin our custodians hold on our behalf could be subject to insolvency proceedings and we could be treated as a general unsecured creditor of the custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin. Any loss associated with such insolvency proceedings is unlikely to be covered by any insurance coverage we maintain related to our bitcoin.

Bitcoin is controllable only by the possessor of both the unique public key and private key(s) relating to the local or online digital wallet in which the bitcoin is held. While the Bitcoin blockchain ledger requires a public key relating to a digital wallet to be published when used in a transaction, private keys must be safeguarded and kept private in order to prevent a third party from accessing the bitcoin held in such wallet. To the extent the private key(s) for a digital wallet are lost, destroyed, or otherwise compromised and no backup of the private key(s) is accessible, neither we nor our custodians will be able to access the bitcoin held in the related digital wallet. Furthermore, we cannot provide assurance that our digital wallets, nor the digital wallets of our custodians held on our behalf, will not be compromised as a result of a cyberattack. The bitcoin and blockchain ledger, as well as other digital assets and blockchain technologies, have been, and may in the future be, subject to security breaches, cyberattacks, or other malicious activities.

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We are not subject to legal and regulatory obligations that apply to investment companies such as mutual funds and exchange-traded funds, or to obligations applicable to investment advisers.

Mutual funds, ETFs and their directors and management are subject to extensive regulation as “investment companies” and “investment advisers” under U.S. federal and state law; this regulation is intended for the benefit and protection of investors. We are not subject to, and do not otherwise voluntarily comply with, these laws and regulations. This means, among other things, that the execution of or changes to our treasury reserve policy or our bitcoin strategy, our use of leverage, the manner in which our bitcoin is custodied, our ability to engage in transactions with affiliated parties and our operating and investment activities generally are not subject to the extensive legal and regulatory requirements and prohibitions that apply to investment companies and investment advisers. For example, although a significant change to our treasury reserve policy would require the approval of our board of directors, no shareholder or regulatory approval would be necessary. Consequently, our board of directors has broad discretion over the investment, leverage and cash management policies it authorizes, whether in respect of our bitcoin holdings or other activities we may pursue, and has the power to change our current policies, including our strategy of acquiring and holding bitcoin.

Our bitcoin strategy exposes us to risk of non-performance by counterparties.

Our bitcoin strategy exposes us to the risk of non-performance by counterparties, whether contractual or otherwise. Risk of non-performance includes inability or refusal of a counterparty to perform because of a deterioration in the counterparty’s financial condition and liquidity or for any other reason. For example, our execution partners, custodians, or other counterparties might fail to perform in accordance with the terms of our agreements with them, which could result in a loss of bitcoin, a loss of the opportunity to generate funds, or other losses.

Our primary counterparty risk with respect to our bitcoin is custodian performance obligations under the various custody arrangements we have entered into. A series of recent high-profile bankruptcies, closures, liquidations, regulatory enforcement actions and other events relating to companies operating in the digital asset industry, including the filings for bankruptcy protection by Three Arrows Capital, Celsius Network, Voyager Digital, FTX Trading and Genesis Global Capital, the closure or liquidation of certain financial institutions that provided lending and other services to the digital assets industry, including Signature Bank and Silvergate Bank, SEC enforcement actions against Coinbase, Inc., Binance Holdings Ltd., and Kraken, the placement of Prime Trust, LLC into receivership following a cease-and-desist order issued by Nevada’s Department of Business and Industry, and the filing and subsequent settlement of a civil fraud lawsuit by the New York Attorney General against Genesis Global Capital, its parent company Digital Currency Group, Inc., and former partner Gemini Trust Company have highlighted the perceived and actual counterparty risk applicable to digital asset ownership and trading. Although these bankruptcies, closures and liquidations have not resulted in any loss or misappropriation of our bitcoin, nor have such events adversely impacted our access to our bitcoin, legal precedent created in these bankruptcy and other proceedings may increase the risk of future rulings adverse to our interests in the event one or more of our custodians becomes a debtor in a bankruptcy case or is the subject of other liquidation, insolvency or similar proceedings.

While we expect any of our custodians will be subject to regulatory regimes intended to protect customers in the event of a custodial bankruptcy, receivership or similar insolvency proceeding, no assurance can be provided that any custodially-held bitcoin will not become part of the custodian’s insolvency estate if one or more of our custodians enters bankruptcy, receivership or similar insolvency proceedings. Additionally, if we pursue any strategies to create income streams or otherwise generate funds using our bitcoin holdings, we would become subject to additional counterparty risks. Any significant non-performance by counterparties, including in particular the custodians with which we expect to custody substantially all of our bitcoin, could have a material adverse effect on our business, prospects, financial condition, and operating results.

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USE OF PROCEEDS

The table below sets forth the estimated proceeds we would derive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed per share price of $5.00 per share. There is, of course, no guarantee that we will be successful in selling any of the Offered Shares in this offering.

	Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Offered Shares sold	2,500,000	5,000,000	7,500,000	10,000,000
Gross proceeds	$12,500,000	$25,000,000	$37,500,000	$50,000,000
Offering expenses(1)	1,699,500	2,759,500	3,869,500	4,979,500
Net proceeds	$10,800,500	$22,240,500	$33,630,500	$45,020,500

(1)	Represents Placement Agent fees, legal and accounting fees and expenses and out-of-pocket costs of escrow and clearing agent, as may be applicable. See “Plan of Distribution.”

The table below sets forth the manner in which we intend to apply the net proceeds derived by us in this offering, assuming the sale of 25%, 50%, 75% and 100% of the Offered Shares at an assumed public per share offering price of $5.00 per share. All amounts set forth below are estimates.

	Use of Proceeds for Assumed Percentage of Offered Shares Sold in This Offering
	25%	50%	75%	100%
Marketing and Advertising	$1,080,050	$2,224,050	$3,363,050	$4,502,050
Redemption of the Seed Notes	6,386,720	6,386,720	6,386,720	6,386,720
General Corporate Expenses, including Working Capital	3,333,730	13,629,730	23,880,730	34,131,730
Total	$10,800,500	$22,240,500	$33,630,500	$45,020,500

We reserve the right to change the foregoing use of proceeds, should our management believe it to be in the best interest of the Company. The allocations of the proceeds of this offering presented above constitute the current estimates of our management and are based on our current plans, assumptions made with respect to the industry in which we currently or, in the future, expect to operate, general economic conditions and our future revenue and expenditure estimates. We are currently planning to roll up leading, specialized service providers focused on certain campaign functions and may use the proceeds from this offering to fund such acquisitions. None of the net proceeds from this offering will be used to compensate or otherwise make payments to officers or directors of the issuer or any of our subsidiaries, other than the extent to which any Seed Notes held by our officers or directors are redeemed pursuant to the mandatory redemption pursuant to the terms of the Seed Notes on a pro rata basis. See “Interest of Management and Others in Certain Transactions – Related Party Transactions – Seed Notes.”

Investors are cautioned that expenditures may vary substantially from the estimates presented above. Investors must rely on the judgment of our management, who will have broad discretion regarding the application of the proceeds of this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds of this offering for other purposes.

In the event we do not obtain the entire offering amount hereunder, we may attempt to obtain additional funds through private offerings of our securities or by borrowing funds. Currently, we do not have any committed sources of financing.

Because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and other offering expenses payable by us, and net proceeds to us are not presently determinable and may be substantially less than the maximum amount set forth on the cover page of this Offering Circular.

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CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2025:

●	on an actual basis;

●	on a pro forma basis to give effect to (i) the issuance of the Seed Notes in the aggregate principal amount of $1.25 million, generating gross proceeds to us of approximately $1.19 million and (ii) the issuance of 5,000,000 shares of common stock under the Company’s Founders Share Plan subsequent to June 30, 2025; and

●	on a pro forma as adjusted basis assuming the issuance and sale by us of shares of common stock at a public offering price of $5.00 per share and the receipt of approximately $15 million in aggregate gross proceeds and $13,090,500 in aggregate net proceeds after deducting the Placement Agent fees and estimated offering costs payable by us along with the simultaneous redemption of the Company’s Senior Secured Notes for $6,386,720.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes appearing elsewhere in this Offering Circular.

	As of June 30, 2025
	(Presented in $ except for share numbers)
	Actual	Pro Forma	Pro Forma as Adjusted (Assuming $15 Million Gross Proceeds Closed in Offering)	Pro Forma as Adjusted (Assuming $50 Million Gross Proceeds Closed in Offering)
Assets
Current Assets:
Cash and cash equivalents	$148,224	$1,338,224	$8,042,004	$39,972,004
Total current assets	148,224	1,338,224	8,042,004	39,972,004

Noncurrent Assets:
Capitalized development costs, net	148,224	148,224	148,224	148,224
Property and equipment, net	804	804	804	804
Total noncurrent assets	74,820	74,820	74,820	74,820

Total Assets	$223,044	$1,338,224	$8,042,004	$39,972,004

Liabilities and Shareholder Equity (Deficit)	—
	—
Current Liabilities:
Accounts payable and accrued expenses	$220,248	$220,248	$220,248	$220,248
Secured notes payable	—	-	-	-
Total current liabilities	220,248	220,248	220,248	220,248

Noncurrent Liabilities:
Long term secured notes payable, net	137,093	1,114,086	-	-
Long term secured notes payable, related party, net	25,154	273,007	-	-
Total noncurrent liabilities	162,247	1,387,093	-	-

Total Liabilities	382,495	1,607,341	220,248	220,248

Shareholder Equity (Deficit):

Preferred stock, $0.0001 par value, 10,000,000 shares authorized and 0 shares issued and outstanding on an actual basis, pro-forma basis, pro forma as adjusted basis assuming $15 million gross proceeds closed in offering; and pro forma as adjusted basis assuming $50 million gross proceeds closed in offering	-	-	-	-
Common stock, $0.0001 par value, 250,000,000 shares authorized and 15,000,000 shares issued and outstanding as of June 30, 2025, on an actual basis; 20,000,000 shares of common stock issued and outstanding as of June 30, 2025, on a pro forma basis; 23,000,000 shares of common stock issued and outstanding on a pro forma as adjusted basis assuming $15 million gross proceeds closed in offering; and 30,000,000 shares of common stock issued and outstanding on a pro forma as adjusted basis assuming $50 million gross proceeds closed in offering	1,500	2,000	2,300	3,000
Additional paid-in capital	(1,500)	(2,000)	13,088,200	45,017,500
Retained earnings (accumulated deficit)	(159,451)	(269,117)	(5,268,744)	(5,268,744)
Total Shareholder Equity (Deficit)	(159,451)	(269,117)	7,821,756	39,751,756

Total Liabilities and Shareholder Equity (Deficit)	$223,044	$1,338,224	$8,042,004	$39,972,004

The number of shares of common stock outstanding as of June 30, 2025, as shown above, is based on 15,000,000 shares of common stock issued and outstanding as of such date and excludes the issuance of 5,245,000 shares of common stock issued pursuant to the Founders Share Plan subsequent to June 30, 2025.

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DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of June 30, 2025, was $(233,467), or $(0.02) per share of common stock based on 15,000,000 shares of common stock outstanding as of June 30, 2025. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to (i) the issuance of the Seed Notes in the aggregate principal amount of $1.25 million, generating gross proceeds to us of approximately $1.19 million and (ii) the issuance of 5,000,000 shares of common stock under our Founders Share Plan (as defined herein), in each case subsequent to June 30, 2025 (collectively, the “Pro Forma Adjustments”), our pro forma net tangible book value would have been approximately $(284,913), or $(0.01) per share.

After giving further effect to the assumed sale by us of the Offered Shares at an assumed public offering price of $5.00 per share and after deducting Placement Agent fees and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2025, would have been approximately $44,735,587 or $1.49 per share of common stock. This represents an immediate increase in the net tangible book value of $1.50 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $(3.51) per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$5.00
Historical net tangible book value per share as of June 30, 2025	$(0.02)
Increase in net tangible book value per share attributable to the Pro Forma Adjustments	$0.01
Pro forma net tangible book value per share as of June 30, 2025	$(0.01)
Increase in pro forma net tangible book value per share attributable to this offering	$1,50
Pro forma as adjusted net tangible book value per share as of June 30, 2025, after giving effect to this offering	$1.49
Dilution per share to purchasers of Offered Shares in this offering	$(3.51)

A $1.00 increase in the assumed public offering price of $5.00 per Offered Share, would increase the pro forma as adjusted net tangible book value per share by $9,300,000, and decrease dilution to new investors by $(0.93) per share, in each case assuming that the number of Offered Shares offered by us, as set forth on the cover page of this Offering Circular, remains the same and after deducting Placement Agent fees and estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual public offering price of our Offered Shares and other terms of this offering determined at pricing.

The number of shares of common stock outstanding as of June 30, 2025, as shown above, is based on 15,000,000 shares of common stock issued and outstanding as of that date and excludes the issuance of 5,245,000 shares of common stock issued pursuant to the Founders Share Plan subsequent to June 30, 2025.

Except as otherwise indicated, the information in this Offering Circular assumes no exercise the Placement Agent Warrants to be issued to the Placement Agent or its designees as compensation in connection with this offering.

To the extent that we issue additional shares under equity incentive plans, employee stock purchase plans or restricted stock units or securities exercisable or convertible into shares of our common stock, there may be further dilution to new investors. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

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PLAN OF DISTRIBUTION

In General

Our Company is offering a maximum of 10,000,000 Offered Shares on a “best-efforts” basis, at a fixed price of $5.00 per Offered Share. The minimum purchase requirement for investors in this offering is $1,000.00, or 200 Offered Shares.

We have engaged Dawson James Securities, Inc. to act as our exclusive placement agent to solicit offers to purchase the Offered Shares. The Placement Agent is not purchasing or selling any such Offered Shares, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such Offered Shares, other than to use its “reasonable best efforts” to arrange for the sale of such Offered Shares by us. Therefore, we may not sell all of the Offered Shares being offered. The terms of this offering are subject to market conditions and negotiations between us, the Placement Agent and prospective investors. The Placement Agent will have no authority to bind us by virtue of their placement agency agreement with us (the “Placement Agency Agreement”). This is a “best efforts” offering and there is no minimum offering amount required as a condition to each closing of this offering. All funds derived by us from this offering will be immediately available for use by us, in accordance with the uses set forth in the section entitled “Use of Proceeds” of this Offering Circular. All proceeds received from this offering will be placed in an escrow account held by Wilmington Trust, National Association, as escrow agent. We intend to complete one or more closings on a rolling basis. Upon each closing, the gross proceeds from accepted subscriptions will be released from escrow at the mutual written discretion of us and the Placement Agent (as defined herein)/our written direction, at which point such proceeds will become immediately available to us and may be used as they are released. Purchasers of the Offered Shares will not be entitled to a refund and could lose their entire investment.

This offering will terminate at the earliest of (a) the date on which all of the Offered Shares have been sold, (b) the date which is one year from this offering being qualified by the SEC, or (c) the date on which this offering is earlier terminated by us, in our sole discretion.

Pursuant to the Placement Agency Agreement, we will pay the Placement Agent, concurrently with each closing of this offering, a placement agent fee equal to 7.0% of the aggregate purchase price paid by each purchaser of Offered Shares that are placed in this offering (other than certain purchasers of Offered Shares in this offering that are set forth on a schedule to the Placement Agency Agreement).

In addition, we will also pay (a) all filing fees and expenses relating to the registration of the Offered Shares with the SEC; (b) all FINRA filing fees; (c) all fees and expenses relating to the listing of the Company’s common stock a NSE; (d) all fees, expenses and disbursements relating to the registration or qualification of the Offered Shares under the “blue sky” securities laws of such states and other jurisdictions as the Placement Agent may reasonably designate (including, without limitation, all filing and registration fees, and subject to limitations, the reasonable fees and disbursements of “blue sky” counsel, which will be the Placement Agent’s counsel); (e) all fees, expenses and disbursements relating to the registration, qualification or exemption of the Offered Shares under the securities laws of such foreign jurisdictions as the Placement Agent may reasonably designate; (f) the costs of all mailing and printing of the offering documents; (g) transfer and/or stamp taxes, if any, payable upon the transfer of the Offered Shares from the Company to the Placement Agent; (h) the fees and expenses of the Company’s accountants; (i) the fees and expenses of the Company’s legal counsel and other agents and representatives; (j) up to $10,000 to cover the Placement Agent’s actual “road show” expenses; and (k) in case of a listing to a NSE, up to $100,000 of the Placement Agent’s legal and additional diligence expenses not otherwise covered pursuant to the terms of the Placement Agency Agreement.

The Placement Agent may also ask other FINRA member broker-dealers that are registered with the SEC to participate as soliciting dealers for this offering.

Placement Agent Warrants

Upon each closing of this offering, we have agreed to issue the Placement Agent Warrants to the Placement Agent or its designees to purchase up to 3.5% of the aggregate number of Offered Shares sold. The Placement Agent Warrants will be exercisable at an assumed per share exercise price equal $6.25, which is equal to 125% of the assumed per share price of $5.00. The Placement Agent Warrants are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing 180 days from the commencement of sales of the Offered Shares in this offering.

The Placement Agent Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(e)(1)(A) of FINRA. The Placement Agent (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Placement Agent Warrants or the underlying securities for a period of 180 days following the commencement of sales of the securities issued in this offering. In addition, the Placement Agent Warrants provide for registration rights upon request, in certain cases. The sole demand registration right provided will not be greater than five years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(C). The piggyback registration rights provided will not be greater than seven years from the commencement of sales of the securities issued in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Placement Agent Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Placement Agent Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Placement Agent Warrant exercise price or underlying shares will not be adjusted for issuances of shares of our Common Stock at a price below the warrant exercise price.

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Other Expenses of the Offering

EquiDeFi

In addition, the Company has engaged EquiDeFi, Ltd. (“EquiDeFi”) to create and maintain the online subscription processing platform for the offering. After this Offering Circular is qualified by the SEC, the offering will be conducted, in part, using EquiDeFi’s online subscription processing platform through the Company’s website at www.GOTV.com whereby investors will receive, review, execute and deliver subscription agreements electronically as well as make purchase price payments through a third-party processor by ACH debit transfer, wire transfer or credit card to an account we designate. We intend to hold closings on a rolling basis following our acceptance of investors’ subscriptions.

We have paid EquiDeFi an advance of $5,000 in connection with this offering. Starting once the offering is open to accepting investors, we have agreed to pay EquiDeFi $2,500 monthly in account maintenance fees (up to a maximum of $30,000 during the duration of the offering). In addition, we have agreed to pay EquiDeFi credit card processing fees (4.0% plus $0.30 per swipe) plus any charge back fees or expenses and 0.50% plus $5.00 for each ACH transfer fee to all purchasers in lieu of charges to investors.

Wilmington Trust

The Company has entered into an Escrow Agreement with Wilmington Trust, National Association (“Wilmington Trust” or the “Escrow Agent”). Investor funds will be held by the Escrow Agent pending closing or termination of the offering. All subscribers will be instructed by the Company or its agents to transfer funds by wire, credit or debit card, or ACH transfer directly to the escrow account established for this offering (such escrow account, the “Wilmington Trust Escrow Account”). The Company may terminate the offering at any time for any reason at its sole discretion. Investors should understand that acceptance of their funds into escrow does not necessarily indicate that the Company has accepted their subscription and will not necessarily result in their receiving Offered Shares; escrowed funds may be returned without deduction and without interest.

Wilmington Trust is not participating as an underwriter or placement agent or sales agent of this offering and will not solicit any investment in the Company, distribute this Offering Circular or other offering materials to investors, or recommend the Company’s securities or provide investment advice to any prospective Investor, and no communication through any medium, including any website, should be construed as such. The use of Wilmington Trust’s name in this Offering Circular should not be interpreted and is not intended as an endorsement or recommendation by it of the Company or this offering. All inquiries regarding this offering or escrow should be made directly to the Company or the Placement Agent.

Lock-Up / Leak-Out Agreements

All of our directors, officers, certain personnel of the Company (with respect to shares of common stock received pursuant to equity incentive plans of the Company only) and certain holders of the outstanding shares our of common stock as of the effective date of this Offering Circular have entered into “lock-up/leak-out” agreements pursuant to which, subject to certain exceptions, they have agreed with the Placement Agent not to offer, sell, or otherwise transfer or dispose of, directly or indirectly, shares of our common stock or any securities convertible into or exchangeable or exercisable for shares of our common stock, whether now owned or hereafter acquired by them or with respect to which they have or hereafter acquire the power of disposition (the “Lock-Up Shares”) during the period commencing on the qualification date of this Offering Circular and ending 180 days following the initial closing date of this offering (the “Lock-Up Period”). Notwithstanding the foregoing, until the 2026 midterm elections taking place on November 3, 2026, the holders of Lock-Up Shares may only offer, sell, contract to sell, hypothecate, pledge, dividend, distribute or otherwise dispose of, directly or indirectly the Lock-Up Shares subject to the following restrictions:

●	If the price per share of our common stock equals $6.01, but is less than $10.01, the maximum aggregate number of Lock-Up Shares the holder may dispose of shall not exceed 1% of the total weekly trading volume of the Company’s common stock;

●	If the price per share of our common stock equals $10.01, but is less than $15.01, the maximum aggregate number of Lock-Up Shares the holder may dispose of shall not exceed 2% of the total weekly trading volume of the Company’s common stock;

●	If the price per share of our common stock equals $15.01, but is less than $20.01, the maximum aggregate number of Lock-Up Shares the holder may dispose shall not exceed 3% of the total weekly trading volume of the Company’s common stock;

●	If the price per share of our common stock equals $20.01, but is less than $25.01, the maximum aggregate number of Lock-Up Shares the holder may dispose of shall not exceed 4% of the total weekly trading volume of the Company’s common stock; and

●	If the price per share of our common stock equals or exceeds $25.01, the holder may transfer the Lock-Up Shares without any restriction.

Tail

Subject to certain exceptions, the Placement Agent shall be entitled to fees on the same terms as this offering with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is provided to us by investors whom the Placement Agent had introduced to us as well as any investors that participated in an offering, if such Tail Financing is consummated at any time during the 12-month period following the completion of this offering.

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Listing of Offered Shares

There is currently no public trading market for our common stock, and the Offered Shares will not be listed on any exchange upon the closing of this offering. Our long-term strategy includes a plan to list our common stock on The Nasdaq Capital Market. To satisfy the initial listing requirements of The Nasdaq Capital Market, we must, among other requirements, have a minimum of $15,000,000 in market value of unrestricted securities. We intend to satisfy this requirement through the gross proceeds from this offering. Our common stock will not be eligible for listing on The Nasdaq Capital Market until we satisfy Nasdaq’s initial listing requirements. We have reserved the ticker symbol “GOTV” with Nasdaq and have submitted an application for listing on The Nasdaq Capital Market. However, this offering is not contingent upon the approval of such a listing, and we can provide no assurance that a listing will ever be obtained.

Investment Limitations if We Do Not Obtain a Listing on a National Securities Exchange

As set forth in Title IV of the JOBS Act, there would be no limit on how many Offered Shares an investor may purchase if this offering results in a listing of our common stock on The Nasdaq Capital Market or other national securities exchange. However, our common stock will not be listed on The Nasdaq Capital Market upon the initial qualification of our offering statement by the SEC. Additionally, we cannot provide any assurance that our Nasdaq listing application will be approved.

For individuals who are not Accredited Investors (as defined below), if we are not listed on The Nasdaq Capital Market, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see “How to Calculate Net Worth” below). Different rules apply to Accredited Investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A offering, most investors in the case of trading on the over-the-counter markets must comply with the 10% limitation on investment in this offering. The only investors in this offering exempt from this limitation, if our common stock is not listed on The Nasdaq Capital Market, are “accredited investors” as defined under Rule 501 of Regulation D under the Securities Act (each, an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

(i) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(ii) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase the Offered Shares (please see “— How to Calculate Net Worth” below);(iii) You are an executive officer or general partner of the issuer or a director, executive officer or general partner of the general partner of the issuer;

(iv) You are a holder in good standing of the General Securities Representative license (Series 7), the Private Securities Offerings Representative license (Series 82), and the Licensed Investment Adviser Representative (Series 65), each as issued by FINRA;

(v) You are a corporation, limited liability company, partnership or are an organization described in Section 501(c)(3) of the Code, a corporation or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

(vi) You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the U.S. Investment Advisers Act of 1940, as amended;

(vii) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an Accredited Investor;

(viii) You are a trust with total assets in excess of $5,000,000, your purchase of the Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares;

(ix) You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000;

(x) You are a SEC or state-registered investment adviser or a federally exempt reporting adviser;

(xi) You are a Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act;

(xii) You are an entity not listed above that owns “investments,” in excess of $5,000,000 and that was not formed for the specific purpose of investing in the securities offered; or

(xiii) You are an Investor certifies that (A) it is a “family office” as defined in Rule 202(a)(11)(G)-1 under the U.S. Investment Advisers Act of 1940, as amended, (i) with at least $5 million in assets under management, (ii) not formed for the specific purpose of acquiring the securities offered and (iii) whose investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment or (B) that it is a “family client” as defined in Rule 202(a)(11)(G)-1, of a family office meeting the criteria specified above.

This offering will start on or after the date that the offering statement is qualified by the SEC and will terminate on the termination date.

How to Calculate Net Worth

For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase the Offered Shares and prior to the acceptance of any funds from an investor, for so long as our common stock is not listed on a national securities exchange, an investor in the Offered Shares will be required to represent, to our satisfaction, that he or she is either an Accredited Investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Procedures for Subscribing

If you are interested in subscribing for Offered Shares in this offering, please submit a request to your broker at the Placement Agent and all relevant information will be delivered to you by return e-mail. Thereafter, should you decide to subscribe for Offered Shares, you are required to follow the procedures included in the delivered information and deliver funds directly by check or by wire or electronic funds transfer via ACH to the Wilmington Trust Escrow Account.

Acceptance of Subscriptions

This Offering Circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on our company’s page on the SEC’s website: www.sec.gov.

An investor will become a shareholder of the Company, and the Offered Shares will be issued, as of the date of settlement. Settlement will not occur until a closing occurs under the Placement Agency Agreement.

Issuance of Offered Shares

Upon settlement, that is, at such time as a closing occurs under the Placement Agency Agreement, we will either issue such investor’s purchased Offered Shares in book-entry form or issue a certificate or certificates representing such investor’s purchased Offered Shares.

Transferability of Offered Shares

The Offered Shares will be generally freely transferable, subject to any restrictions imposed by applicable securities laws or regulations.

State Law Exemption and Offerings to “Qualified Purchasers”

The Offered Shares are being offered and sold to “qualified purchasers” (as defined in Regulation A under the Securities Act). As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Offered Shares offered hereby are offered and sold only to “qualified purchasers”.

“Qualified purchasers” include any person to whom securities are offered or sold in a Tier 2 offering pursuant to Regulation A under the Securities Act. We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine, in our sole and absolute discretion, that such investor is not a “qualified purchaser” for purposes of Regulation A. We intend to offer and sell the Offered Shares to qualified purchasers in every state of the United States.

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DESCRIPTION OF BUSINESS

Overview

FullPAC is a campaign services company that operates the RoboCent technology platform, which provides political communication tools with a core focus on peer-to-peer (P2P) messaging solutions. The Company offers campaign outreach tools for political candidates, advocacy organizations, and nonprofit clients seeking to deliver timely, targeted messages at scale. As of the date of this Offering Circular, over 5,000 campaigns have utilized RoboCent for compliant voter contact, fundraising, and persuasion. RoboCent’s clients are able to send targeted messages typically within two hours. We are a Gold Member of the American Association of Political Consultants.

Spending on elections in the United States has increased significantly. According to data from OpenSecrets, the average winner of a federal legislative election in 1990 spent $407,556 on their campaign for the House or $3,870,621 on their campaign for the Senate. By 2010, the average spend had roughly tripled, with House winners spending an average of $1,439,997 and Senate winners spending an average of $9,782,702, and the numbers had increased seven-fold by 2022, when the average House winner spent $2,789,859 and the average Senate winner spent $26,525,065. According to OpenSecrets, on an inflation-adjusted basis, total expenditures on presidential and congressional elections increased from $5.6 billion in 2000 to $18.3 billion in 2020.

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The foregoing figures represent only federal political spending in the U.S., excluding spending by campaigns for public offices at the state, county, city, or district level. Besides races for office, political organizations have increased their spending to influence public opinion. According to OpenSecrets, in 2022, more than $1 billion was spent to support or oppose state-level ballot measures placed directly before voters, with 27 different ballot measures generating at least $5 million each in spending. Additionally, outside spending in connection with races for office has increased with the proliferation of super PACs and other issue-oriented organizations, which are formed with the purpose of spending vast amounts of money to influence public opinion. Any organization that wants to connect with voters represents a potential client for our services.

The ultimate purpose of this unparalleled level of political expenditure is to execute the singular function of a political campaign: to persuade and mobilize citizens to vote. This recurring effort to “get out the vote” is the essential machinery that drives the democratic process, turning billions of dollars in spending from a disparate set of donors into the exercise of one of America’s most fundamental rights. The objective and high-stakes nature of an election, with a clear winner and no consolation for the loser, creates a powerful incentive for campaigns and advocacy organizations to deploy all available resources to connect with every potential supporter. This willingness to spend whatever is necessary to secure a vote, particularly in the days leading up to an election, is a primary driver of the market for our services.

Further, we benefit from the increasing polarization of American politics and deepening political divide. There is a shrinking pool of voters that can be persuaded by either of the two main political parties. While RoboCent is regularly utilized in contacting such undecided voters, it is not what generates the majority of our revenue. In recent years, leading candidates within both main political parties in the United States have increasingly adopted base politics, which often involves sending sensationalized communications to supporters and members of their own political party to elicit emotional reactions. We believe this strategy is highly effective at driving voter turnout, generating donations, raising awareness, and shaping the narrative of key events amongst a candidate’s supporters, and that we are positioned to significantly benefit from a trend that regularly involves messaging outreach campaigns to a significant portion of the electorate.

We believe we are positioned to benefit from continued intensity in the political environment irrespective of overall partisan trends. Many campaign service providers are region-centric and specialize in working with ideologically-aligned groups or candidates, limiting their potential market for clients and increasing the risk that a shift in the political climate will lead to widespread turnover in their client base. In contrast, we have a history of working with candidates on organizations on any side of the political aisle, from throughout the United States, and are well-positioned to tailor our offerings in response to macro political trends. Unlike a campaign service provider whose alignment or offerings would limit them to working with a particular party or in a particular region of the country, we are able to offer services to any and all of the groups involved in a nationwide debate.

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Corporate History

RoboCent, Inc. was incorporated in the State of Delaware in 2013 and reincorporated in the Commonwealth of Virginia in August of 2016. In 2025, the sole shareholder of RoboCent, Inc. approved an Agreement and Plan of Merger with FullPAC, Inc. FullPAC, Inc. was incorporated in the State of Nevada in June of 2025. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent, Inc. received the same class and number of shares of stock in FullPAC, Inc. as he previously held in RoboCent, Inc., FullPAC, Inc. became the sole shareholder of RoboCent, Inc., and RoboCent, Inc. became a wholly owned subsidiary of FullPAC, Inc. Our headquarters are located in Virginia Beach, Virginia.

Senior Secured Notes

From June through September 2025, the Company issued the Seed Notes, generating aggregate gross proceeds to the Company of approximately $1.19 million. The proceeds from the issuance of the Seed Notes are being used to expand the Company’s product offerings and to fund general corporate operations, including expenses associated with this offering. The Seed Notes are subject to mandatory redemption upon the receipt of at least $2.5 million in a qualified equity financing, including this offering, and 50% of such net proceeds from a qualified equity financing will be used to redeem the Seed Notes on a pro rata basis until such time as all the Seed Notes have been redeemed. Up to approximately $6,386,720 of the net proceeds of this offering will be utilized to redeem the Seed Notes.

The Seed Notes are secured by a first-priority lien on all assets of the Company. The Seed Notes mature by their terms on December 31, 2026, if not subject to an earlier mandatory redemption. The Seed Notes accrue interest at an annual rate of 15%, compounded daily. The Company is not required to make interest payments prior to the maturity date or the date on which the Seed Notes are redeemed pursuant to a qualified equity financing. The cash payable to holders of the Seed Notes shall be determined upon each closing of a qualified equity financing payable pro rata on the principal balance together with accrued interest. For the avoidance of doubt, the Seed Note does not grant the Holder any equity, conversion rights, or ownership in the Company.

Certain of our executive officers (or their immediate family members) purchased Seed Notes with principal amounts aggregating to approximately $263,603. The Seed Notes issued to our executive officers (or their immediate family members) are identical in their terms to the Seed Notes issued to other investors, and our executive officers (and their immediate family members) do not receive any extra or special benefit in connection with the Seed Notes held by them. For more information, see “Interest of Management and Others in Certain Transactions—Related Party Transactions—Seed Notes.”

Acquisition of Advocacy Lab

On September 29, 2025, and effective as of October 1, 2025, we entered into an Agreement and Plan of Merger with Advocacy Lab, pursuant to which we agreed to acquire Advocacy Lab for aggregate gross cash consideration of $45,000, payable at the closing of the transaction. In connection with the Advocacy Lab Acquisition, we have entered into the AL Employment Agreements with each of AL Founders, effective as of October 1, 2025. Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall receive a signing bonus of $75,000 and a base salary of $110,000 per annum, payable in cash, as well as customary benefits, including participation in the Company’s healthcare and retirement plans. Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall earn a percentage of all revenues generated by Advocacy Lab based on the following tiers, with a cap on such Earn Out Payments of $5.35 million in the aggregate: (i) for $0 to $1 million in revenue, 50% to the AL Founders, (ii) for $1 million to $2.5 million in revenue, 40% to the AL Founders, (iii) for $2.5 million to $5 million in revenue, 30% to the AL Founders, (iv) for $5 million to $10 million in revenue, 20% to the AL Founders, (v) for $5 million to $10 million in revenue, 10% to the AL Founders, and (vi) for $20 million to $50 million in revenue, 5% to the AL Founders (collectively, the “Earn Out Payments”). No further Earn Out Payments shall be owed upon the earlier of (i) October 1, 2035, (ii) the achievement of $50 million in revenue generated by Advocacy Lab, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Additionally, for any current existing users of Advocacy Lab that become customers of RoboCent, the AL Founders shall receive a commission of equal to 25% of the revenue generated from such customer accounts. For any future RoboCent customers sourced through Advocacy Lab, Advocacy Lab shall be entitled to receive a 2% commission, with such commission to continue until the earlier of (i) October 1, 2035, (ii) the receipt of $2.5 million by the AL Founders in aggregate commission, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Principal Products and Services

FullPAC’s core offerings include:

●	Peer-to-Peer (P2P) Messaging – An industry-leading, TCPA, FCC, and 10DLC-compliant SMS/MMS messaging solution enabling real-time text outreach with customized voter engagement.
●	RoboCalls – A voice broadcasting platform allowing campaigns to send pre-recorded messages to the landline phones of a curated list of voters or constituents in full compliance with FCC regulations.
●	Voter Data – Landline, mobile, and email contact information for registered voters allowing clients to engage in proven data-driven, micro-targeted campaigning.
●	Public Opinion Polling – Low-cost survey software designed to collect and analyze actionable feedback from voter segments.
●	Self-Service Voter Engagement Platform– Clients can use the RoboCent self-service interface to manage lists, message delivery, and reporting, or delegate management tasks to members of the FullPAC team.

Subscription Packages

In 2025, we began offering our clients the option of subscribing to one of three subscription tiers: Jumpstart, Grassroots, or Turnkey. A subscription to the Jumpstart tier currently costs $97 per month or $960 per year if billed annually. A subscription to the Grassroots tier currently costs $799 per month or $7,800 per year if billed annually. A subscription to the Turnkey tier currently costs $2,900 per month or $28,800 per year if billed annually. Each successive subscription tier reduces the price that clients pay per use of our services, offers additional support from the RoboCent team, reduces turnaround time on the execution of any messaging campaigns, and unlocks additional features to enhance platform offerings. Clients are also able to purchase services without a subscription (which we refer to in this section as “pay-as-you-go clients”), subject to meeting order minimums.

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We believe that our subscription offerings will improve our ability to compete for market share. Clients who subscribe with us, particularly at the higher tiers, receive substantial discounts on our services and access to extensive internal support. We expect that subscribed clients will be more likely to utilize our platform for an increasing share of their campaign services due to cost and service advantages. Because clients typically retain our service in connection with a campaign for public office and not all such campaigns result in electoral victory, we expect that we will experience regular churn among our subscribers. However, we expect this churn in the population of campaign organizations will be, in part, offset by the lock-in effect for ongoing campaigns or other voter contact organizations that have obtained carrier registration verification with us.

P2P Messaging

Our P2P messaging platform empowers campaigns to have authentic, one-on-one conversations with a massive audience. Our P2P messaging platform is not an automated or “robo text” service; instead, a human agent manually and individually sends each message one-by-one, ensuring full compliance with federal regulations and carrier requirements. This methodology fosters genuine interaction, allowing campaign teams to respond to questions, engage in meaningful dialogue, and build relationships directly with voters. The RoboCent platform is designed for maximum efficiency, featuring tools that enable volunteers or staff to manage thousands of conversations, use customized scripts, and track responses, turning a simple text message into a powerful tool for persuasion, mobilization, and get-out-the-vote efforts.

We currently charge clients between 3 cents (for pay-as-you-go clients) and 2.25 cents (for Turnkey subscribers) per 160-character SMS text message sent using the RoboCent platform. For MMS messages that include a picture, we charge between 7 cents (for pay-as-you-go clients) and 5 cents (for Turnkey subscribers) per message. For MMS messages that include up to 60 seconds of HD video, we charge between 9 cents (for pay-as-you-go clients) and 7 cents (for Turnkey subscribers) per message. An additional charge of between 2 cents (for pay-as-you-go clients) and 1 cent (for Turnkey subscribers) per message applies for campaigns that elect to have our agents send outbound messages, with our agents receiving 0.5 cents in compensation for each message they send. We also may enter into custom agreements with our clients that may result in us charging lower messaging rates in exchange for prepayments, minimum order commitments, or other consideration, and may charge additional fees for managed sending during periods of peak demand.

We currently generate the majority of our revenue through our P2P messaging service offerings.

RoboCalls

Our RoboCall platform allows campaigns to send pre-recorded messages to the landline phones of a curated and targeted list of voters. RoboCalls are one of the most popular and cost-effective methods for reaching a wide demographic, particularly among voters who are less accessible through digital channels. The RoboCent platform allows clients to upload a pre-recorded audio message, from a simple event reminder to a detailed policy endorsement from the candidate, and deliver it to thousands of landlines simultaneously. Additionally, the RoboCent platform enables Interactive Voice Response (“IVR”) polling to collect valuable feedback from voters through extensive survey trees. Clients receive detailed reporting on call delivery, allowing for analysis of how many people were reached and ensuring that campaigns are heard by the right people at the right time.

The rates we charge clients for RoboCalls are determined by the length of the message being sent. Currently, we charge between 1 cent (for pay-as-you-go clients) and 0.5 cents (for Turnkey subscribers) per dial for voice messages of 15 seconds or fewer, increasing at a rate of 1 cent (for pay-as-you-go clients) and 0.5 cents (for Turnkey subscribers) for each additional 15 seconds. Clients are also able to set up their RoboCalls as transfer calls, allowing recipients to press a button and connect to a live representative. We charge between an additional 1.5 cents (for pay-as-you-go clients) and 1 cent (for Turnkey subscribers) per transfer call. We also may enter into custom agreements with our clients that may result in us charging lower RoboCall rates in exchange for prepayments, minimum order commitments, or other consideration.

Voter Data

RoboCent provides access to comprehensive and regularly updated voter files, which include phone numbers (both landline and mobile), email addresses, voting history (along with registered or inferred political affiliation), a jurisdiction breakdown, and demographic information. This allows campaigns to move beyond generic messaging and develop highly specific, targeted outreach plans. Our clients can segment audiences by dozens of criteria, such as party affiliation, voting frequency, age, or location, ensuring that their message is able to resonate with each unique group. Campaigns can leverage this data to significantly improve the efficiency and effectiveness of their P2P texting, phone banking, and digital advertising efforts.

The rates we charge clients for voter data vary based on the type of data being requested and the client’s subscription tier. For landline records, we charge between 3 cents (for pay-as-you-go clients) and 1 cent (for Turnkey subscribers) per record. For mobile phone records, we charge between 5.5 cents (for pay-as-you-go clients) and 3 cents (for Turnkey subscribers) per record. For email records, we charge between 10 cents (for pay-as-you-go clients) and 5 cents (for Turnkey subscribers) per record. We also may enter into custom agreements with our clients that may result in us charging lower rates for voter data in exchange for prepayments, minimum order commitments, or other consideration.

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Public Opinion Polling

Our polling provides fast and affordable ways for our clients to gauge public opinion and collect valuable data. Our IVR keypad polling software places automated calls to a targeted list of voters and asks them to respond to a series of questions by pressing a number on their phone’s keypad. Campaigns can use this to quickly identify undecided voters, test the appeal of different messages, measure name recognition, or gather opinions on key issues. The results are collected and organized in real-time, providing campaigns with actionable insights that can be used to refine strategy, inform messaging, and make data-driven decisions without the high cost associated with live-caller polling.

We currently charge a flat rate per dial for IVR keypad polling, regardless of the length of message or number of questions being asked. This base rate is between 3.5 cents (for pay-as-you-go clients) and 1.5 cents (for Turnkey subscribers) per dial. For public opinion polling with up to 30 seconds of voicemail enabled, we charge between 5 cents (for pay-as-you-go clients) and 2.5 cents (for Turnkey subscribers) per dial, with the rates for any messages longer than 30 seconds increasing at our standard rates for RoboCalls.

Additionally, our full suite of service offerings lets our clients measure public opinion across multiple channels. We can develop and deploy targeted surveys via text message (SMS/MMS), engage specific demographics through social media polls, and utilize other digital feedback mechanisms to gather voter sentiment. This approach allows us to reach different segments of the electorate where they are most active, providing our clients with a more holistic and accurate understanding of public sentiment to execute effective campaign strategies.

All services are designed to be compliant with relevant federal and state communications laws and allow for easy integration with voter databases and third-party CRMs.

Our products are generally distributed through a cloud-based software-as-a-service (SaaS) model. Clients can access RoboCent’s tools directly through our web-based dashboard or utilize the FullPAC service offerings for full-service campaign management services. We currently accept payment for services through our payment partner, Stripe, which allows clients to pay through credit and debit cards, wire payments, or other money transfer applications. Our clients are required to prepay in full for any services we render prior to any work being completed.

Strategic Advantages

Service Offerings

We believe that we are positioned to capitalize on changes in political campaign spending in upcoming election cycles. Historically, spending on political campaigns has been directed towards legacy technologies, such as direct mail or television advertising. Campaign services have been provided by individual contractors or small firms, often with ties to a particular region and partisan affiliation. In contrast, we have built a digital-first and viewpoint-neutral platform that we believe will better position us to compete for an increasing share of the growing market for campaign services.

We expect that P2P messaging will be an increasingly important part of political campaign spending. According to data from Twilio, businesses that have invested in digital-first engagement with their customers have seen revenues increase by 70% on average, with 79% of increases in 2021 revenue attributable to investments in digital customer engagement. As more campaigns become professionalized operations with significant budgets, we believe that campaigns will mirror trends elsewhere in business and that our offerings will appeal to data-driven clients seeking more attention and feedback assessment than other forms of voter outreach. Unlike radio, direct mail, and TV ads, P2P messaging facilitates trackable click-through rates to measure engagement, giving our clients access to valuable analytics. Unlike email outreach, text messages are quickly opened by recipients, facilitating a swift response and actionable feedback. In 2020, a report by Tech for Campaigns found that there was an aggregate 0.7% increase in voter turnout among all voters who were texted by one of their volunteers ahead of the general election, with the turnout rate for the least likely quintile of voters who received a text message increasing to 31% compared to the 8.2% turnout rate for voters from the same quintile that did not receive a text.

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P2P messaging capitalizes on the cell phone as the central technology in the lives of voters. Television advertising continues to be the channel where political campaigns spend the most money, reflecting the historical importance of television. But “cord cutting” has seen audiences for live television advertising shrink. Former viewers have left live programming and its commercials for ad-free streaming options, while the remaining audience uses commercial breaks to look at their phone. Campaigns that want to get the attention of constituents who are distracted by their cell phones will necessarily need to target their message towards those constituents’ cell phones, and we expect that our history of successful messaging campaigns will enable us to effectively compete from a position of strength in a growing market. We expect that Americans’ continued adoption of cell phones as a tool for banking, investing, and commerce will further accelerate the displacement of handwritten checks as a tool for campaign contributions, facilitating the continued growth of fundraising via our P2P messaging services for political organizations.

RoboCent is building a premier campaign distribution channel, starting with political texts, which it plans to expand with other high-margin services. We are actively exploring AI-generated political ads, micro-targeted voter polling, fintech products for campaigns, and other highly-scalable technology services.

Political Divide

The market for political campaign services has grown as American politics become increasingly polarized. This intensified political division creates a high-stakes environment where electoral outcomes are perceived as having monumental consequences. In this context, ideologically motivated high-net-worth individuals and families are willing to deploy substantial capital to influence public opinion and election results. This has led to the proliferation and significant funding of super PACs and other issue-advocacy organizations, which rely on sophisticated, large-scale voter outreach services to execute their strategies.

This polarization also energizes the broader electorate, creating a fertile environment for grassroots fundraising. Campaigns and causes leverage strong emotional connections—both in support of a preferred candidate and in opposition to a disliked opponent—to drive a high volume of small-dollar donations through regular outreach. Negative partisanship has proven to be a powerful mobilization tool, turning voter passion into a significant source of campaign revenue. The resulting surge of capital from both the top and bottom of the fundraising spectrum is ultimately spent on connecting with voters, thereby expanding the total addressable market for P2P messaging and other advanced voter contact tools.

Recent political movements have also led to increased campaign activity in down-ballot races. For example, protests against law enforcement and related calls to “defund the police” have led to substantially increased attention and fundraising for District Attorney, sheriff, or judicial elections in various jurisdictions. The school choice movement and debates about curriculum have significantly increased spending on school board campaigns. Secretary of State campaigns have attracted increased funding after the controversies related to election certification in the aftermath of the 2020 presidential election. Our potential market grows whenever a down-ballot race for elected office attracts sufficient attention and funding for its campaigns to begin spending on voter outreach. We believe that the current political climate will lead to an increasing number of candidates for office utilizing professional campaign service firms and expect these trends to continue through upcoming election cycles.

Consolidate Talent through Strategic Acquisitions

Politics is unique in that winning an election is singular and objective – well-financed campaigns will pay a premium to work with the most competent and experienced specialists in each aspect of politicking. A meritocracy exists in politics to a far greater extent than other industries. At the same time, once part of a winning politician’s team, vendors are often retained for incumbent’s reelection campaigns. We plan to roll-up leading, specialized service providers focused on certain campaign functions. We expect that consolidating talent will not only increase the likelihood of our existing campaigns expanding their relationship with FullPAC, but will also increase our ability to attract well-financed campaigns seeking to engage top talent. Should a liquid market for FullPAC’s stock develop, we believe our status as a publicly-traded company could be a compelling competitive advantage as we look to acquire adjacent and synergistic companies, particularly in an industry with few publicly-traded campaign service providers that can offer exit liquidity in a potential acquisition.

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Further, we expect consolidating campaign talent will be highly attractive to super PACs and other organizations with the explicit purpose of outspending the competing campaign in an effort to win a particular election. Often, these organizations are willing to pay a premium to engage top talent and deploy significant resources implementing their recommended strategy and tactics. Due to its effectiveness and scale, RoboCent has been engaged by numerous super PACs over the past decade in highly competitive U.S. Senate, gubernatorial, and Congressional races.

Employees

As of November 20, 2025, our workforce consists of 7 full-time employees, 0 part-time employees, and approximately 40 contract personnel located within the United States. Approximately 30 of our contract personnel are RoboCent agents, who individually send P2P messages for clients and are compensated on a per-message basis. This team of agents allows for millions of P2P messages to be sent per day on the platform, in addition to any messages that clients choose to send through our self-service offering. We also utilize the services of 5 contract personnel located outside of the United States for software development and graphic design.

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Cyclicality

Our business has been and is expected to be highly cyclical and closely tied to the political election calendar in the United States. Political campaigns and advocacy organizations typically increase their spending significantly in the months leading up to primary and general elections. This tends to result in a material concentration of revenue during the second and fourth quarters of even-numbered years, coinciding with federal midterm and presidential elections. Accordingly, revenue generation during periods without a federal election is expected to be substantially lower. For more information, see “Risk Factors–Our business is heavily tied to the United States electoral calendar. Political campaign spending tends to increase near certain milestone dates, which we expect to create fluctuations in our operating results on a quarter-to-quarter and year-to-year basis.”

However, we believe this cyclical pattern is becoming more nuanced due to structural shifts in the political industry. First, the effective length of the campaign cycle is expanding, with candidates launching exploratory efforts, fundraising, and voter engagement initiatives far earlier in the election timeline. This has contributed to increased off-peak demand for political communication tools and campaign services. Additionally, while federal races receive the most attention and involve the greatest spending, state and local elections occur on a staggered and ongoing basis across jurisdictions. We have provided services to more than 4,000 city council, school board, and other local campaigns, which take place throughout odd- and even-numbered years and often generate significant demand for voter contact services. We expect that our seasonal business cycle will consist of steady business throughout the calendar, supplemented by high demand and increased profitability at peak periods.

Despite these mitigating factors, we anticipate continued material seasonality and cyclicality in its business. Our financial performance may vary widely from quarter to quarter, and periods of lower political activity may result in reduced operating margins and diminished performance. We intend to manage this volatility by encouraging clients to regularly communicate with their base voters to continue building relationships with voters, maintain or enhance engagement rates, and shape the narrative ahead of election season.

Industry Competition

Political campaigns and issue organizations raise vast sums of money with the goal of influencing the electorate. This capital comes from a variety of sources, including individual donors giving small and large amounts, political action committees (PACs), and a candidate’s own funds. Once raised, these funds are strategically allocated to a wide array of services and activities designed to establish messaging, connect with constituents, and get out the vote in elections. Campaign service firms are frequently contracted to assist campaigns with voter outreach, whether to solicit donations or increase a candidate’s chances of election. The market for campaign service firms is, in part, fueled by the constitutional franking privilege, which provides federal funding for members of Congress to communicate with their constituents. While the franking privilege has typically been associated with postal mail, we expect an increasing proportion of franking budgets to be allocated towards P2P messaging services and other next-generation voter outreach tools available to clients on the RoboCent platform.

The political campaign services industry is highly competitive and fragmented, with a broad range of vendors offering tools and technologies to candidates, political committees, issue advocacy groups, and public affairs firms. We compete directly with a range of campaign service providers, including other peer-to-peer texting vendors, providers of automated voice and SMS messaging, digital ad networks, and consulting firms that bundle communications with other services. These competitors vary in scale, specialization, target markets, service offerings, and pricing models. Many providers in the industry, including us, have established customer bases or offer bundled services that include data analytics, voter file access, or consulting, which may provide competitive advantages. In addition, many competitors exclusively offer services to campaigns affiliated with one of the major political parties. Our bipartisan client base results in an increased number of potential clients, but may make it more difficult to attract business from any clients that prefer to work with an ideologically-aligned service provider.

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In addition to direct competition within the campaign communications segment, we also compete for an overall share of election-related spending. Political campaigns operate within constrained budgets and allocate funds across a variety of channels, including television and radio advertising, direct mail, door-to-door canvassing, event production, and digital outreach. Our success depends not only on our ability to compete with other communications vendors, but also on our ability to capture a growing share of campaign budgets as overall media strategies evolve.

We believe that our messaging-based communications offer distinct advantages over legacy campaign methods. These advantages include lower cost per contact, higher engagement rates, and superior data collection capabilities, including recipient-level analytics and actionable feedback. As campaign managers prioritize targeted, responsive, and scalable voter outreach, we expect an increasing share of political spending to shift from traditional media formats to messaging-based platforms. We are investing in product development and user experience improvements to capitalize on this trend and differentiate itself in an increasingly competitive marketplace, effectively competing not only against other P2P messaging providers on features and price, but also against traditional media channels on the basis of return on investment.

We intend to further our competitive advantage through synergistic acquisitions of high margin specialists focused on a particular niche. Political campaigns seek to engage proven difference-makers, and we believe that consolidating premium campaign talent will increase our ability to attract new clients and develop our business. In particular, we expect that adding proven talent will attract more business from clients in the most competitive races, which we expect to result in higher revenue.

Governmental Regulation

The U.S. Supreme Court’s 2010 decision in Citizens United v. Federal Election Commission fundamentally reshaped the campaign finance landscape by permitting corporations and unions to make independent political expenditures. This has led to the growth in campaign spending as an increasing number of organizations utilize campaign service providers for voter outreach tools, polling, data analytics, and communication platforms like those offered by us. The current regulatory regime has resulted in a wide range of political actors raising and spending funds on voter contact and advocacy, creating a larger potential customer base for providers of campaign technology services.

Our ability to generate revenue from political campaigns and affiliated organizations is, in part, reliant on the continued validity of this constitutional and regulatory framework. Any material change in the interpretation or enforcement of federal campaign finance law through legislation, rulemaking, or judicial reversal could adversely affect the market for independent expenditures and, by extension, reduce demand for our services. While we do not rely exclusively on super PACs or independent expenditure committees for revenue, any contraction in the overall political spending environment could materially impact our growth trajectory.

Our business is presently subject to a range of federal and state laws and regulations. Failure to comply with these rules could result in enforcement actions, litigation, or reputational damage. For more information, see the section of this Offering Circular titled “Risk Factors –Risks Related to Government Regulations”.

Telephone Consumer Protection Act

The Telephone Consumer Protection Act of 1991 (TCPA) governs the use of automated telephone equipment to place calls or send text messages and is administered by the Federal Communications Commission (FCC). The TCPA restricts the use of prerecorded voice messages and autodialers without the recipient’s prior express consent. For political campaigns, calls made using autodialing technology or artificial voices are exempt from the federal Do Not Call list requirements, but still require strict adherence to identification and opt-out provisions. The TCPA also allows for private rights of action resulting in statutory damages of up to $500 on a per-call or per-message basis, with treble damages available for willful violations.

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Our core messaging product relies on P2P texting, in which messages are initiated individually by our human agents and sent to a specific number. In 2020, the FCC issued a declaratory ruling which confirmed that P2P messaging platforms did not fall within the definition of “autodialer” and were therefore not subject to the TCPA’s requirement for prior express consent. Our platform operates in accordance with this declaratory ruling. The definition of “autodialer” was further limited in 2021, when the Supreme Court unanimously held in Facebook, Inc. v Duguid that the definition of “autodialer” is limited to systems that use a random or sequential number generator. As is customary for the industry, messages or calls facilitated by our platform are derived from lists of registered voters and are not generated randomly or sequentially.

To maintain TCPA compliance, we incorporate human-in-the-loop controls into our messaging workflow and do not deploy sequential number generation or random dialing technologies. Our terms of service require clients to confirm their compliance with applicable telemarketing laws; we reserve the right to suspend or terminate campaigns that appear non-compliant and have effectuated such suspensions or terminations when a campaign’s non-compliance is confirmed. These operational safeguards are intended to ensure ongoing TCPA compliance consistent with FCC interpretations and judicial precedent.

Federal Election Commission and Campaign Disclosure Rules

We provide services to federal political campaigns, whose communications are subject to regulation by the Federal Election Commission (FEC). FEC rules require that paid political advertisements include appropriate disclaimers identifying the entity responsible for the communication. Additionally, payments for mass communications may need to be reported on campaign finance filings. We provide extensive and effective tools to our clients, including through the use of technology, to ensure that clients using the RoboCent platform for communications are able to comply with their FEC requirements. Although any FEC violation would be the responsibility of our clients, we may be adversely affected if clients misuse our platform in violation of FEC rules. For more information, see “Risk Factors– We could be subject to legal and regulatory liability if clients misuse our platform.”

State Laws and Regulations

We also provide services to political campaigns at the state and local level. In addition to federal regulation, many U.S. states have adopted their own consumer protection and election communication laws that govern certain types of political messaging, creating a complex patchwork of state laws, particularly with respect to robocalls. These state laws often differ from the TCPA and may include stricter enforcement provisions or broader definitions of “autodialing” technology, particularly with respect to robocalls. We are responsible for complying with relevant laws and regulations in any jurisdiction where we conduct business. We maintain compliance systems and legal oversight to adapt to changing regulatory interpretations, but make no warranty of its compliance with state law to our clients. Significant changes to telecommunication laws or enforcement practices could materially impact our business. For more information, see “Risk Factors – We are subject to regulation with respect to political campaign activities, which lacks clarity and uniformity.”

10DLC Registration and Other CTIA Guidelines

In addition to formal government regulation, our messaging services are subject to industry standards and best practices established by the Cellular Telecommunications Industry Association (CTIA), a trade association representing the U.S. wireless communications industry. While the CTIA’s guidelines are not law, they are highly influential and are enforced by mobile network operators (e.g., AT&T, T-Mobile, or Verizon) through their control over message delivery. The CTIA and mobile carriers generally classify all Application-to-Person (A2P) messaging, including the P2P messages sent by a human agent through our platform, as being subject to these guidelines.

A primary mechanism for carrier enforcement of these standards is the 10-Digit Long Code (10DLC) registration system. This mandatory framework requires all organizations sending A2P messages over standard phone numbers to register their brand and each specific messaging initiative with The Campaign Registry (TCR), a central authority designated by the mobile carriers. Political campaigns are designated as a special use case under the 10DLC framework and must undergo a vetting process by a neutral, third-party verification service to confirm the campaign’s legitimacy before registration. We must adhere to all 10DLC registration requirements for our clients’ campaigns. Failure to properly register campaigns or comply with these carrier-mandated rules can result in lower message deliverability, carrier-imposed financial penalties, and the potential for service interruptions or termination. Our business is therefore dependent on the ongoing and successful navigation of these evolving, non-governmental registration systems.

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Mobile carriers are also able to filter messages that contain certain keywords or topics from delivery, and we provide this information to our clients to ensure that their campaigns can proceed effectively. We algorithmically flag messages that include prohibited keywords or topics, most of which are used in spam or suspected phishing attempts. In some instances, this could limit the desirability of our messaging-based services if a client wishes to run a campaign utilizing a filtered keyword (e.g., “gun” or “cannabis” in the context of policy discussion), although we work with clients to formulate fully-compliant messaging scripts. We also ensure that all messages include an opt-out mechanism, automatically adding an option if omitted in a client’s original message.

The CTIA’s guidelines include best practices concerning consent, message content, and opt-out procedures that are, in some respects, more restrictive than the TCPA. For example, CTIA best practices often suggest that political messaging should be sent only to consumers who have expressly opted-in to receive such communications, a standard that is not required for our P2P messages under current TCPA interpretations. Our operational procedures, while designed for TCPA compliance, do not align with all CTIA guidelines for political messaging. Consequently, mobile carriers may choose to subject messages sent through our platform to increased filtering, throttling, or blocking, which could adversely affect message deliverability and the effectiveness of our services. Should mobile carriers mandate strict adherence to all CTIA guidelines as a condition of service, we would be required to materially revise our business operations and technology, which could incur substantial costs and impact our ability to serve our clients effectively. For more information, see “Risk Factors–Our business is dependent on text messaging and voice communication channels, and our access to these channels could be limited by regulatory or industry actions, including from mobile network operators or designers of mobile operating systems.”

WE ARE NOT REGISTERED AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT OF 1940 AND STOCKHOLDERS DO NOT HAVE THE PROTECTIONS ASSOCIATED WITH OWNERSHIP OF SHARES IN A REGISTERED INVESTMENT COMPANY NOR THE PROTECTIONS AFFORDED BY THE COMMODITIES EXCHANGE ACT.

Our Bitcoin Accumulation Strategy

In September 2025, we adopted a bitcoin accumulation strategy, allowing us to acquire and hold up to the lower of (i) $10 million and (ii) 50% of our liquid assets in bitcoin, and made bitcoin one of our primary treasury reserve assets on an ongoing basis, subject to market conditions and our anticipated cash needs. Our strategy includes long-term acquisition and holding of bitcoin, subject to market conditions, using one or a combination of cash flows from our business operations, issuing equity or debt securities, and/or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin. Notwithstanding the foregoing, we do not currently intend to use the proceeds from this offering to purchase bitcoin. We expect to view our bitcoin as long-term holdings, but we may periodically sell or otherwise dispose of bitcoin for corporate purposes, tax strategies, or other applicable financing transactions. We may also use our bitcoin as collateral for financing or to generate income. We have no specific accumulation target and will monitor market conditions in determining whether to engage in additional bitcoin purchases.

This section summarizes our current treasury strategy for bitcoin, including our trading execution, custody, storage, and accounting considerations. We view bitcoin as a reliable store of value and a compelling investment. We believe it has unique characteristics as a scarce and finite asset that can serve as a reasonable inflation hedge and safe haven amid global instability. Bitcoin is a highly volatile asset that has traded below $60,000 per bitcoin and above $123,000 per bitcoin on Coinbase in the 12 months preceding the date of this prospectus. While highly volatile, bitcoin’s price has also appreciated significantly since bitcoin’s inception in January 2009 (at zero per bitcoin). We believe that a substantial portion of bitcoin’s appreciation is attributable to the view that bitcoin is or will become a reliable store of value. Like gold or other precious metals, bitcoin is also viewed as a scarce asset; the ultimate supply of bitcoin is limited to 21 million coins and approximately 95% of its supply already exists. We believe that bitcoin’s finite, digital and decentralized nature as well as its architectural resilience make it preferable to gold or other physical goods that serve as stores of value, and we believe that the growing global acceptance and “institutionalization” of bitcoin supports our view. We believe that bitcoin’s unique attributes not only differentiate it from fiat money, but also from other cryptocurrency assets, and for that reason, we currently have no plans to acquire or hold cryptocurrency assets other than bitcoin.

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Our Bitcoin Holdings

As of December 31, 2024, and 2023, we did not own any bitcoin. As of November 20, 2025, we owned 0 bitcoins.

Execution of Bitcoin Transactions

We intend to purchase bitcoin through multiple bitcoin trade execution, or liquidity, providers, who may also serve as custodians of our bitcoin, and we expect to continue to do so in the future. We may also in the future acquire or dispose of bitcoin via trade orders executed on exchanges such as Coinbase. Our liquidity providers and custodians, or our BTC Service Providers, are regulated and licensed entities that operate under high security, regulatory, audit and governance standards. We intend to transact with multiple BTC Service Providers for both trade execution and custodial services to spread our risk and to limit our exposure to any single service provider or counterparty.

In selecting our liquidity providers, we evaluate regulatory status, pricing, annual trading volume, security and customer service. We also leverage the due diligence we conduct in connection with our custodial arrangements when conducting due diligence on our liquidity providers. Our current agreements with our liquidity providers are non-exclusive, may be terminated by us at any time, do not impose any requirements for minimum purchases or volumes with such providers, and generally provide that we are responsible for the costs associated with transfers of bitcoin.

We plan to have our liquidity providers, acting as our agents, execute trades of bitcoin on our behalf using time-weighted average price over a prearranged time period, or TWAP, pricing and purchasing methodology. The prearranged periods over which trades may be executed vary in length depending on the amount of bitcoin to be purchased and other factors, and are selected because they are expected to have lower price volatility and higher market liquidity, thereby limiting cost and pricing risks. Our liquidity providers can use TWAP in their trading algorithms to execute large orders of bitcoin, without significantly affecting market price, by breaking large orders into several smaller orders that are independently traded at different time intervals in a generally linear fashion across different trading venues selected by our liquidity providers. Our liquidity providers can execute trades based on the best possible terms reasonably available, taking into consideration all relevant facts and circumstances. As our agents, our liquidity providers use their discretion to select the counterparties to the transactions as well as the trading venues and platforms on which they execute trades on our behalf, and they may execute trades via cryptocurrency exchanges or in over-the-counter transactions. Our liquidity providers may calculate TWAP using any number of resources, including various trading platforms. Our liquidity providers have policies and procedures pursuant to which they conduct trades with institutions that possess licenses or registrations to the extent required by their activities and have been AML/KYC approved pursuant to our liquidity providers’ internal programs. We may in the future utilize TWAP pricing or another pricing methodology in connection with the execution of our bitcoin trades.

Custody of our Bitcoin

We intend to hold all of our bitcoin in a custodial account at U.S.-based, institutional-grade custodians (who may hold our bitcoin in the United States or other territories) that have demonstrated records of regulatory compliance and information security. Our custodian may also serve as a liquidity provider. We have currently entered into a custodial agreement with Coinbase Inc., for and on behalf of itself and certain affiliated entities. As we further execute on our strategy, we intend to include additional custodians.

We carefully selected our custodian after undertaking a due diligence process pursuant to which we evaluated, among other things, the quality of its security protocols, including the multifactor and other authentication procedures designed to safekeep our bitcoin that they may employ, as well as other security, regulatory, audit and governance standards. Our custodian is required to hold our bitcoin in trust for our benefit in a segregated account which is not commingled with their assets or the assets of their affiliates or other clients. Should we enter into custodial agreements with additional custodians, such agreements may not prohibit such custodians from commingling our bitcoin with the digital assets of others. Our custodial agreement with Coinbase provides that Coinbase will hold our bitcoin in an online “hot” wallet until it receives an instruction from us to effectuate a transfer of our bitcoin into cold storage. Cold storage is designed to mitigate risks that a system may be susceptible to when connected to the internet, including the risks associated with unauthorized network access and cyberattacks.

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Our custodian will have access to the private key information associated with our bitcoin, or private keys, and it deploys security measures to secure our bitcoin holdings such as advanced encryption technologies, multi-factor identification, and a policy of storing our private keys in redundant, secure and geographically dispersed facilities. We never store, view or directly access our private keys. Any movement of our bitcoin by our custodian is coordinated, monitored and audited. Our custodian’s procedures to prove control over the digital assets it holds in custody is also examined by their auditors. Additionally, we will periodically verify our bitcoin holdings by reconciling our custodial service ledgers to the public blockchain. Our custodial agreements are terminable by us at any time, for any or no reason, upon advance notice given to the custodian.

Risk Mitigation Practices Related to Our Liquidity and Custodial Arrangements

We believe that our primary counterparty risk with respect to our bitcoin holdings will be performance obligations under our custody arrangement. We intend to custody our bitcoin with multiple custodians to diversify our potential risk exposure to any one custodian. Our custodial services contract does not restrict our ability to reallocate our bitcoin among our custodians or require us to hold a minimum amount of bitcoin with the custodian. Our bitcoin holdings will initially be concentrated with a single custodian, Coinbase.

As a regulated entity, Coinbase has policies, procedures and controls designed to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control, or OFAC, as well as state Anti-Money Laundering, or AML laws. Pursuant to these policies, procedures and controls, Coinbase uses information systems developed in-house and by third-party vendors to conduct know your customer, or KYC, identification verification, background checks and other due diligence on counterparties and customers, and on the affiliates, related persons and authorized representatives of their customers, and to screen these parties against published sanctions lists. These checks may, where appropriate, assess financial strength, reputation, trading capabilities and other risks that may be associated with a given customer or counterparty. Coinbase performs these checks and screenings during initial onboarding or in advance of a transaction, as applicable, and periodically thereafter, particularly when the sanctions lists that they monitor are updated. Coinbase also utilizes systems that monitor and screen blockchain transactions and digital wallet addresses in their efforts to detect and report suspicious or unlawful activity.

Our due diligence process when selecting Coinbase involved giving consideration to its reputation and security level, confirming their internal compliance with applicable laws and regulations and ensuring their undertakings of contractual obligations on compliance. With respect to our custodian, we also conduct due diligence reviews during the custodial relationship to monitor the safekeeping of our bitcoin.

Our current custodian, and each of our intended future custodians, is U.S.-based and is subject to U.S. regulatory regimes intended to protect customers in the event that it enters bankruptcy, receivership or similar insolvency proceedings. Our custodian is required to comply with the Bank Secrecy Act, as amended by the USA PATRIOT Act, the implementing regulations of the U.S. Treasury Department’s FinCEN, the Executive Orders and economic sanctions regulations administered by the OFAC, as well as state AML laws. However, applicable insolvency law is not fully developed with respect to the holding of digital assets in custodial accounts. If our custodially-held bitcoin were nevertheless considered to be the property of our custodian’s estate in the event that it were to enter bankruptcy, receivership or similar insolvency proceedings, we could be treated as a general unsecured creditor of such custodian, inhibiting our ability to exercise ownership rights with respect to such bitcoin, which may ultimately result in the loss of the value related to some or all of such bitcoin. Even if we are able to prevent our bitcoin from being considered the property of a custodian’s bankruptcy estate as part of an insolvency proceeding, it is possible that we would still be delayed or may otherwise experience difficulty in accessing our bitcoin held by the affected custodian during the pendency of the insolvency proceedings. Additionally, the bitcoin we hold with our custodian and transact with our trade execution partners will not enjoy the same protections as are available to cash or securities deposited with or transacted by institutions subject to regulation by the Federal Deposit Insurance Corporation or the Securities Investor Protection Corporation.

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Regardless of efforts we make to securely store and safeguard assets, there can be no assurance that our crypto assets will not be subject to loss or other misappropriation. Although our custodian carries insurance policies with policy limits to cover losses for commercial crimes such as asset theft and other covered losses, such policy limit would be shared among all of their affected customers and subject to various limitations and exclusions (such as if a loss arises due to our failure to protect our login credentials and devices). As such, the insurance that covers losses of our bitcoin holdings may cover only a small fraction of the value of the entirety of our bitcoin holdings, and there can be no guarantee that our custodians will maintain such insurance policies or that such policies will cover any or all of our losses with respect to our bitcoin. For a discussion of risks relating to the custody of our bitcoin, see the section of this Offering Circular titled “Risk Factors — Risks Related to Our Bitcoin Strategy and Holdings”.

Intellectual Property

We seek to establish and maintain our proprietary rights in our technology and products through a combination of trade secrets, copyrights, trademarks, and domain names. We also seek to maintain our trade secrets and confidential information through nondisclosure policies, the use of appropriate confidentiality agreements and other security measures.

Certain of our service offerings utilize software or other intellectual property licensed from third parties. While it may be necessary in the future to seek or renew licenses relating to various aspects of our platform, we believe, based upon past experience and standard industry practice, that any such licenses generally could be obtained on commercially reasonable terms. Nonetheless, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, and any delay in obtaining such licenses could materially affect our business operations.

We registered the “RoboCent” trademark in 2018 and have applied for registration of the “FullPAC” trademark. We also maintain registration for the domain names associated with our brand, including the “robocent.com” and “fullpac.com” domains, and have exclusive rights to control and operate the “gotv.com” domain pending completion of its acquisition.

Cybersecurity

As a digital-first organization, our business operations are fundamentally reliant on the security, integrity, and availability of our information technology infrastructure. We recognize the significant and evolving risks posed by cybersecurity threats, including but not limited to data breaches, ransomware, denial-of-service attacks, and other malicious activities that could disrupt our operations, compromise sensitive company or client data, or cause reputational harm.

To address these risks, we are implementing and continuously enhancing a comprehensive cybersecurity program with a combination of technical, administrative, and physical controls, aligned with industry-recognized standards and designed to protect our systems and data. We have engaged a third-party cybersecurity and compliance firm to assist in formalizing our internal controls and to facilitate our attainment of Service Organization Control (SOC) 2 compliance. Our efforts are focused on building the requisite controls and procedures in anticipation of undergoing a SOC 2 Type II audit, which evaluates the operational effectiveness of a company’s security controls over a period of time. We expect that achieving and sustaining SOC 2 compliance will provide our clients and stakeholders with independent assurance regarding the security and availability of our platform.

Our cybersecurity strategy includes ongoing risk assessments, vulnerability management, employee security awareness training, and the development of an incident response plan to ensure we can effectively detect, respond to, and recover from a potential security incident. To support these functions, we are actively investing in our internal capabilities. We expect to add additional personnel with specialized expertise to support our information technology and cybersecurity functions as our business continues to grow.

While we are committed to investing in and improving our security posture, there can be no assurance that we will effectively undertake the planned measures described herein, achieve SOC 2 compliance or pass a SOC 2 Type II audit, or add personnel with sufficient expertise to support our cybersecurity and information technology functions. Even if we are successful in these planned courses of action, there can be no assurance that these measures will be sufficient to prevent all security breaches or cyberattacks. For a more detailed discussion of the risks we face related to cybersecurity, see “Risk Factors–Risks Related to Intellectual Property and Information Technology.”

Legal Proceedings

From time to time, we may become involved in litigation or other legal proceedings. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

We are not currently a party to any litigation or legal proceedings.

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DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 1206 Laskin Road Suite 201-o, Virginia Beach, Virginia, 23451. We rent our corporate headquarters at a rate of $695 per month pursuant to a six-month lease that automatically renews for a subsequent six-month term unless terminated by either party with 60 days advance notice. We expect that the facility will be used primarily for administrative purposes. All employees currently work remotely. We believe our existing facilities are adequate for our current needs and that suitable additional or substitute space will be available on commercially reasonable terms to meet our future needs.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Management’s Discussion and Analysis of Financial Condition and Results of Operations is intended to provide a reader of our financial statements with a narrative from the perspective of our management on our financial condition, results of operations, liquidity, and certain other factors that may affect our future results. The information set forth below should be read in conjunction with the financial statements and the notes thereto included elsewhere in this Offering Circular. Unless stated otherwise, references in this section to “us,” “we,” “our,” or our “Company” and similar terms refer to FullPAC, Inc., a Nevada corporation, or the historical results of RoboCent, Inc., a Virginia corporation and our wholly owned subsidiary.

Overview

We are a campaign services company that operates the RoboCent technology platform (“RoboCent”), which provides political communication tools with a core focus on peer-to-peer messaging solutions.

We offer campaign outreach tools for political candidates, advocacy organizations, and nonprofit clients seeking to deliver timely, targeted outreach at scale. As of the date of this Offering Circular, over 5,000 campaigns have utilized RoboCent for compliant voter contact, fundraising, and persuasion. RoboCent’s clients are able to send targeted messages typically within two hours. We are a Gold Member of the American Association of Political Consultants.

Spending on elections in the United States has increased significantly. According to data from OpenSecrets, the average winner of a federal legislative election in 1990 spent $407,556 on their campaign for the House and $3,870,621 on their campaign for the Senate. By 2010, the average spend had roughly tripled, with House winners spending an average of $1,439,997 and Senate winners spending an average of $9,782,702 on their campaigns. The numbers increased seven-fold by 2022, when the average House winner spent $2,789,859 and the average Senate winner spent $26,525,065 on their campaigns. According to OpenSecrets, on an inflation-adjusted basis, total expenditures on presidential and congressional elections increased from $5.6 billion in 2000 to $18.3 billion in 2020.

The foregoing figures represent only federal political spending in the U.S. and exclude spending by campaigns for public offices at the state, county, city, or district level. Besides races for office, political organizations have increased their spending to influence public opinion. According to OpenSecrets, in 2022, more than $1 billion was spent to support or oppose ballot measures placed directly before voters, with 27 different ballot measures generating at least $5 million each in spending. Additionally, outside spending in connection with races for office has increased with the proliferation of super PACs and other issue-oriented organizations. Any organization that wants to connect with voters represents a potential client for our services.

RoboCent benefits from the increasing hyper-politicization of American politics and deepening political divide. We believe there is a shrinking pool of voters that can be persuaded by either of the two main political parties. While RoboCent is regularly utilized in contacting such undecided voters, it is not what generates the majority of our revenue. In recent years, leading candidates within both main political parties in the United States have increasingly adopted base politics, which often involves sending sensationalized communications to supporters and members of their own political party to elicit emotional reactions. We believe that this strategy is highly effective at driving voter turnout, generating donations, raising awareness, and shaping the narrative of key events amongst a candidate’s supporters, and that we are positioned to significantly benefit from a trend that regularly involves messaging outreach campaigns to a significant portion of the electorate.

Recent Developments

Acquisition of Advocacy Lab

On September 29, 2025, and effective as of October 1, 2025, we entered into an Agreement and Plan of Merger with Advocacy Lab, pursuant to which we agreed to acquire Advocacy Lab for aggregate gross cash consideration of $45,000, payable at the closing of the Advocacy Lab Acquisition. In connection with the Advocacy Lab Acquisition, we have entered into the AL Employment Agreements with the AL Founders, effective as of October 1, 2025. Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall receive a signing bonus of $75,000 and a base salary of $110,000 per annum, payable in cash, as well as customary benefits, including participation in the Company’s healthcare and retirement plans. Pursuant to the terms of the AL Employment Agreements, each of the AL Founders shall earn a percentage of all revenues generated by Advocacy Lab based on the following tiers, with a cap on such Earn Out Payments of $5.35 million in the aggregate: (i) for $0 to $1 million in revenue, 50% to the AL Founders, (ii) for $1 million to $2.5 million in revenue, 40% to the AL Founders, (iii) for $2.5 million to $5 million in revenue, 30% to the AL Founders, (iv) for $5 million to $10 million in revenue, 20% to the AL Founders, (v) for $5 million to $10 million in revenue, 10% to the AL Founders, and (vi) for $20 million to $50 million in revenue, 5% to the AL Founders. No further Earn Out Payments shall be owed upon the earlier of (i) October 1, 2035, (ii) the achievement of $50 million in revenue generated by Advocacy Lab, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Additionally, for any current existing users of Advocacy Lab that become customers of RoboCent, the AL Founders shall receive a commission of equal to 25% of the revenue generated from such customer accounts. For any future RoboCent customers sourced through Advocacy Lab, Advocacy Lab shall be entitled to receive a 2% commission, with such commission to continue until the earlier of (i) October 1, 2035, (ii) the receipt of $2.5 million by the AL Founders in aggregate commission, or (iii) with respect to either AL Founder, their resignation or termination of employment for any reason, with or without cause.

Our Bitcoin Accumulation Strategy

In September 2025, we adopted a bitcoin accumulation strategy, allowing us to acquire and hold up to the lower of (i) $10 million and (ii) 50% of our liquid assets in bitcoin, and made bitcoin one of our primary treasury reserve assets on an ongoing basis, subject to market conditions and our anticipated cash needs. Our strategy includes long-term acquisition and holding of bitcoin, subject to market conditions, using one or a combination of cash flows from our business operations, issuing equity or debt securities, and/or engaging in other capital raising transactions with the objective of using the proceeds to purchase bitcoin. Notwithstanding the foregoing, we do not currently intend to use the proceeds from this offering to purchase bitcoin. We expect to view our bitcoin as long-term holdings, but we may periodically sell or otherwise dispose of bitcoin for corporate purposes, tax strategies, or other applicable financing transactions. We may also use our bitcoin as collateral for financing or to generate income. We have no specific accumulation target and will monitor market conditions in determining whether to engage in additional bitcoin purchases.

Stripe Capital Loan

On October 7, 2025, we entered into a Loan Agreement with Stripe Servicing, Inc. and Celtic Bank pursuant to the Stripe Capital Program with a loan amount of $123,400 and a fixed fee of $12,957, for a total repayment amount of $136,357 (the “Stripe Capital Loan”). The Stripe Capital Loan is secured by substantially all of the assets of the Company. The Stripe Capital Loan is repaid by withholding 25% of client payments to us that are processed through the Stripe payment processing platform, subject to minimum payments of $15,150.78 every 60 days. We may repay the outstanding balance of the Stripe Capital Loan in full or in part at any time without penalty. As of November 20, 2025, we have repaid $92,050 of the balance of the Stripe Capital Loan and have an additional $44,307 balance outstanding.

OnDeck Term Loan

On October 17, 2025, we entered into a Term Loan Agreement with ODK Capital, LLC with a principal amount of $200,000 and an interest expense of $63,799.90 (the “OnDeck Term Loan”). The OnDeck Term Loan has an 18 month term and is scheduled to be repaid in 78 weekly payments of $3,382.05. The OnDeck Term Loan is secured by a blanket lien on substantially all of the assets of the Company and is guaranteed by Travis Trawick, our Chief Executive Officer. If we repay the OnDeck Term Loan in whole prior to its maturity, the remaining interest expense shall be reduced by 25%. As of November 20, 2025, we have repaid $16,910 of the balance of the OnDeck Term Loan and have an additional $246,890 balance outstanding.

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Results of Operations

Three Months Ended June 30, 2025, Compared to the Three Months Ended June 30, 2024

The following is a comparison of our results of operations for the three months ended June 30, 2025, and 2024:

	Three Month Ended June 30,
	2025	2024	Change

Revenue	$184,882	$117,580	$67,302
Cost of revenue	29,795	51,868	(22,073)
Gross profit	155,087	65,712	89,375

Operating Expenses
General and administrative	308,678	85,264	223,414
Depreciation and amortization	14,718	13,693	1,025
Total operating expenses	323,396	98,957	224,439

Operating (loss)	(168,309)	(33,245)	(135,064)

Other expense
Interest expense	(4,479)	(2,907)	1,572

Net (loss)	$(172,788)	$(36,152)	$(136,636)

Revenue

We had revenue of $184,882 for the three months ended June 30, 2025, as compared to $117,580 for 2024. The increase in revenue of $67,302 was mainly due to growth in our business and the timing of key elections.

Cost of Revenue

The decrease in cost of revenue of $22,073 for the three months ended June 30, 2025, compared to 2024 was mainly due to a reduction in our pay rate for texting agents, a decrease in rates payable to certain vendors, and a decrease in aggregate payments to vendors, which are typically made in lump sums and cover services performed over an extended period of time rather than precisely aligning with any fiscal period.

Operating Expenses

The increase in general and administrative expenses of $223,414 for the three months ended June 30, 2025, compared to 2024 was primarily due to the increased personnel and professional services expenses associated with the growth of our business, including expenses associated with this offering.

Interest Expense

Interest expense increased by $1,572 for the three months ended June 30, 2025, as compared to 2024. The increase is due to interest on the note payable that the Company entered into on May 10, 2024, and which was fully paid off prior to June 30, 2025.

Six Months Ended June 30, 2025, Compared to the Six Months Ended June 30, 2024

The following is a comparison of our results of operations for the six months ended June 30, 2025, and 2024:

	Six Month Ended June 30,
	2025	2024	Change

Revenue	$233,875	298,104	(64,229)
Cost of revenue	57,245	132,285	(75,040)
Gross profit	176,630	165,819	10,811

Operating Expenses
General and administrative	391,140	165,791	225,349
Depreciation and amortization	30,421	25,100	5,321
Total operating expenses	421,561	190,891	230,670

Operating (loss)	(244,931)	(25,072)	(219,859)

Other expense
Interest expense	(7,047)	(4,981)	2,066

Net (loss)	$(251,978)	$(30,053)	(221,925)

Revenue

We had revenue of $233,875 for the six months ended June 30, 2025, as compared to $298,104 for 2024. The decrease in revenue of $64,229 was mainly due to an increased number of well-funded elections in the 2024 election cycle, resulting in a comparative decrease in demand for our services in the following year.

Cost of Revenue

The decrease in cost of revenue of $75,040 for the six months ended June 30, 2025, compared to 2024 was mainly due to a reduction in our pay rate for texting agents, a decrease in rates payable to certain vendors, and a decrease in aggregate payments to vendors, which are typically made in lump sums and cover services performed over an extended period of time rather than precisely aligning with any fiscal period.

Operating Expenses

The increase in general and administrative expenses of $230,670 for the six months ended June 30, 2025, compared to 2024 was due to the increased costs associated with public company readiness and this offering, including legal and accounting services.

Interest Expense

Interest expense increased by $2,066 for the six months ended June 30, 2025, as compared to 2024. The increase is due to interest on the note payable that the Company entered into on May 10, 2024, and which was fully paid off prior to June 30, 2025.

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Fiscal Year Ended December 31, 2024, Compared to the Fiscal Year Ended December 31, 2023

The following is a comparison of our results of operations for the year ended December 31, 2024, and 2023:

	Years Ended December 31,
	2024	2023	Change

Revenue	$881,051	$460,224	$420,827
Cost of revenue	392,348	170,406	221,942
Gross profit	488,703	289,818	198,885

Operating Expenses
General and administrative	340,840	201,186	139,654
Depreciation and amortization	55,286	32,689	22,597
Total operating expenses	396,061	233,875	162,251

Operating income	92,577	55,943	36,634

Other expense
Interest expense	(16,479)	(3,823)	12,656

Net income before income tax	76,098	52,120	23,978

Income tax expense	(2,991)	(2,136)	855

Net income	$73,107	$49,984	$23,123

Revenue

We had revenue of $881,051 for the year ended December 31, 2024, as compared to $460,224 for 2023. The increase in revenue of $420,827 was mainly due to increased campaign activity during the 2024 election cycle resulting in additional spending on our services.

Cost of Revenue

The increase in cost of revenue of $221,942 for the year ended December 31, 2024, compared to 2023 was mainly due to the increase in volume of messaging and RoboCall campaigns during the 2024 election cycle.

Operating Expenses

The increase in general and administrative expenses of $139,654 for the year ended December 31, 2024, compared to 2023 was due to the increased operations in the 2024 election cycle, resulting in an increase in payroll costs of $41,000, an increase in $42,000 in marketing related costs and $68,000 in sales representative costs.

Interest Expense

Interest expense increased by $12,656 as of December 31, 2024, as compared to 2023. The increase is due to interest on the note payable that the Company entered into on May 10, 2024.

Income tax expense

We incurred state income tax of $2,991 and $2,136 during the years ended December 31, 2024, and 2023, respectively, related to pass through entity taxes in the state of Virginia where RoboCent is incorporated.

Liquidity and Capital Resources

Overview

As of June 30, 2025, we had cash and cash equivalents of $148,224 and we had a working capital deficit of $72,024. As of December 31, 2024, we had cash and cash equivalents of $148,368 and we had working capital of $21,983. Our primary source of capital has been cash generated from sales. On May 10, 2024, we entered into a secured business loan agreement with a principal amount of $150,000. We paid the remaining outstanding principal balance of the loan in May 2025.

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From June through September 2025, RoboCent issued the Seed Notes. The Seed Notes mature on December 31, 2026, bear interest at 15% per year, were issued with a 5% original issue discount and are secured by all of our assets. In the event we enter into a Qualified Financing, as defined in the Seed Notes, in which we receive gross proceeds of at least $2,500,000, we shall apply 50% of the proceeds from such Qualified Financing to redeem the Seed Notes (a “Qualified Financing Redemption”). The cash redemption amount payable to each holder in connection with such Qualified Financing Redemption shall be equal to the product of (I) our post-money valuation following such Qualified Financing and (II) the quotient of (x) the outstanding note balance of the Seed Note held by such holder on the date of such Qualified Financing Redemption and (y) the lower of (i) the product of 0.8 and the post-money valuation of the Company following such Qualified Financing and (ii) $7 million (such amount redeemed, the “Qualified Financing Redemption Amount”); provided, however, that the Qualified Financing Redemption Amount paid to any holder shall not be greater than 500% of the outstanding note balance of the Seed Note held by such holder on the date of such Qualified Financing Redemption. For the avoidance of doubt, the Seed Notes do not grant the holders any equity, conversion rights, or ownership in the Company. The Seed Notes and any accrued and unpaid interest are due and payable in the event of a change of control of the Company.

The following is a summary of our cash flows from operating, investing, and financing activities for the six months ended June 30, 2025, and 2024:

	Six Months Ended June 30,
	2025	2024
Cash used in operating activities	$(51,948)	$(72,632)
Cash used in investing activities	(17,440)	(43,441)
Cash provided by financing activities	69,244	142,170
Net change in cash	$(144)	$26,097

Cash used in operating activities

Net cash used by operating activities was $51,948 and $72,632 for the six months ended June 30, 2025, and 2024, respectively, and mainly included payments made for operating activities and amortization expense.

Cash used in investing activities

Net cash used in investing activities was $17,440 and $43,441 for the six months ended June 30, 2025, and 2024 and mainly included payments for development costs for improvements to our platform.

Cash provided by financing activities

Net cash provided by financing activities was $69,244 and $142,170 for the six months ended June 30, 2025, and 2024, respectively. The financing activities in 2025 included $161,500 in proceeds from promissory notes payable, $75,000 in repayments on our secured business loan agreement, and dividend distributions of $17,256 to our sole shareholder. The financing activities in 2024 included $150,000 in proceeds from the secured business loan issuance and $7,830 in dividend distributions to our sole shareholder.

The following is a summary of our cash flows from operating, investing, and financing activities for the years ended December 31, 2024, and 2023:

	Year Ended December 31,
	2024	2023
Cash provided by operating activities	$97,121	$107,399
Cash used in investing activities	(66,329)	(66,923)
Cash provided by (used in) financing activities	64,975	(50,926)
Net change in cash	$95,767	$(10,450)

Cash provided by operating activities

Net cash provided by operating activities was $97,121 and $107,399 for the years ended December 31, 2024, and 2023, respectively, and mainly included payments made for operating activities and amortization expense.

Cash used in investing activities

Net cash used in investing activities was $66,329 and $66,923 for the years ended December 31, 2024, and 2023 and mainly included payments for development costs for improvements to our platform.

Cash provided by (used in) financing activities

Net cash provided by financing activities was $64,975 for the year ended December 31, 2024, and the cash used in financing activities for the year ended December 31, 2023, was $50,926. The financing activities in 2024 included $150,000 in proceeds from note payable issuance, $75,000 in repayments on the same note payable, and $10,025 in dividend distributions to our sole shareholder. The financing activities in 2023 included dividend distributions of $50,926 to our sole shareholder.

Critical Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include software capitalization and amortization. Actual results may differ from these estimates.

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Revenue Recognition

We had revenue of $881,051 and $460,224 for the years ended December 31, 2024, and 2023, respectively.

We primarily generate revenue by facilitating the sending of communications for political organizations, including text messages and automated calls. We recognize revenue when services are realized or realizable and earned, less estimated credit losses. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. Our contracts do not include multiple performance obligations or material variable consideration. As of December 31, 2024, and 2023, we had a contract liability of $0 and $0, respectively, for services customers had paid for and we had not yet delivered.

Capitalized Software Development Costs

We capitalize certain costs related to the development and enhancement of the RoboCent platform. In accordance with authoritative guidance, including ASC 350-40, we began to capitalize these costs when the technological feasibility was established and preliminary development efforts were successfully completed, management had authorized and committed project funding, it was probable that the project would be completed, and the software would be used as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our statements of operations. Costs incurred for enhancements that were expected to result in additional features or functionality that would generate additional revenue are capitalized and expensed over the estimated useful life of the enhancements, generally three years. The Company does not capitalize any testing or maintenance costs. The accounting for these capitalized software costs requires us to make significant judgments, assumptions and estimates related to the timing and amount of recognized capitalized software development costs.

Known Trends, Events and Uncertainties

We subject to risks and uncertainties common to companies in our industry, including but not limited to, the cyclical nature of our business being closely tied to the political election calendar in the United States, the cyclical nature of spending in months leading up to primary and general elections, competition with other peer companies in our industry, dependence on key personnel, protection of proprietary technology, compliance with government regulations and the ability to secure additional capital to fund operations. Additionally, changes to U.S. policy implemented by the U.S. Congress, the executive branch, or judicial decisions have impacted and may in the future impact, among other things, the U.S. and global economy, tariffs, international trade relations, unemployment, immigration, healthcare, taxation, the U.S. regulatory environment, inflation and other areas. Although we cannot predict the impact, if any, of these changes to our business, they could adversely affect our business.

Recently Issued Accounting Pronouncements

For a summary of our recent accounting policies, please refer to Note 2, Summary of Significant Accounting Policies and Supplemental Disclosures, of the accompanying notes to the consolidated financial statements.

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DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Directors and Executive Officers

Our directors and executive officers, their ages, positions held, and duration of such, are as follows:

Name	Position Held with Our Company	Age	Term of Office
Executive Officers
Travis Trawick	Co-Founder and Chief Executive Officer Interim Chief Financial Officer	31	Incorporation – Present
Isaac Dietrich	Co-Founder and Chief Financial Officer	33	Chief Financial Officer position to be effective December 8, 2025
Daniel Flowers	Chief Technology Officer and Chief Operations Officer	41	September 2025 – Present
Ryan Deal	General Counsel and Secretary	31	June 2025 – Present

Directors
Travis Trawick	Chairman	31	Incorporation – Present
Isaac Dietrich	Executive Director-Elect	33	To be effective December 8, 2025
Joanna Dodd Massey	Lead Independent Director-Elect	57	To be effective upon Nasdaq Listing
Robert Steele	Independent Director-Elect	59	To be effective upon Nasdaq Listing
Jason Adelman	Independent Director-Elect	54	To be effective upon Nasdaq Listing

Business Experience

Travis Trawick, Co-Founder, Chairman, Chief Executive Officer, and Interim Chief Financial Officer

Travis Trawick co-founded RoboCent in 2013, initially developing internal software to help local political clients execute more affordable and effective voter outreach. Mr. Trawick pivoted RoboCent’s focus to offering this innovative platform nationwide, enabling campaigns and nonprofits of all sizes and backgrounds to deploy highly personalized, data-driven outreach strategies.

As Chairman and CEO since incorporation, Mr. Trawick has built RoboCent into a top provider of campaign communication solutions by combining technical, regulatory, and operational expertise. He has led the Company with an apolitical, nonpartisan approach, providing powerful tools that empower organizations of any affiliation to connect effectively with their audiences. Mr. Trawick has overseen outreach programs for more than 5,000 campaigns, including over 150 statewide races, 180 U.S. House campaigns, 4,000 local elections, nearly 100 party committees, and ballot-measure initiatives across more than 15 states. Recognized as a leading expert in political communications technology, he specializes in TCPA-compliant phone outreach, 10DLC registration, and advanced voter engagement techniques.

Mr. Trawick has served as lead panelist at the Mobile Ecosystem Leadership Forum Americas, is an active member of industry organizations focused on telecom and political technology, and invests in early-stage technology ventures led by entrepreneurs with disciplined execution plans. His adaptive leadership and specialized expertise position FullPAC as a leading provider of compliant, impactful voter outreach solutions.

We believe Mr. Trawick is qualified to serve as a member of our board of directors because of his substantial experience providing voter outreach solutions for political campaigns, knowledge of and familiarity with the industry, and demonstrated history of building RoboCent into a leading provider of campaign communication solutions.

Isaac Dietrich, Co-Founder, Executive Director-Elect and Chief Financial Officer (Executive Director and Chief Financial Officer position effective December 8, 2025)

Isaac Dietrich co-founded RoboCent in 2013 and will serve as Executive Director and Chief Financial Officer of FullPAC, Inc., both effective December 8, 2025.

Additionally, Mr. Dietrich has served as Thumzup Media Corporation’s (“Thumzup”) Chief Financial Officer and a member of its Board of Directors since October 2024. He has been instrumental in closing approximately $70 million in offerings of common stock and common stock equivalents, along with an acquisition that is expected to result in Thumzup becoming a DogeCoin mining leader, subject to shareholder approval. As Director of Finance from September 2022 to October 2024, Mr. Dietrich guided Thumzup to a successful Nasdaq listing.

From April 2013 to April 2025, Mr. Dietrich was pivotal in closing $100 million through the sale of equity instruments while handling financial reporting, corporate communications, and exchange compliance matters for Greenwave Technology Solutions, Inc. (“Greenwave”), a metal recycling company which generated $33 million in 2024 revenue, and for which he served as Chief Financial Officer from April 2023 to April 2025.

Mr. Dietrich previously held the following positions with Greenwave: Chief Executive Officer (April 2013 – October 2017, December 2017 – September 2021); Chairman of the Board (April 2013 – October 2017, December 2018 – June 2021); Chief Financial Officer (April 2013 – May 2014, August 2017 – October 2017, March 2021 – November 2021, April 2023 – April 2025); and a member of its Board of Directors (April 2013 – November 2021). Mr. Dietrich was a consultant to Greenwave from February 2022 to April 2023. Since February 2023, Mr. Dietrich has served on Truleum, Inc.’s Board of Directors and as Chairman of its Audit Committee.

We believe Mr. Dietrich is qualified to serve as a member of our board of directors because of his background as a public company executive and director, his history with the Company and background in the industry, and his experience in raising funds through the sale of equity instruments.

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Daniel Flowers, Chief Technology Officer and Chief Operations Officer

Daniel Flowers began providing contracting services to FullPAC, Inc. in August 2025, was appointed our Chief Technology Officer effective September 1, 2025, and was appointed as Chief Operations Officer effective November 20, 2025. Mr. Flowers served as Chief Executive Officer of Issuetrak, Inc. (“Issuetrak”) (a privately held provider of help desk and issue tracking software solutions) from March 2020 to August 2025. He joined Issuetrak in 2012 and has held the positions of Cloud Administrator, IT Administrator, Director of IT and Support, Director of Technical Operations, and Vice President of DevOps prior to his appointment as CEO. His responsibilities included setting corporate strategy, overseeing product development and infrastructure, managing multi-department operations, establishing security and compliance programs (SOC 2, HIPAA, GDPR, PCI, FedRAMP, NIST 800-53), implementing cloud migrations, and driving customer satisfaction initiatives. Under his leadership, Issuetrak achieved a world-class Net Promoter Score (NPS) in the high-90’s, a 99.8%+ customer satisfaction rating over a 24-month period, and completed a multi-million-dollar migration of its infrastructure from Rackspace to AWS. He also delivered substantial improvements in product quality, expanded feature offerings, accelerated release cadence, strengthened customer engagement programs, and generated sustained growth in both revenue and profitability.

From August 2006 to March 2012, Mr. Flowers was employed by Cegedim Relationship Management (a global life sciences CRM and data services provider) in Chesapeake, Virginia, where he progressed from Customer Service Representative to Technical Support Analyst Supervisor, managing technical support teams, overseeing client service delivery, and maintaining service level agreements.

Mr. Flowers holds numerous professional certifications, including Microsoft Certified Professional, AWS Cloud Practitioner, and Certified ScrumMaster, and has received multiple leadership and performance awards, including HDI Analyst of the Year and Issuetrak’s Above and Beyond Award for Outstanding Work Ethic. He has served as Vice President of Content Relations and previously as President for the Southern Virginia HDI chapter, contributing to the advancement of IT service management practices.

Mr. Flowers studied Information Technology at Tidewater Community College and has pursued a Bachelor of Science degree in Cloud Computing and Solutions at Purdue University Global. His professional competencies include information technology infrastructure design, risk management, cybersecurity, human capital management, SaaS product development, and strategic planning.

For many years, Mr. Flowers has been an active member of Vistage, the world’s largest CEO coaching and peer advisory organization for small and midsize business leaders. Through Vistage, he has engaged in confidential peer advisory boards, executive coaching, and strategic leadership development, leveraging the program to enhance decision-making, governance practices, and organizational growth strategies.

Ryan Deal, General Counsel and Secretary

Ryan Deal has been General Counsel and Secretary of FullPAC, Inc. since June 2025. Between August 2021 and August 2023, Mr. Deal was an associate in the general practice group at Sullivan & Cromwell LLP, where he represented public companies and financial institutions in a range of capital markets, corporate finance, and governance matters. Mr. Deal’s practice focused on advising early-stage public companies on matters of securities and corporate law, including debt and equity financing transactions and Exchange Act reporting. From August 2023 to June 2025 when he joined the Company, Mr. Deal conducted independent research and private investment. Mr. Deal holds a B.A. in political science and sociology from Rice University and a J.D. from Washington University School of Law, where he was Articles Editor for the Washington University Law Review and graduated magna cum laude. His Note “It’s Five O’Clock Everywhere: A Framework for the Modernization of Time” received the 2021 Scribes Law Review Award as the best student-written article in a law review or journal. Mr. Deal is an active member of the State Bar of California.

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Joanna Dodd Massey, Lead Independent Director-Elect (effective upon Nasdaq listing)

Dr. Joanna Dodd Massey will serve as a director of FullPAC, Inc. effective upon listing of the Company’s common stock on Nasdaq and is an experienced public company board director. Her other board roles include KULR Technology Group (NYSE American: KULR) (“KULR”), a Bitcoin-Plus Treasury company building frontier technology from high-performance energy systems to AI Robotics. She serves as Lead Independent Director, Chair of Nominating and Corporate Governance, and a member of the Audit and Compensation Committees for KULR.

Dr. Massey has also served on the board of Thumzup, a digital asset accumulator and advertising industry disruptor since October 2024 after previously serving on the Company’s Board of Advisors since 2023. In her role on the TZUP board, Dr. Massey is Chair of Nominating & Corporate Governance, as well as a member of the Audit and Compensation Committees. She previously served as Chairman of the Board for TessPay, Inc., a financial technology platform that utilizes blockchain technology to provide payment assurance and liquidity. In addition to her Chairman role, she served as Chair of Nominating & Corporate Governance, and a member of the Audit Committee. From September 2021 until June 2025, Dr. Massey served as an independent director of The Hollywood Foreign Press Association. Since 2019, she has also worked as a Management Consultant for her eponymous company, J.D. Massey Associates, Inc.

Throughout her career, Dr. Massey has held various roles, including assisting micro-cap and small/mid-cap companies attract institutional investors and expand market share by advising them on enterprise risk management and corporate governance. Dr. Massey’s expertise in crisis communications and brand reputation management enables her to anticipate stakeholder reactions and advise on change management and navigating risk. As a corporate communications executive, Dr. Massey has managed integration during major merger and acquisition transactions at Lionsgate, CBS, and Discovery; corporate turnaround as Condé Nast pivoted from print to video; and crisis communications with consumers, employees, investors, regulators, and politicians.

Dr. Massey holds multiple graduate degrees in business, law, and psychology. She has a Master of Science in Legal Studies from Cornell Law School; an MBA from the University of Southern California (USC) and a Graduate Certificate in Corporate Finance from Harvard; as well as a Doctorate in Transpersonal Psychology from Sofia University, and a Master of Arts in Clinical Psychology from Antioch University, Los Angeles. Dr. Massey earned a Bachelor of Arts in Journalism from USC.

We believe Dr. Massey is qualified to serve as a member of our board of directors because of her governance background as a public company director, corporate communications executive, and over 30 years of experience advising chairmen and CEOs during the most challenging times, including major crises, whistleblower complaints, public-facing lawsuits, and merger and acquisition transactions, in addition to her extensive academic credentials in both finance and business administration, as well as corporate law.

Robert Steele, Independent Director-Elect (to be effective upon Nasdaq listing)

Robert Steele will serve as a director of FullPAC, Inc. effective upon listing of the Company’s common stock on Nasdaq. Mr. Steele is the Chief Executive Officer and a director of Thumzup. From October 2019 until present Mr. Steele has operated a consulting business that has provided investor relations, financial, sales and marketing consulting services to various clients. Mr. Steele was the Director of Client Positioning at IRTH Communications, LLC from January 2017 to September 2019. From May 2016 through December 2016, Mr. Steele was an independent consultant rendering sales, marketing and investor relations services. From January 2010 to May 2016 Mr. Steele was the President of Rightscorp, Inc. (“Rightscorp”). While at Rightscorp, Mr. Steele designed and deployed patented intellectual property software as a service (SaaS) tools that were used by major brands like Warner Bros. to protect their intellectual property. As President of Rightscorp, Mr. Steele led the design of the software used by clients like Sony/ATV and BMG. BMG successfully used Mr. Steele’s technology to win a landmark $25 million judgment against Cox Communications for copyright infringement. Mr. Steele holds a BS in Electronic and Computer Engineering from George Mason University.

We believe Mr. Steele is qualified to serve as a member of our board of directors because of his background in investor relations and marketing, as well as his considerable experience as a public company officer and director.

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Jason Adelman, Independent Director-Elect (to be effective upon Nasdaq listing)

Jason Adelman will serve as a director of FullPAC, Inc. effective upon listing of the Company’s common stock on Nasdaq. Mr. Adelman brings extensive experience in advising and investing in emerging growth companies in the technology, media, medical device and biotech sectors. Mr. Adelman was the lead banker in Computer Motion’s merger with Intuitive Surgical and was a member of the board of directors of Pharmacyclics prior to its acquisition by Abbvie for over $20 billion. Currently, Mr. Adelman serves as a member of the board of directors of Trio-Tech International, a global semiconductor services company, and Oblong, Inc., a leader in next generation collaboration technologies. He served as a member of Greenwave Technology Solutions, Inc.’s board of directors from August 2023 to April 2025. Prior to founding Burnham Hill Capital Group, LLC in 2003, Mr. Adelman served as Managing Director of Investment Banking at H.C. Wainwright and Co., Inc. Mr. Adelman holds a B.A. degree in Economics from the University of Pennsylvania and a J.D. degree from Cornell Law School.

We believe Mr. Adelman is qualified to serve as a member of our board of directors because of his experience advising emerging growth companies, his past service as a director for public companies, and his academic credentials in finance and law.

Board Committees

Effective upon a Public Listing, our Board of Directors will have a standing Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee will consist of at least three directors, each of whom will satisfy the independence and financial literacy requirements of Nasdaq and the SEC. At least one member will qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. The committee’s primary purpose will be to assist the Board in its oversight of the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of our internal audit function and independent auditor. The Audit Committee will have the sole authority to appoint, compensate, retain, and oversee our independent auditor. It will also be responsible for establishing procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters and for reviewing and approving any related party transactions in accordance with our Related Party Transaction Policy.

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Effective upon a Public Listing, our Audit Committee is expected to consist of Jason Adelman (Chair), Joanna Dodd Massey, and Robert Steele.

Compensation Committee

The Compensation Committee will be comprised of members who qualify as “independent directors” under Nasdaq listing standards. The committee’s role will be to discharge the Board’s responsibilities relating to the compensation of our executives. Its duties include reviewing and approving corporate goals and objectives relevant to the CEO’s compensation, evaluating the CEO’s performance, and determining the CEO’s compensation based on that evaluation. The committee will also make recommendations regarding the compensation of other executive officers, administer our incentive and equity-based plans, and oversee our compensation recovery (“clawback”) policy. The committee will have the authority to retain and oversee compensation consultants and other advisors.

Effective upon a Public Listing, our Compensation Committee is expected to consist of Robert Steele (Chair), Joanna Dodd Massey, and Jason Adelman.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee will consist of at least three directors, each of whom will be an independent director under Nasdaq rules. The committee will be responsible for identifying and recommending to the Board qualified individuals to be nominated for election as directors, recommending members for each Board committee, and overseeing the evaluation of the Board and management.

Effective upon a Public Listing, our Nominating and Corporate Governance Committee is expected to consist of Joanna Dodd Massey (Chair), Jason Adelman, and Robert Steele.

Corporate Governance

Our Board of Directors has prospectively adopted a suite of corporate governance documents that will take effect upon a Public Listing and formalize our commitment to ethical business practices and compliance.

Code of Business Conduct and Ethics

We have prospectively adopted a Code of Business Conduct and Ethics that will apply to all of our directors, officers, and employees, as well as certain contractors. The code sets forth our standards for ethical and legal behavior and provides reporting mechanisms for known or suspected violations. It addresses conflicts of interest, compliance with laws, accurate financial reporting, fair dealing, and the protection of confidential information and company assets. The Audit Committee will be responsible for reviewing compliance with the Code of Conduct.

Insider Trading Policy

We have prospectively adopted an Insider Trading Policy that will apply to all directors, officers, employees, and certain consultants and contractors, as well as their family members and controlled entities. The policy prohibits trading in the Company’s securities while in possession of material nonpublic information and prohibits the provision of such information to others. Directors, officers, and other designated employees will be subject to quarterly and special trading blackout periods and will be required to pre-clear all transactions in Company securities.

Whistleblower Policy

We have prospectively adopted a Whistleblower Policy that provides a process for employees and others to report good-faith concerns about suspected violations of laws, ethics, company policies, or questionable accounting and auditing matters. The policy will be administered by the Audit Committee and strictly prohibits retaliation against any person who makes a good-faith report.

Compensation Recovery (Clawback) Policy

In compliance with Nasdaq listing standards, we have prospectively adopted a policy that will require the Company to recover, reasonably promptly, any erroneously awarded incentive-based compensation from current and former executive officers in the event the Company is required to prepare an accounting restatement due to material noncompliance with financial reporting requirements.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Legal Proceedings

There are no legal proceedings related to any one of our directors or executive officers which are required to be disclosed pursuant to applicable SEC rules.

Agreements with Directors

None of our directors were selected pursuant to any arrangement or understanding, other than with our directors acting within their capacity as such.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The table and discussion below present compensation information for Travis Trawick, our sole executive officer and sole director during December 31, 2024, our last completed fiscal year:

Name and Principal Position	Year	Salary	Bonus	Stock Awards (2)	Option Awards	Non-equity Incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation	Total
		($)	($)	($)	($)	($)	($)	($) (1)	($)
Travis Trawick	2024	60,609	-	10,025	-	-	-	14,400	85,034
Chief Executive Officer, Interim Chief Financial Officer and Sole Director

(1)	Includes auto allowance of $14,400.
(2)	Includes dividend payments of $10,025 issued for shares of RoboCent held by Mr. Trawick as the Company’s sole shareholder.

Narrative Disclosure to Summary Compensation Table

For the year ended December 31, 2024, our Chief Executive Officer, Travis Trawick, received total compensation of $85,034. This amount included a salary of $60,609, cash dividend distribution of $10,025, and $14,400 in other compensation. The stock awards consisted of dividend payments on shares of RoboCent held by Mr. Trawick as the Company’s sole shareholder. The amount reported as other compensation for 2024 consists entirely of a $14,400 auto allowance.

Executive Compensation Arrangements

Employment Agreements

Mr. Trawick is party to an employment agreement with FullPAC, Inc., dated as of September 1, 2025 (the “Trawick Employment Agreement”). The Trawick Employment Agreement provides for a base salary of $175,000, an automobile allowance aggregating to $14,400 per year, and a health and wellness stipend aggregating to $2,400 per year, along with payment of certain connectivity expenses. Upon a Public Listing (as defined in the Trawick Employment Agreement), Mr. Trawick’s base salary will increase to $300,000, the health and wellness stipend will increase to $9,600 per year, and the automobile allowance will increase to $24,000 per year.

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Founders Share Plan

Holders of a majority of the issued and outstanding shares of common stock approved the adoption of a 2025 Long-Term Incentive Plan (the “Founders Share Plan”), providing the Company the ability to utilize stock options, restricted stock awards, RSUs, and other equity instruments as compensation for early and key employees, contractors, directors, and consultants of the Company. The Founders Share Plan has been instrumental in attracting, motivating, and retaining key employees, contractors, directors, and consultants by providing them with a proprietary interest in the company’s success. Under the Founders Share Plan, an aggregate of 5,245,000 shares of common stock were issued. On September 26, 2025, we amended the Founders Share Plan to increase the number of authorized shares of common stock to 6,000,000, of which 755,000 remain available for issuance.

The grants under the Founders Share Plan stipulate that, if a recipient is terminated for cause or voluntarily resigns for any reason, a portion of their shares will be subject to forfeiture and recovery by the Company. This forfeiture provision will be in effect for a period of twelve (12) months beginning on the date of a Public Listing. The number of shares to be forfeited is calculated on a pro-rata basis, determined by multiplying the total number of shares in the grant by a fraction, the numerator of which is the number of days remaining in the twelve-month forfeiture period and the denominator of which is 365. Any shares forfeited will be returned to the pool of shares available for future issuance under the Founders Share Plan.

Administration. The Founders Share Plan is currently administered by the board of directors. Upon a Public Listing, the compensation committee of our board of directors (the “Compensation Committee”) will administer the Founders Share Plan. The Compensation Committee has the authority to, among other things, select participants, determine the type and size of awards, and set the terms and conditions of such awards.

Eligibility. Our employees, contractors, non-employee directors, and key consultants are eligible to receive awards under the Founders Share Plan. The Compensation Committee will determine which individuals will receive awards.

Shares Available for Issuance. There are currently 755,000 shares of our common stock reserved for issuance under the Founders Share Plan. Shares subject to awards that are forfeited, expire, or are cancelled will become available for future grants.

Types of Awards. The Founders Share Plan permits the grant of the following types of awards:

●	Stock Options: The right to purchase shares of our common stock at a fixed price (the exercise price) for a specified period. The exercise price of an option will be no less than the fair market value of our common stock on the date of grant. Options will have a maximum term of ten years.
●	Stock Appreciation Rights (SARs): The right to receive a payment, in cash or stock, equal to the appreciation in value of a specified number of shares of our common stock over a specified period.
●	Restricted Stock and Restricted Stock Units (RSUs): Awards of shares of common stock (Restricted Stock) or units denominated in shares of common stock (RSUs) that are subject to vesting conditions, which may be based on continued service or the achievement of performance goals.
●	Performance Awards: Awards that are earned upon the achievement of specified performance goals over a performance period. Performance awards may be paid in cash, shares of our common stock, or a combination of both.
●	Dividend Equivalent Rights: The right to receive payments equivalent to the dividends paid on shares of our common stock. These rights may be granted in connection with other awards (other than stock options or SARs) and are subject to the same vesting conditions as the underlying award.
●	Other Awards: Other forms of equity-based awards that the Compensation Committee determines to be consistent with the purpose of the Founders Share Plan.

Adjustments. In the event of certain corporate transactions, such as a stock split, merger, or consolidation, the Compensation Committee will make appropriate adjustments to the number of shares available under the Founders Share Plan and the terms of outstanding awards to prevent dilution or enlargement of the benefits intended to be made available.

Change in Control. The Founders Share Plan provides that in the event of a change in control of the company, the Compensation Committee may, in its discretion, provide for the assumption, substitution, or cancellation of outstanding awards. If awards are cancelled, participants may receive a cash payment for their vested awards.

Amendment and Termination. Our board of directors may amend, suspend, or terminate the Founders Share Plan at any time. However, stockholder approval will be required for certain amendments, such as an increase in the number of shares available for issuance or the repricing of stock options. The Founders Share Plan will terminate ten years from its effective date, unless terminated earlier by the board.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth, as of November 20, 2025, certain information with respect to the beneficial ownership of our voting stock by (i) each director and executive officer who beneficially owns more than 10% of our voting securities, (ii) all stockholders (other than the directors and executive officers named in (i) that beneficially own more than 10% of our voting securities as such beneficial ownership would be calculated if the issuer were subject to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, as amended, and (iii) all directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe, based on the information furnished to us, that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

Percentage of ownership prior to the offering is based on 20,245,000 shares of common stock issued and outstanding as of November 20, 2025. Percentage of ownership after the offering is based on 30,245,000 shares of common stock issued and outstanding, following the issuance of 10,000,000 shares of common stock which is the maximum number of Offered Shares in this offering. Does not give effect to the issuance of 350,000 shares underlying the Placement Agent Warrants or 755,000 shares reserved for issuance under the Founders Share Plan.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned Before Offering	Percentage of Common Stock Beneficially Owned After Offering
Travis Trawick	15,000,000	74.09%	49.59%
Isaac Dietrich	2,015,000	9.95%	6.66%
Ryan Deal	500,000	2.47%	1.65%
Daniel Flowers	500,000	2.47%	1.65%
Joanna Dodd Massey	100,000	0.49%	0.33%
Robert Steele	100,000	0.49%	0.33%
Jason Adelman	100,000	0.49%	0.33%
All directors and executive officers as a group (7 persons)	18,315,000	90.45%	60.54%

(1)	Unless otherwise noted, the business address of each of those listed in the table is c/o FullPAC, Inc., 1206 Laskin Road Suite 201-O, Virginia Beach, Virginia, 23451.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

General

Other than the transactions discussed below, and the executive compensation arrangements described in the section titled “Compensation of Directors and Executive Officers,” since January 1, 2023, there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party for which the amount involved exceeds or will exceed the lesser of (i) $120,000 and (ii) one percent of the average of the Company’s total assets at yearend for the fiscal years ended December 31, 2024, and 2023 and in which any director, executive officer, any nominee for election as a director, any holder that beneficially owns more than 10% of any class of our voting securities, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest (any such transaction, a “related party transaction”).

Related Party Transactions

Dividend Payments

RoboCent, Inc. made regular cash dividend distributions to Travis Trawick, its Chief Executive Officer and sole director and shareholder. During the years ended December 31, 2024, and 2023, RoboCent, Inc. made dividend distributions in the amount of $10,025 and $50,926, respectively.

FullPAC Merger

On June 26, 2025, Mr. Trawick, the sole shareholder of RoboCent, Inc. approved an Agreement and Plan of Merger with FullPAC, Inc. FullPAC, Inc. was incorporated in the State of Nevada on June 25, 2025 by Mr. Trawick. Pursuant to the Agreement and Plan of Merger, Mr. Trawick received the same class and number of shares of stock in FullPAC, Inc. as he previously held in RoboCent, Inc., FullPAC, Inc. became the sole shareholder of RoboCent, Inc., and RoboCent, Inc. became a wholly owned subsidiary of FullPAC, Inc. The transaction will be accounted for as a common control transaction.

Seed Notes

In connection with our issuances from June through September 2025 of the Seed Notes, certain of our executive officers (or their immediate family members) and directors (upon a Public Listing) purchased Seed Notes with principal amounts aggregating to approximately $263,603.

●	Travis Trawick, our Co-Founder, Chief Executive Officer, Chairman, and Interim Chief Financial Officer purchased Seed Notes with principal amounts aggregating to $52,500.
●	Isaac Dietrich, our Co-Founder, Chief Financial Officer and Director (both to be effective December 8, 2025), purchased a Seed Note with a principal amount of $52,500.
●	Ryan Deal, our General Counsel and Secretary, purchased a Seed Note with a principal amount of $21,000.
●	Daniel Flowers, our Chief Technology Officer and Chief Operations Officer, purchased Seed Notes with principal amounts aggregating to $15,750.
●	Brian Trawick, an immediate family member of our Chief Executive Officer, purchased Seed Notes with principal amounts aggregating to $21,000.
●	Laurence Benson, an immediate family member of our Chief Executive Officer, purchased a Seed Note with a principal amount of $10,500.
●	Michele Moxey, an immediate family member of our Chief Executive Officer, purchased Seed Notes with principal amounts aggregating to $15,750.
●	Gilbert Dietrich, an immediate family member of our to-be Chief Financial Officer and Director, purchased Seed Notes with principal amounts aggregating to $17,325.
●	April Dietrich, an immediate family member of our to-be Chief Financial Officer and Director, purchased a Seed Note with a principal amount of $4,568.
●	Leslie Deal, an immediate family member of our General Counsel and Secretary, purchased a Seed Note with a principal amount of $21,000.
●	Joanna Dodd Massey, our lead independent director-elect, purchased a Seed Note with a principal amount of $26,250.
●	Robert Steele, our independent director-elect, purchased a Seed Note with a principal amount of $10,500.

The Seed Notes issued to our executive officers (or their immediate family members) and directors are identical in their terms to the Seed Notes issued to other investors, and our executive officers (and their immediate family members) and directors do not receive any extra or special benefit in connection with the Seed Notes held by them. For the avoidance of doubt, the Seed Notes do not grant the holders any equity, conversion rights, or ownership in the Company. For more information on the terms of the Seed Notes, see “Description of Business—Senior Secured Notes.”

Policies and Procedures for Approval of Related Party Transactions

If we contemplate entering into any transaction with a related party, regardless of the amount involved, the terms of such transaction are required to be presented to our Board for approval in advance of the transaction. Any director, officer or employee who becomes aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest is required to disclose the matter promptly to our Board. Our Board must then either approve or reject the transaction and may only approve the transaction if it determines, based on all of the information presented, that the related party transaction is not inconsistent with the best interests of the Company and its stockholders.

Effective upon a Public Listing, we have adopted a formal written Related Party Transaction Policy. Pursuant to its charter, our Audit Committee will be responsible for reviewing and approving or ratifying any transaction between the Company and any related person that is required to be disclosed under the rules of the SEC. Directors and officers are required to obtain prior authorization from the Audit Committee before entering into any transaction that may pose a conflict of interest.

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SECURITIES BEING OFFERED

General

Our authorized capital stock consists of 260,000,000 shares of capital stock, consisting of 250,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share.

As of the date of this Offering Circular, there were 20,245,000 shares of our common stock issued and outstanding held by 21 holders of record and 755,000 shares of our common stock reserved for issuance under our Founders Share Plan.

Common Stock

All outstanding shares of our common stock are fully paid and nonassessable. The following summarizes the rights of holders of our common stock:

●	a holder of common stock is entitled to one vote per share on all matters to be voted upon generally by the stockholders and is not entitled to cumulative voting for the election of directors;
●	subject to preferences that may apply to shares of preferred stock outstanding, the holders of common stock are entitled to receive lawful dividends as may be declared by our Board of Directors;
●	upon our liquidation, dissolution, or winding up, the holders of shares of common stock are entitled to receive a pro rata portion of all our assets remaining for distribution after the satisfaction of all our liabilities and the payment of any liquidation preference on any outstanding shares of preferred stock;
●	there are no redemption or sinking fund provisions applicable to our common stock; and
●	there are no preemptive, subscription, or conversion rights applicable to our common stock.

Preferred Stock

Our Board of Directors is authorized, without further approval from our stockholders, to create one or more series of preferred stock, and to designate the rights, privileges, preferences, restrictions, and limitations of any given series of preferred stock. Accordingly, our Board of Directors may, without stockholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock could have the effect of restricting dividends payable to holders of our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock, or delaying or preventing a change in control, all without further action by our stockholders. Further, the ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

Anti-Takeover Effects of Nevada Law and Our Articles of Incorporation and Bylaws

Some provisions of Nevada law, our Articles of Incorporation, and our Bylaws contain provisions that could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that provide for payment of a premium over the price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Stockholder Meetings. Our Bylaws provide that a special meeting of the stockholders, unless otherwise required by the Articles of Incorporation, may be called at any time only by the entire Board of Directors. A special meeting of the stockholders may not be called by any other person or persons. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.

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Stockholder Action by Written Consent without a Meeting. Our Bylaws provide that, otherwise provided in the Articles of Incorporation, any action required by statute to be taken at any annual or special meeting of the stockholders, or any action which may be taken at an annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of record on the record date (established in the manner as set forth pursuant to the Bylaws) of our outstanding shares having at least the number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted; provided, however, that in the case of the election or removal of directors by written consent, such consent shall be effective only if signed by the holders of all outstanding shares entitled to vote for the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our Bylaws do not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Removal of Directors. Our Bylaws provide that unless otherwise provided in the Articles of Incorporation, any director may be removed as a director by the vote of stockholders representing not less than two-thirds of the voting power of our issued and outstanding stock entitled to vote thereon.

Nevada Business Combination Statutes. We have elected not to be governed by the terms and provisions of Sections 78.311 through 78.444 of the Nevada Revised Statutes, inclusive.

Amendment of Bylaws or Charter Provisions. Any article or provision of the Bylaws may be altered, amended or repealed at any time, or new bylaws may be adopted at any time, by a majority of the directors present at any meeting of the Board of Directors of the corporation at which a quorum is present, in the sole and absolute discretion of the Board of Directors. We reserve the right to amend, alter, change or repeal any provision contained in the Articles of Incorporation, in the manner currently or hereafter prescribed by statute, and all rights conferred upon stockholders, subject to such reservation.

Limited Liability. The liability of our directors or officers to us or our stockholders for monetary damages for acts or omissions occurring in their capacity as directors or officers shall be limited to the fullest extent permitted by the laws of the State of Nevada and any other applicable law, as such laws now exist and to such greater extent as they may provide in the future.

The provisions of Nevada law, our Articles of Incorporation, and our Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, Inc. The transfer agent and registrar’s address is 237 W. 37th St. #602, New York, NY 10018, phone number (212) 575-5757.

76

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

The law of Nevada provides for discretionary indemnification for each person who serves as or at our request as an officer, director, employee, or agent. We may indemnify such individual against all costs, expenses, and liabilities incurred in a threatened, pending or completed action, suit, or proceeding brought because such individual is a director, officer, employee, or agent. Such individual must have conducted himself/herself in good faith and reasonably believed that his conduct was in, or not opposed to, our best interests. In a criminal action, he/she must not have had a reasonable cause to believe his/her conduct was unlawful. Such discretionary indemnification must be determined by the stockholders, the board of directors by majority vote of a quorum not including those who were parties to the action, suit, or proceeding, or, in certain circumstances, independent legal counsel in a written opinion. Notwithstanding the above, our Articles of Incorporation further provide that our Bylaws and any agreements cannot provide for the advancement of expenses incurred relating to or arising from proceedings in which we assert a direct claim against an indemnitee or in a proceeding where an indemnitee asserts a direct claim against us.

Our Articles of Incorporation provide that our Company shall indemnify its officers, directors, and agents to the fullest extent permitted by applicable law, and as provided for in the Company’s Bylaws and agreements.

Our Articles of Incorporation further provide that the liability of our directors and offices shall be eliminated or limited to the fullest extent permitted by the Nevada Revised Statutes.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

77

EXPERTS

The balance sheets of the Company as of December 31, 2024, and 2023, the related statements of operations, stockholder’s equity and cash flows for the years ended December 31, 2024, and 2023, and the related notes have been audited by M&K CPAs, PLLC, an independent registered public accounting firm, as stated in their report which such report is included in this Offering Circular. Such financial statements have been included in this Offering Circular in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters with respect to the securities offered by this Offering Circular will be passed upon by Haynes and Boone, LLP, New York, New York. Certain legal matters will be passed upon for the Placement Agent by Sheppard, Mullin, Richter & Hampton LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed an offering statement on Form 1-A with the SEC under Regulation A of the Securities Act with respect to the Offered Shares offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.

After the completion of this offering, you may access this Offering Circular and other information about the Company at our website at www.GOTV.com free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

After the completion of this Tier 2, Regulation A offering, we do not intend on becoming subject to the information and periodic reporting requirements of the Exchange Act. If, however, we become subject to the reporting requirements of the Exchange Act, we will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Until we become or never become subject to the reporting requirements of the Exchange Act, we will furnish the following reports, statements, and tax information to each holder of our common stock:

1.	Reporting Requirements under Tier 2 of Regulation A. Following this Tier 2, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however, the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K. Such reports and other information will be available for inspection and copying at the public reference room and on the SEC’s website referred to above. Parts I & II of Form 1-Z will be filed by us if and when we decide to and are no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

2.	Annual Reports. As soon as practicable, but in no event later than 120 days after the close of our fiscal year, ending on the last Sunday of a calendar year, we will mail or make available, by any reasonable means, to each holder of our commons stock as of a date selected by the Company, an annual report containing our financial statements for such fiscal year, presented in accordance with GAAP, including a balance sheet and statements of operations, company equity and cash flows, with such statements having been audited by an accountant selected by the Company. The Company shall be deemed to have made a report available to each holder of our common stock as required if it has either (i) filed such report with the SEC via its Electronic Data Gathering, Analysis and Retrieval, or EDGAR, system and such report is publicly available on such system or (ii) made such report available on any website maintained by us and our affiliate and available for viewing by holders of common stock.

We may deliver the above information to each holder of common stock via our website.

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PART I — FINANCIAL INFORMATION

ITEM 1 – FINANCIAL STATEMENTS

F-1

FullPAC, Inc.

Condensed Consolidated Balance Sheets

	June 30, 2025 (unaudited)	December 31, 2024
Assets

Current Assets:
Cash and cash equivalents	$148,224	$148,368
Total current assets	148,224	148,368

Noncurrent Assets:
Capitalized development costs, net	74,016	86,594
Property and equipment, net	804	1,206
Total noncurrent assets	74,820	87,800

Total Assets	$223,044	$236,168

Liabilities and Shareholder Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$220,248	$51,385
Secured notes payable	-	75,000
Total current liabilities	220,248	126,385

Noncurrent Liabilities:
Long term secured notes payable, net	137,093	-
Long term secured notes payable, related party, net	25,154	-
Total noncurrent liabilities	162,247	-

Total Liabilities	382,495	126,385

Shareholder Equity (Deficit):

Preferred stock, $0.0001 par value, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, $0.0001 par value, 250,000,000 shares authorized and 15,000,000 shares issued and outstanding	1,500	1,500
Additional paid-in capital	(1,500)	(1,500)
Retained earnings (accumulated deficit)	(159,451)	109,783
Total Shareholder Equity (Deficit)	(159,451)	109,783

Total Liabilities and Shareholder Equity (Deficit)	$223,044	$236,168

See accompanying notes to the unaudited condensed financial statements.

F-2

FullPAC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Six Months Ended	Six Months Ended	Three Months Ended	Three Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024

Revenue	$233,875	$298,104	$184,882	$117,580
Cost of revenue	57,245	132,285	29,795	51,868
Gross profit	176,630	165,819	155,087	65,712

Operating expenses:
General and administrative	391,140	165,791	308,678	85,264
Depreciation and amortization	30,421	25,100	14,718	13,693

Total operating expenses	421,561	190,891	323,396	98,957

Operating loss	(244,931)	(25,072)	(168,309)	(33,245)

Other expense:
Interest expense	(7,047)	(4,981)	(4,479)	(2,907)

Total other expense	(7,047)	(4,981)	(4,479)	(2,907)

Net loss	$(251,978)	$(30,053)	$(172,788)	$(36,152)

Net loss per share - basic	$(0.02)	$(0.00)	$(0.01)	$(0.00)
Net loss per share - diluted	$(0.02)	$(0.00)	$(0.01)	$(0.00)

Weighted average shares outstanding - basic	15,000,000	15,000,000	15,000,000	15,000,000
Weighted average shares outstanding - diluted	15,000,000	15,000,000	15,000,000	15,000,000

See accompanying notes to the unaudited condensed financial statements.

F-3

FullPAC, Inc.

Condensed Consolidated Statements of Shareholder Equity (Deficit)

For the three and six months ended June 30, 2025, and 2024

(Unaudited)

	Common Stock		Additional Paid In	Retained Earnings	Total Shareholders’
	Shares	Amounts	Capital	(Accumulate Deficit)	Equity

Balance December 31, 2024	15,000,000	$1,500	$(1,500)	$109,783	$109,783

Dividend distribution	-	-	-	(8,524)	(8,524)

Net loss	-	-	-	(79,190)	(79,190)

Balance March 31, 2025	15,000,000	1,500	(1,500)	22,069	22,069

Dividend distribution	-	-	-	(8,732)	(8,732)

Net loss	-	-	-	(172,788)	(172,788)

Balance June 30, 2025	15,000,000	$1,500	$(1,500)	$(159,451)	$(159,451)

Balance December 31, 2023	15,000,000	$1,500	$(1,500)	$46,701	$46,701

Net income	-	-	-	6,099	6,099

Balance March 31, 2024	15,000,000	1,500	(1,500)	52,800	52,800

Dividend distribution	-	-	-	(7,830)	(7,830)

Net loss	-	-	-	(36,152)	(36,152)

Balance June 30, 2024	15,000,000	$1,500	$(1,500)	$8,818	$8,818

See accompanying notes to the unaudited condensed financial statements.

F-4

FullPAC, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30, 2025	June 30, 2024

Cash Flows from Operating Activities:
Net loss	$(251,978)	$(30,053)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense	31,167	25,100
Changes in operating assets and liabilities:
Prepaids and current asset	-	(28,538)
Accounts payable and accrued expenses	168,863	(39,141)
Net cash used in operating activities	(51,948)	(72,632)

Cash Flows from Investing Activities:
Payment of capitalized development costs	(17,440)	(43,441)
Net cash used in investing activities	(17,440)	(43,441)

Cash Flows from Financing Activities:
Proceeds from note payable	136,500	150,000
Proceeds from note payable, related party	25,000	-
Payments on note payable	(75,000)	-
Dividends paid	(17,256)	(7,830)
Net cash provided by financing activities	69,244	142,170

Net change in cash and cash equivalents	(144)	26,097
Cash and cash equivalents, at beginning of period	148,368	52,601
Cash and cash equivalents, at end of period	$148,224	$78,698

Supplemental disclosures of cash flow information:
Cash paid for interest	$5,371	$1,276
Cash paid for income taxes	$-	$-

See accompanying notes to the unaudited condensed financial statements.

F-5

FULLPAC, INC.

Notes to the Unaudited Condensed Consolidated Financial Statements

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

FullPAC, Inc. (“FullPAC” or the “Company”) was incorporated in Nevada on June 25, 2025. RoboCent, Inc. (“RoboCent”), which operates a political communications technology platform, is the Company’s subsidiary. RoboCent was incorporated in the State of Virginia on August 16, 2016.

On June 26, 2025, the sole shareholder of RoboCent approved an Agreement and Plan of Merger with FullPAC. FullPAC was incorporated by the sole shareholder of RoboCent. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent received the same class and number of shares of stock in FullPAC, as he previously held in RoboCent. FullPAC became the sole shareholder of RoboCent, and RoboCent became a wholly owned subsidiary of FullPAC. The transaction was accounted for as a common control transaction under FASB ASC 805. Under ASC 805, the transaction resulted in a change in reporting entity. At the time of the merger, FullPAC had no assets nor liabilities. As a result of the transaction, the Company retrospectively combined both entities using the book value method and transferred all of Robocent’s assets and liabilities to FullPAC.

Effective June 26, 2025, the Company conducted a forward-split such that 25,000 shares of common stock became 15,000,000 shares of common stock. The forward stock split has been retroactively adjusted throughout these financial statements and footnotes.

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information, and in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”). Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary for a fair statement of the results for the interim periods presented. Interim results are not necessarily indicative of the results for the full year. Our unaudited condensed consolidated financial statements include the accounts of FullPAC, Inc. and RoboCent, Inc., our wholly owned subsidiary. All intercompany transactions were eliminated during consolidation.

Certain information and disclosures normally included in the notes to the annual financial statements have been condensed, consolidated, or omitted from these interim unaudited condensed consolidated financial statements. Accordingly, these interim unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the for the fiscal years ended December 31, 2024 and 2023 included in the Company’s Form 1-A. The Company’s fiscal year end is December 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include software capitalization and amortization. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

F-6

Cash

For purposes of the consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. As of June 30, 2025 and December 31, 2024, the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. As of June 30, 2025 and December 31, 2024, the uninsured balances amounted to $0 and $0, respectively.

Property and Equipment, net

We state property and equipment at cost or, if acquired through a business combination, fair value at the date of acquisition. We calculate depreciation using the straight-line method over the estimated useful lives of the assets, except for our leasehold improvements, which are depreciated over the shorter of their estimated useful lives or their related lease term. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from our accounts and the resulting gain or loss is credited or charged to income. We expense costs for repairs and maintenance when incurred.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Operating leases

The Company recognizes its leases in accordance with ASC 842 - Leases. Under ASC 842, operating lease right-of-use (“ROU”) assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. The initial lease liability is equal to the future fixed minimum lease payments discounted using the Company’s incremental borrowing rate, on a secured basis. The lease term includes option renewal periods and early termination payments when it is reasonably certain that the Company will exercise those rights. The initial measurement of the ROU asset is equal to the initial lease liability plus any initial direct costs and prepayments, less any lease incentives. The Company elected the short-term lease exemption for contracts with lease terms of 12 months or less. The Company accounts for the lease and non-lease components of its leases as a single lease component. Lease expense is recognized on a straight-line basis over the lease term.

Revenue Recognition

The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”) and generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The Company recognizes revenue when services are realized or realizable and earned, less estimated credit losses. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

F-7

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by facilitating campaign messaging for political organizations, including text messages and automated calls through the Company’s technology platform.

The Company recognizes revenue upon the fulfillment of its performance obligations to customers, which is at a point in time when the campaign is delivered to the customers voter lists. As of June 30, 2025 and December 31, 2024, the Company had a contract liability of $0 and $0, respectively, for services customers had paid for and the Company had not yet delivered. The Company’s contracts do not contain a financing component.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $2,088 and $1,369 for the three months ended June 30, 2025 and 2024, respectively. Advertising costs were $2,309 and $1,394 for the six months ended June 30, 2025 and 2024, respectively.

Income Taxes

The Company is organized as a C-Corporation. Prior to being acquired by the Company, RoboCent was a corporation and elected to be taxed as S-Corporation for state and federal tax purposes. Income taxes are not payable by the Company. Shareholder of S-Corporations are taxed individually on their applicable share of earnings.

The Company accounts for income taxes in accordance with ASC 740, which requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Tax benefits of uncertain tax positions are recorded only where the position is “more likely than not” to be sustained based on their technical merits. The amount recognized is the amount that represents the largest amount of tax benefit that is greater than 50% likely of being ultimately realized. A liability is recognized for any benefit claimed or expected to be claimed, in a tax return in excess of the benefit recorded in the financial statements, along with any interest and penalty (if applicable) in such excess. The Company has no uncertain tax positions as of June 30, 2024, or June 30, 2023.

At June 30, 2025 and December 31, 2024, the Company owed Virginia state income taxes of $0 and $2,991, respectively related to pass through entity tax.

F-8

Capitalized Software Development Costs

The Company capitalizes certain costs related to the development and enhancement of the RoboCent platform. In accordance with authoritative guidance, including ASC 350-40, the Company began to capitalize these costs when the technological feasibility was established and preliminary development efforts were successfully completed, management has authorized and committed project funding, it was probable that the project would be completed, and the software would be used as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our statements of operations. Costs incurred for enhancements that were expected to result in additional features or functionality that would generate additional revenue are capitalized and expensed over the estimated useful life of the enhancements, generally three years. The Company does not capitalize any testing or maintenance costs. The accounting for these capitalized software costs requires management to make significant judgments, assumptions and estimates related to the timing and amount of recognized capitalized software development costs. For the six months ended June 30, 2025 and 2024, we capitalized $17,440 and $43,441 of costs related to the development of software applications, respectively. Amortization of capitalized software costs was $15,401 and $11,407 for the for the three months ended June 30, 2025 and 2024, respectively. Amortization of capitalized software costs was $30,018 and $25,100 for the for the six months ended June 30, 2025 and 2024, respectively. The balance of capitalized software was $74,016 and $86,594, net of accumulated amortization of $129,423 and $99,405 at June 30, 2025 and December 31, 2024, respectively.

The Company evaluates its capitalized software costs for impairment annually, at year-end. As of December 31, 2024, the Company determined no impairment of its capitalized software costs was warranted.

Segment Reporting

The Company manages its operations as a single segment for the purpose of assessing performance and making operating decisions. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM allocates resources and evaluates the performance of the Company using information about combined net income from operations. All significant operating decisions are based upon an analysis of the Company as one operating segment, which is the same as its reporting segment.

Recent Accounting Pronouncements

Income Taxes

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning January 1, 2025 on a prospective basis, with retrospective application permitted for all prior periods presented. The guidance is to be applied on a prospective basis, but retrospective application is permitted. The Company is currently evaluating the impact of adopting this ASU on our consolidated financial statements and disclosures.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires enhanced disclosures surrounding reportable segments, particularly (i) significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported measure(s) of a segment’s profit and loss and (ii) other segment items that reconcile segment revenue and significant expenses to the reported measure(s) of a segment’s profit and loss, both on an annual and interim basis. Companies are also required to provide all annual disclosures currently required under Topic 280 in interim periods, in addition to disclosing the title and position of the CODM and how the CODM uses the reported measure(s) of segment profit and loss in assessing segment performance and allocating resources. The Company adopted ASU 2023-07 for the year ended December 31, 2024 with no material impact to the Company’s financial statements or results of operations.

F-9

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”). ASU 2024-03 requires specified information about certain costs and expenses be disclosed in the notes to the financial statements, including the expense caption on the face of the income statement in which they are disclosed, in addition to a qualitative description of remaining amounts not separately disaggregated. Entities will also be required to disclose their definition of “selling expenses” and the total amount in each annual period. The standard is effective for the Company for annual periods beginning January 1, 2027 and for interim periods beginning January 1, 2028, with updates applied either prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its disclosures.

Crypto Assets

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. The Company adopted this guidance effective January 1, 2025 on a prospective basis. As of June 30, 2025 and December 31, 2024, the Company did not hold any crypto assets.

NOTE 3 – SECURED NOTES PAYABLE

In June 2025, the Company entered into a series of Senior Secured Promissory Notes with investors (the “Notes”) for an aggregate principal amount of $143,325 with the Company receiving cash proceeds of $136,500. The Company recognized debt discount of $6,825 at the issuance of the notes. The Notes mature on December 31, 2026, bear interest at 15% per year, were issued with a 5% original issue discount and are secured by all assets of the Company. In the event the Company enters into a qualified financing event as defined in the agreement, in which the Company receives gross proceeds of at least $2,500,000, the Company shall apply 50% of the proceeds from such offering to redeem the Notes. The cash redemption amount payable to each holder in connection with such Qualified Financing Redemption shall be equal to the product of (I) post-money valuation of the Company following such Qualified Financing and (II) the quotient of (x) the outstanding note balance of the Note held by such holder on the date of such Qualified Financing Redemption and (y) the lower of (i) the product of 0.8 and the post-money valuation of the Company following such Qualified Equity Financing and (ii) $7 million (such amount redeemed, the “Qualified Financing Redemption Amount”); provided, however, that the Qualified Financing Redemption Amount paid to any holder shall not be greater than five hundred percent (500%) of the Outstanding Note Balance of the Note held by such holder on the date of such Qualified Financing Redemption. The Note does not grant the Holder any equity, conversion rights, or ownership in the Company. The Notes and any accrued and unpaid interest are due and payable in the event of a change of control of the Company.

There was amortization of debt discount of $593 during the three and six months ended June 30, 2025. As of June 30, 2025, the principal balance of the Senior Secured Notes was $143,325 with an unamortized debt discount of $6,232.

On May 10, 2024, the Company entered into a secured business loan agreement in the principal amount of $150,000 bearing a variable interest rate based on changes on the 1 Month Term Secured Overnight Financing Rate index, or 14.30% to 15.33%, with a maturity date of May 10, 2025. The note is secured by all assets of the Company. During the six months ended June 30, 2025 and 2024, the Company made principal payments of $75,000 and $0, respectively, along with interest payments of $5,345 and $1,275, respectively. As of June 30, 2025, the note had a principal balance of $0, with accrued interest of $0. As of December 31, 2024, the note had a principal balance of $75,000, with accrued interest of $0.

F-10

NOTE 4 – RELATED PARTY TRANSACTIONS

Dividend Distribution

The Company’s wholly-owned subsidiary RoboCent made regular cash dividend distributions to the Company’s sole shareholder. During the three months ended June 30, 2025 and 2024, the Company made dividend distributions in the amount of $8,524 and $0, respectively. During the six months ended June 30, 2025 and 2024, the Company made dividend distributions in the amount of $17,256 and $7,830, respectively.

Secured Notes Payable

In June 2025, the Company entered into a series of Senior Secured Promissory Notes with investors (the “Notes”) for an aggregate principal amount of $26,250 with the Company receiving cash proceeds of $25,000. The Company recognized debt discount of $1,250 at the issuance of the notes. The Notes mature on December 31, 2026, bear interest at 15% per year, were issued with a 5% original issue discount and are secured by all assets of the Company. In the event the Company enters into a qualified financing event as defined in the agreement, in which the Company receives gross proceeds of at least $2,500,000, the Company shall apply 50% of the proceeds from such offering to redeem the Notes. The cash redemption amount payable to each holder in connection with such Qualified Financing Redemption shall be equal to the product of (I) post-money valuation of the Company following such Qualified Financing and (II) the quotient of (x) the outstanding note balance of the Note held by such holder on the date of such Qualified Financing Redemption and (y) the lower of (i) the product of 0.8 and the post-money valuation of the Company following such Qualified Equity Financing and (ii) $7 million (such amount redeemed, the “Qualified Financing Redemption Amount”); provided, however, that the Qualified Financing Redemption Amount paid to any holder shall not be greater than five hundred percent (500%) of the Outstanding Note Balance of the Note held by such holder on the date of such Qualified Financing Redemption. The Note does not grant the Holder any equity, conversion rights, or ownership in the Company. The Notes and any accrued and unpaid interest are due and payable in the event of a change of control of the Company.

There was amortization of debt discount of $154 during the three and six months ended June 30, 2025. As of June 30, 2025, the principal balance of the Senior Secured Notes was $26,250 with an unamortized debt discount of $1,097.

NOTE 5 – STOCKHOLDER EQUITY

Preferred Stock

The Company is authorized to issue 10,000,000 shares of blank check preferred stock, $0.0001 par value per share. No preferred shares were issued or outstanding as of June 30, 2025 and December 31, 2024.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, $0.0001 par value per share.

On June 26, 2025, the sole shareholder of RoboCent, Inc. approved an Agreement and Plan of Merger with FullPAC, Inc. FullPAC, Inc. was incorporated in the State of Nevada on June 25, 2025 by the sole shareholder of RoboCent, Inc. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent, Inc. received the same class and number of shares of stock in FullPAC, Inc. as he previously held in RoboCent,Inc, FullPAC, Inc. became the sole shareholder of RoboCent, Inc., and RoboCent, Inc. became a wholly owned subsidiary of FullPAC, Inc. The transaction was accounted for as a common control transaction under FASB ASC 805.

Effective June 26, 2025, the Company conducted a forward-split such that 25,000 shares of common stock became 15,000,000 shares of common stock. The forward stock split has been retroactively adjusted throughout these financial statements and footnotes.

There were 15,000,000 and 15,000,000 shares of common stock issued and outstanding as of June 30, 2025 and December 31, 2024, respectively.

F-11

NOTE 6 – CONCENTRATIONS OF RISK

Supplier Concentrations

During the three months ended June 30, 2025 and 2024, one supplier accounted for 39.62% and 37.45% of the Company’s cost of revenues, respectively. During the six months ended June 30, 2025 and 2024, one supplier accounted for 44.1% and 55.5% of the Company’s cost of revenues, respectively.

Customer Concentrations

The Company has a concentration of customers. For the three months ended June 30, 2025, four large customers individually accounted for $25,750, $25,604, $21,896 and $19,941, or approximately 13.93%, 13.85%, 11.84% and 10.79% of our revenues, respectively. For the three months ended June 30, 2024, two large customers individually accounted for $39,460 and $23,300, or approximately 33.20 and 19.60% of our revenues, respectively.

For the six months ended June 30, 2025, two large customers individually accounted for $32,931 and $25,750, or approximately 14.07%, and 11.00% of our revenues, respectively. For the six months ended June 30, 2024, one large customer individually accounted for $136,469, or approximately 45.02% of our revenues.

The Company’s sales are concentrated in the political telecommunications market and are cyclical based on election cycles.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of August 29, 2025, there are no pending or threatened lawsuits.

NOTE 8 – SUBSEQUENT EVENTS

Subsequent to June 2025, the Company entered into an additional series of Senior Secured Promissory Notes with investors (the “Notes”) for an aggregate principal amount of $1,080,372, of which $247,853 were entered into with related parties. The Notes mature on December 31, 2026, bear interest at 15% per year, were issued with a 5% original issue discount and are secured by all assets of the Company. In the event the Company enters into a qualified financing event as defined in the agreement, in which the Company receives gross proceeds of at least $2,500,000, the Company shall apply 50% of the proceeds from such offering to redeem the Notes’. The cash redemption amount payable to each holder in connection with such Qualified Financing Redemption shall be equal to the product of (I) post-money valuation of the Company following such Qualified Financing and (II) the quotient of (x) the outstanding note balance of the Note held by such holder on the date of such Qualified Financing Redemption and (y) the lower of (i) the product of 0.8 and the post-money valuation of the Company following such Qualified Equity Financing and (ii) $7 million (such amount redeemed, the “Qualified Financing Redemption Amount”); provided, however, that the Qualified Financing Redemption Amount paid to any holder shall not be greater than five hundred percent (500%) of the Outstanding Note Balance of the Note held by such holder on the date of such Qualified Financing Redemption. For the avoidance of doubt, this Note does not grant the Holder any equity, conversion rights, or ownership in the Company. The Notes and any accrued and unpaid interest are due and payable in the event of a change of control of the Company.

On August 21, 2025, the Company entered into an Escrow Agreement for the acquisition of GOTV.com. Under the terms of the agreement, the Company made a down-payment of $31,312 and is required to make monthly payments of $3,125 from September 2025 to November 2028. The total acquisition cost is $143,812. In the event of default, the domain will be returned to the seller.

Effective July 1, 2025, Travis Trawick entered into an employment agreement pursuant to which Mr. Trawick serves as Chief Executive Officer of the Company (the “Trawick Employment Agreement”). The Trawick Employment Agreement provides for a base salary of $175,000, an automobile allowance totaling $14,400 per year, and a health and wellness stipend totaling $2,400 per year, along with payment of certain connectivity expenses. Upon a listing on a national stock exchange, Mr. Trawick’s base salary will increase to $300,000, the health and wellness stipend will increase to $9,600 per year, and the automobile allowance will increase to $24,000 per year.

Effective September 1, 2025, Daniel Flowers entered into an employment agreement pursuant to which Mr. Flowers serves as Chief Technology Officer of the Company (the “Flowers Employment Agreement”). The Flowers Employment Agreement provides for a base salary of $200,000 and a health and wellness stipend totaling $2,400 per year, along with payment of certain connectivity expenses. Upon a listing on a national stock exchange, Mr. Flowers’ base salary will increase to $250,000, the health and wellness stipend will increase to $9,600 per year.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholder

FullPAC, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of FullPAC, Inc. (the Company) as of December 31, 2024 and 2023, and the related statements of operations, shareholder’s equity, and cash flows for each of the years in the two-year period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and the significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matter or on the accounts or disclosures to which it relates.

Intangible Assets

As discussed in Note 2 to the financial statements, the Company developed intangible assets related to software development costs. At each reporting period, certain intangible assets are required to be assessed annually for impairment based on the facts and circumstances at that time. Auditing management’s evaluation of intangible assets can be a significant judgment given the fact that the Company uses management estimates on future revenues and expenses which are not easily able to be substantiated.

Given these factors and due to significant judgements made by management, the related audit effort in evaluating management’s judgments in evaluation of intangible assets required a high degree of auditor judgment.

The procedures performed included evaluation of the methods and assumptions used by the Company, tests of the data used and an evaluation of the findings. We evaluated and tested the Company’s significant judgments that determine the impairment evaluation of intangible assets.

/s/ M&K CPAS, PLLC

M&K CPAS, PLLC
PCAOB ID: 2738
We have served as the Company’s auditor since 2025

The Woodlands, TX
September 5, 2025

F-13

FullPAC, Inc.

Balance Sheets

	December 31, 2024	December 31, 2023
Assets

Current Assets:
Cash and cash equivalents	$148,368	$52,601
Total current assets	148,368	52,601

Noncurrent Assets:
Capitalized development costs, net	86,594	76,757
Property and equipment, net	1,206	-
Total noncurrent assets	87,800	76,757

Total Assets	$236,168	$129,358

Liabilities and Shareholder Equity

Current Liabilities:
Accounts payable and accrued expenses	$51,385	$82,657
Secured notes payable	75,000	-
Total current liabilities	126,385	82,657

Total Liabilities	126,385	82,657

Shareholder Equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized and 0 shares issued and outstanding	-	-
Common stock, no par value, 250,000,000 shares authorized and 15,000,000 shares issued and outstanding as of December 31, 2024 and 2023	1,500	1,500
Additional paid in capital	(1,500)	(1,500)
Retained Earnings	109,783	46,701
Total Shareholder Equity	109,783	46,701

Total Liabilities and Shareholder Equity	$236,168	$129,358

See accompanying notes to the financial statements.

F-14

FullPAC, Inc.

Statements of Operations

	Year ended	Year ended
	December 31, 2024	December 31, 2023

Revenue	$881,051	$460,224
Cost of service	392,348	170,406
Gross profit	488,703	289,818

Operating expenses:
General and administrative	340,840	201,186
Depreciation and amortization expense	55,286	32,689

Total operating expenses	396,126	233,875

Income from operations	92,577	55,943

Other expense:
Interest expense	(16,479)	(3,823)

Total other expense	(16,479)	(3,823)

Net income before income taxes	76,098	52,120

Income tax provision	(2,991)	(2,136)

Net income	$73,107	$49,984

Net income per share - basic	$0.00	$0.00
Net income per share - diluted	$0.00	$0.00

Weighted average shares outstanding - basic	15,000,000	15,000,000
Weighted average shares outstanding - diluted	15,000,000	15,000,000

See accompanying notes to the financial statements.

F-15

FullPAC, Inc.

Statements of Shareholder Equity

For the Years Ended December 31, 2024 and 2023

					Total
	Common Stock		Additional Paid in	Retained	Shareholder
	Shares	Amounts	Capital	Earnings	Equity

Balance December 31, 2022	15,000,000	$1,500	$(1,500)	$47,643	$47,643

Shareholder’s distribution	-	-	-	(50,926)	(50,926)

Net income	-	-	-	49,984	49,984

Balance December 31, 2023	15,000,000	1,500	(1,500)	46,701	46,701

Shareholder’s distribution	-	-	-	(10,025)	(10,025)

Net income	-	-	-	73,107	73,107

Balance December 31, 2024	$15,000,000	$1,500	$(1,500)	$109,783	$109,783

 See accompanying notes to the financial statements.

F-16

FullPac, Inc.

Statements of Cash Flows

	Years Ended	Years Ended
	December 31, 2024	December 31, 2023

Cash Flows from Operating Activities:
Net income	$73,107	$49,984
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization expense	55,286	32,689
Changes in operating assets and liabilities:
Accounts receivable	-	622
Accounts payable and accrued expenses	(31,272)	24,104
Net cash provided by operating activities	97,121	107,399

Cash Flows from Investing Activities:
Payment of capitalized development costs	(65,123)	(66,923)
Purchase of property and equipment	(1,206)	-
Net cash used in investing activities	(66,329)	(66,923)

Cash Flows from Financing Activities:
Proceeds from note payable	150,000	-
Payments on note payable	(75,000)	-
Payment of shareholder distribution	(10,025)	(50,926)
Net cash provided by (used in) financing activities	64,975	(50,926)

Net change in cash and cash equivalents	95,767	(10,450)
Cash and cash equivalents, at beginning of year	52,601	63,051
Cash and cash equivalents, at end of year	$148,368	$52,601

Supplemental disclosures of cash flow information:
Cash paid for interest	$16,479	$3,823
Cash paid for income taxes	$2,136	$2,680

See accompanying notes to the financial statements.

F-17

FULLPAC, INC.

Notes to Financial Statements

NOTE 1 – NATURE OF OPERATIONS AND BASIS OF PRESENTATION

RoboCent, Inc. (“RoboCent” or the “Company”) operates a political communications technology platform. The Company was incorporated in the State of Virginia on August 16, 2016.

On June 26, 2025, the sole shareholder of RoboCent approved an Agreement and Plan of Merger with FullPAC. FullPAC was incorporated by the sole shareholder of RoboCent. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent received the same class and number of shares of stock in FullPAC, as he previously held in RoboCent. FullPAC became the sole shareholder of RoboCent, and RoboCent became a wholly owned subsidiary of FullPAC. The transaction was accounted for as a common control transaction under FASB ASC 805. Under ASC 805, the transaction resulted in a change in reporting entity. At the time of the merger, FullPAC had no assets nor liabilities. As a result of the transaction, the Company retrospectively combined both entities using the book value method and transferred all of Robocent’s assets and liabilities to FullPAC.

Effective June 26, 2025, the Company conducted a forward-split such that 25,000 shares of common stock became 15,000,000 shares of common stock. The forward stock split has been retroactively adjusted throughout these financial statements and footnotes.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for financial information and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). The Company’s fiscal year end is December 31.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include software capitalization and amortization. Actual results may differ from these estimates.

Fair Value of Financial Instruments

The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Subtopic 825-10, “Financial Instruments” (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The estimated fair value of certain financial instruments, including cash, accounts payable and accrued liabilities are carried at historical cost basis, which approximates their fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the consolidated financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk.

The Company follows ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

Cash

For purposes of the consolidated statements of cash flows, the Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents. As of December 31, 2024 and 2023, the Company had no cash equivalents. The Company maintains its cash in banks insured by the Federal Deposit Insurance Corporation in accounts that at times may be in excess of the federally insured limit of $250,000 per bank. The Company minimizes this risk by placing its cash deposits with major financial institutions. At December 31, 2024 and 2023, the uninsured balances amounted to $0 and $0, respectively.

Property and Equipment, net

We state property and equipment at cost or, if acquired through a business combination, fair value at the date of acquisition. We calculate depreciation using the straight-line method over the estimated useful lives of the assets, except for our leasehold improvements, which are depreciated over the shorter of their estimated useful lives or their related lease term. Upon the sale or retirement of assets, the cost and related accumulated depreciation are removed from our accounts and the resulting gain or loss is credited or charged to income. We expense costs for repairs and maintenance when incurred.

F-18

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

Revenue Recognition

The Company’s revenues are accounted for under ASC Topic 606, “Revenue From Contracts With Customers” (“ASC 606”) and generally do not require significant estimates or judgments based on the nature of the Company’s revenue streams. The Company recognizes revenue when services are realized or realizable and earned, less estimated credit losses. The sales prices are generally fixed at the point of sale and all consideration from contracts is included in the transaction price. The Company’s contracts do not include multiple performance obligations or material variable consideration.

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with that core principle by applying the following:

(i)	Identify the contract(s) with a customer;

(ii)	Identify the performance obligation in the contract;

(iii)	Determine the transaction price;

(iv)	Allocate the transaction price to the performance obligations in the contract; and

(v)	Recognize revenue when (or as) the Company satisfies a performance obligation.

The Company primarily generates revenue by facilitating campaign messaging for political organizations, including text messages and automated calls through the Company’s technology platform.

The Company recognizes revenue upon the fulfillment of its performance obligations to customers, which is at a point in time when the campaign is delivered to the customers voter lists. As of December 31, 2024 and 2023, the Company had a contract liability of $0 and $0, respectively, for services customers had paid for and the Company had not yet delivered. The Company’s contracts do not contain a financing component.

Advertising

The Company charges the costs of advertising to expense as incurred. Advertising costs were $16,080 and $16,390 for the years ended December 31, 2024 and 2023, respectively.

Income Taxes

The Company is organized as a Corporation and has elected to be taxed as S-Corporation for state and federal tax purposes. Income taxes are not payable by the Company. Shareholders of S-Corporations are taxed individually on their applicable share of earnings. Accordingly, no provision for income taxes is reflected in these financial statements. Net income or loss is allocated to the shareholder of the corporation. During the years ended December 31, 2024 and 2023, the Company owed Virginia state income taxes of $2,991 and $2,136, respectively related to pass through entity tax.

F-19

Capitalized Software Development Costs

The Company capitalizes certain costs related to the development and enhancement of the RoboCent platform. In accordance with authoritative guidance, including ASC 350-40, the Company began to capitalize these costs when the technological feasibility was established and preliminary development efforts were successfully completed, management has authorized and committed project funding, it was probable that the project would be completed, and the software would be used as intended. Such costs are amortized when placed in service, on a straight-line basis over the estimated useful life of the related asset, generally estimated to be three years. Costs incurred prior to meeting these criteria together with costs incurred for training and maintenance are expensed as incurred and recorded in product development expenses on our statements of operations. Costs incurred for enhancements that were expected to result in additional features or functionality that would generate additional revenue are capitalized and expensed over the estimated useful life of the enhancements, generally three years. The Company does not capitalize any testing or maintenance costs. The accounting for these capitalized software costs requires management to make significant judgments, assumptions and estimates related to the timing and amount of recognized capitalized software development costs. For the years ended December 31, 2024 and 2023, we capitalized $65,123 and $66,923 of costs related to the development of software applications, respectively. Amortization of capitalized software costs was $55,286 and $32,689 for the for the years ended December 31, 2024 and 2023, respectively. The balance of capitalized software was $86,594 and $76,757, net of accumulated amortization of $99,405 and $44,119 at December 31, 2024 and 2023, respectively.

The Company evaluates its capitalized software costs for impairment annually, at year-end. As of December 31, 2024, the Company determined no impairment of its capitalized software costs was warranted.

Segment Reporting

The Company manages its operations as a single segment for the purpose of assessing performance and making operating decisions. The Company’s Chief Operating Decision Maker (“CODM”) is its Chief Executive Officer. The CODM allocates resources and evaluates the performance of the Company using information about combined net income from operations. All significant operating decisions are based upon an analysis of the Company as one operating segment, which is the same as its reporting segment.

Recent Accounting Pronouncements

Income Taxes

In December 2023, the FASB issued Accounting Standards Update (“ASU”) No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced disclosures surrounding income taxes, particularly related to rate reconciliation and income taxes paid information. In particular, on an annual basis, companies will be required to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold. Companies will also be required to disclose, on an annual basis, the amount of income taxes paid, disaggregated by federal, state, and foreign taxes, and also disaggregated by individual jurisdictions above a quantitative threshold. The standard is effective for the Company for annual periods beginning January 1, 2025 on a prospective basis, with retrospective application permitted for all prior periods presented. The Company will adopt ASU 2023-09 for the annual period ending December 31, 2025 and is currently evaluating the impact of this guidance on its disclosures.

Segment Reporting

In November 2023, the FASB issued Accounting Standards Update No. 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires enhanced disclosures surrounding reportable segments, particularly (i) significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included in the reported measure(s) of a segment’s profit and loss and (ii) other segment items that reconcile segment revenue and significant expenses to the reported measure(s) of a segment’s profit and loss, both on an annual and interim basis. Companies are also required to provide all annual disclosures currently required under Topic 280 in interim periods, in addition to disclosing the title and position of the CODM and how the CODM uses the reported measure(s) of segment profit and loss in assessing segment performance and allocating resources. The Company adopted ASU 2023-07 for the year ended December 31, 2024 with no material impact to the Company’s financial statements or results of operations.

Disaggregation of Income Statement Expenses

In November 2024, the FASB issued Accounting Standards Update No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40) (“ASU 2024-03”). ASU 2024-03 requires specified information about certain costs and expenses be disclosed in the notes to the financial statements, including the expense caption on the face of the income statement in which they are disclosed, in addition to a qualitative description of remaining amounts not separately disaggregated. Entities will also be required to disclose their definition of “selling expenses” and the total amount in each annual period. The standard is effective for the Company for annual periods beginning January 1, 2027 and for interim periods beginning January 1, 2028, with updates applied either prospectively or retrospectively. Early adoption is permitted. The Company is currently evaluating the impact of this guidance on its disclosures.

F-20

Crypto Assets

In December 2023, the FASB issued ASU No. 2023-08, Intangibles—Goodwill and Other—Crypto Assets (Subtopic 350-60): Accounting for and Disclosure of Crypto Assets (“ASU 2023-08”). ASU 2023-08 requires in-scope crypto assets to be measured at fair value in the statement of financial position, with gains and losses from changes in the fair value of such crypto assets recognized in net income each reporting period. ASU 2023-08 also requires certain interim and annual disclosures for crypto assets within the scope of the standard. The Company adopted this guidance effective January 1, 2025 on a prospective basis. As of December 31, 2024 and 2023 the Company did not hold any crypto assets.

NOTE 3 – SECURED NOTE PAYABLE

On May 10, 2024, the Company entered into a secured business loan agreement in the principal amount of $150,000 bearing a variable interest rate based on changes on the 1 Month Term Secured Overnight Financing Rate index, or 14.30% to 15.33%, with a maturity date of May 10, 2025. The note is secured by all assets of the Company. During fiscal year 2024, the Company made principal payments of $75,000 and interest payments of $12,774. As of December 31, 2024, the note had a principal balance of $75,000, with accrued interest of $0.

NOTE 4 – RELATED PARTY TRANSACTIONS

The Company has made regular cash dividend distributions to the Company’s sole shareholder. During the years ended December 31, 2024 and 2023, the Company made dividend distributions in the amount of $10,025 and $50,926, respectively.

NOTE 5 – STOCKHOLDER EQUITY

The Company is authorized to issue 25,000 shares of common stock, with no par value per share. There were 25,000 shares of common stock outstanding at December 31, 2024 and 2023.

NOTE 6 – CONCENTRATIONS OF RISK

Supplier Concentrations

During the year ended December 31, 2024 and 2023, one supplier accounted for 78.8% and 47.7% of the Company’s cost of revenues.

Customer Concentrations

The Company has a concentration of customers. For the fiscal year ended December 31, 2024, three large customers individually accounted for $194,922, $132,440, and $48,835, or approximately 23.55%, 14.95%, and 5.51% of our revenues, respectively. For the fiscal year ended December 31, 2023, two large customers individually accounted for $154,986 and $29,508, or approximately 33.26% and 6.33% of our revenues, respectively.

The Company’s sales are concentrated in the political telecommunications market and are cyclical based on election cycles.

NOTE 7 – COMMITMENTS AND CONTINGENCIES

Legal Matters

From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of August 5, 2025, there are no pending or threatened lawsuits.

NOTE 8 – SUBSEQUENT EVENTS

On May 9, 2025, the Company repaid the outstanding principal balance on the secured note of $75,000 and the accrued interest of $4,387.

In June through September 2025, the Company entered into a series of Senior Secured Promissory Notes with investors (the “Notes”) for an aggregate principal amount of $1,249,947, of which $274,103 was from related parties. The Notes mature on December 31, 2026, bear interest at 15% per year, were issued with a 5% original issue discount and are secured by all assets of the Company. In the event the Company enters into a Qualified Financing, as defined in the Notes, in which the Company receives gross proceeds of at least $2,500,000, the Company shall apply 50% of the proceeds from such Qualified Financing to redeem the Notes (as defined in the Notes, a “Qualified Financing Redemption”). The cash redemption amount payable to each holder in connection with such Qualified Financing Redemption shall be equal to the product of (I) post-money valuation of the Company following such Qualified Financing and (II) the quotient of (x) the outstanding note balance of the Note held by such holder on the date of such Qualified Financing Redemption and (y) the lower of (i) the product of 0.8 and the post-money valuation of the Company following such Qualified Financing and (ii) $7 million (such amount redeemed, the “Qualified Financing Redemption Amount”); provided, however, that the Qualified Financing Redemption Amount paid to any holder shall not be greater than five hundred percent (500%) of the Outstanding Note Balance of the Note held by such holder on the date of such Qualified Financing Redemption. For the avoidance of doubt, this Note does not grant the Holder any equity, conversion rights, or ownership in the Company. The Notes and any accrued and unpaid interest are due and payable in the event of a change of control of the Company.

On June 26, 2025, the sole shareholder of RoboCent, Inc. approved an Agreement and Plan of Merger with FullPAC, Inc. FullPAC, Inc. was incorporated in the State of Nevada on June 25, 2025 by the sole shareholder of RoboCent, Inc. Pursuant to the Agreement and Plan of Merger, the sole shareholder of RoboCent, Inc. received the same class and number of shares of stock in FullPAC, Inc. as he previously held in RoboCent,Inc, FullPAC, Inc. became the sole shareholder of RoboCent, Inc., and RoboCent, Inc. became a wholly owned subsidiary of FullPAC, Inc. The transaction will be accounted for as a common control transaction under FASB ASC 805.

Effective June 26, 2025, the Company conducted a forward-split such that 25,000 shares of common stock became 15,000,000 shares of common stock. The forward stock split has been retroactively adjusted throughout these financial statements and footnotes.

On August 21, 2025, the Company entered into an Escrow Agreement for the acquisition of GOTV.com. Under the terms of the agreement, the Company made a down-payment of $31,312 and is required to make monthly payments of $3,125 from September 2025 to November 2028. The total acquisition cost is $143,812. In the event of default, the domain will be returned to the seller.

Effective July 1, 2025, Travis Trawick entered into an employment agreement pursuant to which Mr. Trawick serves as Chief Executive Officer of the Company (the “Trawick Employment Agreement”). The Trawick Employment Agreement provides for a base salary of $175,000, an automobile allowance totaling $14,400 per year, and a health and wellness stipend totaling $2,400 per year, along with payment of certain connectivity expenses. Upon a listing on a national stock exchange, Mr. Trawick’s base salary will increase to $300,000, the health and wellness stipend will increase to $9,600 per year, and the automobile allowance will increase to $24,000 per year.

Effective September 1, 2025, Daniel Flowers entered into an employment agreement pursuant to which Mr. Flowers serves as Chief Technology Officer of the Company (the “Flowers Employment Agreement”). The Flowers Employment Agreement provides for a base salary of $200,000 and a health and wellness stipend totaling $2,400 per year, along with payment of certain connectivity expenses. Upon a listing on a national stock exchange, Mr. Flowers’ base salary will increase to $250,000, the health and wellness stipend will increase to $9,600 per year.

F-21

EXHIBITS

Exhibit Number	Description	Form	File Number	Exhibit Number	Filing Date	Filed Herewith

1.1	Form of Placement Agency Agreement					X
2.1	Articles of Incorporation of FullPAC, Inc.	1-A	024-12661	2.1	September 8, 2025
2.2	Bylaws of FullPAC, Inc.	1-A	024-12661	2.2	September 8, 2025
2.3	Agreement and Plan of Merger, by and between FullPAC, Inc. and Advocacy Lab LLC	1-A/A	024-12661	2.3	September 29, 2025
3.1	Form of Senior Secured Promissory Note	1-A	024-12661	3.1	September 8, 2025
4.1	Form of Subscription Agreement					X
4.2	Form of Placement Agent Warrant	1-A/A	024-12661	4.2	September 29, 2025
6.1+	Employment Agreement, dated as of July 1, 2025, between FullPAC, Inc. and Travis Trawick	1-A	024-12661	6.1	September 8, 2025
6.2+	Form of Employment Agreement between FullPAC, Inc. and Isaac Dietrich					X
6.3+	Employment Agreement, dated as of September 1, 2025, between FullPAC, Inc. and Ryan Deal	1-A	024-12661	6.3	September 8, 2025
6.4+	Amended and Restated Employment Agreement, dated as of November 20, 2025, between FullPAC, Inc. and Daniel Flowers					X
6.5+	Form of Executive Confidentiality and Restrictive Covenant Agreement	1-A	024-12661	6.5	September 8, 2025
6.6+	Form of Independent Director Offer Letter	1-A	024-12661	6.6	September 8, 2025
6.7	Lease Agreement, dated as of June 23, 2025, between Club Forest Birdneck Office Suites, LLC and FullPAC, Inc.	1-A	024-12661	6.7	September 8, 2025
6.8+	FullPAC, Inc. 2025 Long-Term Incentive Plan and form of equity grant thereunder	1-A	024-12661	6.8	September 8, 2025
6.9	Prime Broker Agreement, Custody Services Agreement, and Master Trading Agreement, dated as of July 30, 2025, between FullPAC, Inc. and Coinbase Inc.	1-A	024-12661	6.9	September 8, 2025
6.10	Side Letter, dated as of July 21, 2025, by and between FullPAC, Inc. and Travis Trawick	1-A	024-12661	6.10	September 8, 2025
6.11+	Employment Agreement, effective as of October 1, 2025, by and between Kevin Rose and FullPAC, Inc.	1-A/A	024-12661	6.11	September 29, 2025
6.12+	Employment Agreement, effective as of October 1, 2025, by and between Karl Brycz and FullPAC, Inc.	1-A/A	024-12661	6.12	September 29, 2025
6.13+	First Amendment to the FullPAC, Inc. 2025 Long-Term Incentive Plan	1-A/A	024-12661	6.13	September 29, 2025
6.14	Form of Lock-Up / Leak-Out Agreement					X (included as Exhibit B to Exhibit 1.1)
6.15	Loan Agreement, dated as of October 7, 2025, by and between RoboCent, Inc., Stripe Servicing, Inc., and Celtic Bank					X
6.16	Term Loan Agreement, dated as of October 17, 2025, by and between ODK Capital, LLC as lender, RoboCent, Inc. as borrower, and Travis Trawick as guarantor					X
8.1	Escrow Agreement, dated as of August 7, 2025, by and between FullPAC, Inc and Wilmington Trust, National Association, as Escrow Agent	1-A	024-12661	8.1	September 8, 2025
11.1	Consent of M&K CPAs, PLLC	1-A/A	024-12661	11.1		X
11.2	Consent of Haynes and Boone, LLP (included in Exhibit 12.1)	1-A/A	024-12661	11.2	September 29, 2025
12.1	Opinion of Haynes and Boone, LLP	1-A/A	024-12661	12.1	September 29, 2025
99.1	Consent of Joanna Massey to be named as director nominee	1-A	024-12661	99.1	September 8, 2025
99.2	Consent of Robert Steele to be named as director nominee	1-A	024-12661	99.2	September 8, 2025
99.3	Consent of Isaac Dietrich to be named as director nominee	1-A	024-12661	99.3	September 8, 2025
99.4	Consent of Jason Adelman to be named as director nominee	1-A	024-12661	99.4	September 8, 2025
99.5	Audit Committee Charter (effective upon Public Listing)	1-A/A	024-12661	99.5	September 29, 2025
99.6	Compensation Committee Charter (effective upon Public Listing)	1-A/A	024-12661	99.6	September 29, 2025
99.7	Nominating and Corporate Governance Committee Charter (effective upon Public Listing)	1-A/A	024-12661	99.7	September 29, 2025
99.8	Code of Business Conduct and Ethics	1-A/A	024-12661	99.8	September 29, 2025
99.9	Compensation Recovery Policy (effective upon Public Listing)	1-A/A	024-12661	99.9	September 29, 2025
99.10	Whistleblower Policy (effective upon Public Listing)	1-A/A	024-12661	99.10	September 29, 2025
99.11	Insider Trading Policy (effective upon Public Listing)	1-A/A	024-12661	99.11	September 29, 2025
99.12	Related Party Transaction Policy (effective upon Public Listing)	1-A/A	024-12661	99.12	September 29, 2025

+ Indicates management contract or compensatory plan.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Virginia Beach, Commonwealth of Virginia, on November 24, 2025.

FULLPAC, INC.

By:	/s/ Travis Trawick
Travis Trawick
Chief Executive Officer and Interim Chief Financial Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Travis Trawick	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors	November 24, 2025
Travis Trawick	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

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